Execution Version

Purchase Agreement
dated as of
September 13, 2024
by and between
Newpark Resources, Inc.
and
Newpark Fluids Systems LLC
4871-9781-0338

    i

EXHIBITS

Exhibit	A	Form of Seller Note
Exhibit	B	Form of Transition Services Agreement
Exhibit	C	Form of IP Assignment Agreement
Exhibit	D	Form of IP License Agreement

Purchase Agreement
This PURCHASE AGREEMENT (this “Agreement”), dated as of September 13, 2024, is made by and between Newpark Resources, Inc., a corporation organized under the Laws of the State of Delaware (the “Seller”), and Newpark Fluids Systems LLC, a limited liability company organized under the Laws of Delaware (“Purchaser”). Each of Seller and Purchaser is referred to herein as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, prior to the Closing, Seller completed the Pre-Closing Reorganization, which was accomplished and consummated by the preparation, execution, delivery and, where appropriate, filing of such agreements and documents in form and substance reasonably satisfactory to Purchaser (such documents, the “Pre-Closing Reorganization Agreements”);
WHEREAS, the Fluids Entities (as defined below) are engaged in the business of providing drilling, completion and stimulation fluids products and related technical services to customers for oil, natural gas and geothermal projects globally (the “Fluids Business”); and
WHEREAS, Seller desires to sell, assign and transfer the Fluids Interests to Purchaser in exchange for the Seller Note and the Cash Consideration.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used herein, the following terms have the following meanings:
“Accounting Principles” has the meaning set forth on Schedule 1.01(j) attached hereto.
“Accrued Income Tax Amount” means an amount equal to the amount of Pre-Closing Taxes that are income Taxes and that are unpaid as of the Closing. The Accrued Income Tax Amount may be positive or negative. The Accrued Income Tax Amount shall be computed (a) in accordance with the past custom and practice of the Active Fluids Entities in filing their Tax Returns, including with respect to reporting positions, elections, and accounting methods, by treating the amounts shown as due on any Tax Return that is filed prior to the Closing Date as correct in all respects, by ignoring all Specified Tax Liabilities, and by treating each Active Fluids Entity as being subject to income Tax for a particular Tax period only in those jurisdictions in which such Active Fluids Entity (i) has filed an income Tax Return for such Tax period (in the case such Tax Return is due on or prior to the Closing Date) or (ii) has filed an income Tax Return in the immediately preceding Tax period or where such Active Fluids Entity has commenced business operations or otherwise established nexus (in the case such Tax Return is due after the Closing Date), (b) as of the Closing as if the taxable period of each Active Fluids Entity ended as of the end of the Closing Date, (c) by excluding all deferred income Tax liabilities and income Tax assets (except to the extent set forth in clause (e)), (d) by excluding all Tax assets and Tax liabilities of, or with respect to, the Algerian Tax Matter, (e) by taking into account (without duplication), as a reduction, any estimated payment, prepayment or overpayment of Pre-Closing Taxes that are income Taxes made by any Active Fluids Entity prior to the Closing (including any such estimated payment, prepayment or overpayment that resulted in a Tax refund or credit against Tax in lieu of a refund prior to the Closing) (any such payment, an “Income Tax Asset”) to the extent such Income Tax Asset is available to offset, under applicable Tax law, income Tax liabilities of the Active Fluids Entities included in the determination of the Accrued Income Tax Amount, (f) by taking into account any Transaction Tax Deductions to the extent available to reduce unpaid Taxes of the Active Fluids Entities for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date under applicable Law, (g) by disregarding any Taxes that are attributable to a Prohibited Tax Act, (h) by excluding any Taxes payable by any Consolidated Group of which any Active Fluids Entity is a member and for which Seller or any of its Subsidiaries (other than the Active Fluids Entities) is the common parent or otherwise the Person primarily or customarily liable for paying such Taxes of such Consolidated Group under applicable Law, and (i) without duplication of the amount of any income Taxes that are included in the calculation of the Closing Date Company Transaction Expenses, or the Closing Date Net Working Capital.
“Action” means any claim, action, demand, suit, complaint, charge, grievance, legal or administrative proceeding, audit, investigation, assessment, arbitration, mediation or other similar proceeding by or before any Governmental Authority, arbiter, mediator or any other similar Person (whether civil, criminal, administrative, judicial or investigative, whether at law or in equity, whether formal or informal, whether public or private).
“Active Fluids Entities” means the Fluids Entities, other than the Wind-Down Entities.
“Adjustment Amount” has the meaning set forth in Section 2.05(d).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has correlative meanings. For the avoidance of doubt, following the Closing, Affiliates of Purchaser shall include the Fluids Entities and Affiliates of Seller shall include the Non-Fluids Subsidiaries.
“Affiliate Transaction” has the meaning set forth in Section 3.25.
“Agreement” has the meaning set forth in the Preamble.
“Algerian Tax Matter” means the audit of AVA Algérie E.U.R.L. by the Algerian Tax Authority in respect of non-income and income Taxes for the 2007, 2008, 2009, and 2010 calendar tax years.
“Algerian Tax Prepayment” has the meaning set forth in Section 8.04(h).
“Allocation” has the meaning set forth in Section 6.01(h).
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and all other Laws of any jurisdiction applicable to Seller or the Fluids Entities relating to domestic or foreign corruption or bribery.
“Anti-Money Laundering Laws” has the meaning set forth in Section 3.12(d).
“Assumed Plans” means (a) the Contracts, plans, policies and arrangements that automatically transfer in whole or in part, to any of the Fluids Entities, Purchaser or one of their respective Affiliates (other than the Non-Fluids Subsidiaries) under applicable Law in connection with the Transactions (to the extent of such automatic transfer) and (b) the Fluids Subsidiary Plans.

“Audit Matters” has the meaning set forth in Schedule 1.01(o).
“Auditor” has the meaning set forth in Section 2.05(c).
“Audit Resolution” means, with respect to an Audit Matter, the earlier to occur of (a) a Final Determination with respect to such Audit Matter or (b) the date on which such Audit Matter is otherwise conclusively withdrawn, settled, or closed.
“Award Agreement(s)” has the meaning set forth in Section 2.04(b)(xiii).
“Balance Sheet Date” means December 31, 2023.
“Base Purchase Price” means $127,500,000.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Business Guarantees (Fluids)” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by any of the Non-Fluids Subsidiaries in support of any obligation of the Fluids Business or any Fluids Entity, in each case, to the extent set forth on Schedule 1.01(a).
“Business Records” has the meaning set forth in the Record Retention Policy; provided that the Business Records shall not include any Non-Fluids Subsidiary Consolidated Group Tax Return.
“Cap” means an amount equal to (a) during the period of time from the Closing Date through September 13, 2025, $25,000,000, (b) during the period of time from September 14, 2025 through September 13, 2027, (i) $15,000,000, less (ii) the excess, if any, of (A) the aggregate indemnification payments pursuant to Article VIII (other than under Section 8.02(a)(ii) for Losses described in clauses (b) or (c) of the definition of Excluded Taxes) for claims asserted during the period referred to in clause (a), over (B) $10,000,000 and (c) (i) $10,000,000 for the period of time following September 13, 2027, less (ii) the excess, if any, of (A) the aggregate indemnification payments pursuant to Article VIII (other than under Section 8.02(a)(ii) for Losses described in clauses (b) or (c) of the definition of Excluded Taxes) for claims asserted during the periods referred to in clause (a) and (b), over (B) $15,000,000. The period for which any of the Caps in the preceding clauses (a) through (c) is applicable is referred to herein as the “Cap Expiration Date.”
“Cash” means, as of any date and time, the cash and cash equivalents of the Active Fluids Entities denominated in U.S. Dollars (as converted in accordance with Section 1.02) as of such date and time as determined and calculated in accordance with the Accounting Principles. Cash shall (i) be reduced by issued but uncleared checks and drafts of the Active Fluids Entities and (ii) be increased by checks and drafts deposited for the account of the Active Fluids Entities and not included in cash. For the avoidance of doubt, Cash shall not include (i) any Foreign Cash, (ii) any Restricted Cash or (iii) any cash or cash equivalents of the Non-Fluids Subsidiaries.
“Cash Consideration” has the meaning set forth in Section 2.02(b)(i).
“CFC Tax Year Election” has the meaning set forth in Section 6.01(i).
“CFC Taxes Notice of Disagreement” has the meaning set forth in Section 2.07.
“Closing” has the meaning set forth in Section 2.04(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.05(b).
“Closing Date” shall mean the date hereof.
“Closing Date Accrued Income Tax Amount” has the meaning set forth in Section 2.05(b).
“Closing Date Cash” has the meaning set forth in Section 2.05(b).

“Closing Date Company Transaction Expenses” has the meaning set forth in Section 2.05(b).
“Closing Date Foreign Cash” has the meaning set forth in Section 2.05(b).
“Closing Date Foreign Cash Excess” has the meaning set forth in Section 2.05(b).
“Closing Date Foreign Cash Shortfall” has the meaning set forth in Section 2.05(b).

“Closing Date Funded Debt” has the meaning set forth in Section 2.05(b).
“Closing Date Net Working Capital” has the meaning set forth in Section 2.05(b).
“Closing Statement” has the meaning set forth in Section 2.05(b).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collection Costs” means (a) any out of pocket costs and expenses (including the reasonable fees of attorneys, accountants and other advisors but excluding (i) any costs or charges attributable to internal resources of Purchaser or any of its Subsidiaries (including the Active Fluids Entities, but not any Wind-Down Entity) including time spent by employees, and (ii) any Taxes (which are addressed in clause (b) of this definition)) incurred by Purchaser or any of its Subsidiaries (including the Active Fluids Entities, but not any Wind-Down Entity) primarily in connection with, or arising out of or relating to, the collection, receipt of payment and remittance to Seller by or on behalf of Purchaser of any Foreign Cash Excess Distributions and (b) the amount of any Taxes incurred by Purchaser or any of its Subsidiaries (including the Active Fluids Entities, but not any Wind-Down Entity) with respect to, or as a result of, the Foreign Cash Excess Distributions, which amount shall for the avoidance of doubt be determined on a “with and without” basis.
“Collective Bargaining Agreement” means each Contract with a Union.
“Company Transaction Expenses” means the following fees and expenses of the Active Fluids Entities incurred at or prior to the Closing in connection with this Agreement and the Transaction Documents and the Transactions (without duplication and excluding fees and expenses incurred by the Fluids Entities as a result of Contracts entered into by Purchaser or any of its Affiliates following the Closing): (a) fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors in connection with the Transactions or the Transaction Documents, (b) the aggregate amount of all transaction bonuses, exit bonuses, change-of-control payments, severance payments, retention payments or similar bonuses payable as a result of the execution of this Agreement or any other Transaction Document or the consummation of the Transactions and the employer portion of any employment or payroll Taxes required to be paid in connection therewith, and (c) 50% of all costs and expenses related to the RWI Policy, including the premium, underwriting costs, broker commission, applicable surplus lines or applicable Taxes, and any related fees and expenses (but excluding the retention); provided, however, that “Company Transaction Expenses” shall not include (i) any expense resulting from termination of employment or service as a result of an action taken by Purchaser or, after the Closing, the Fluids Entities or any post-Closing liabilities or obligations arising as a result of both (A) the consummation of the Transactions or any other Transaction Document and (B) the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions, (ii) any retention payments or other payments pursuant to Contracts or severance payments triggered by an action of Purchaser or its Affiliates (including, for clarity, the Fluids Entities) following the Closing, (iii) any fees or expenses with respect to any financing transaction effected by or on behalf of Purchaser, (iv) any fees or expenses for which Purchaser is responsible under this Agreement (other than under Section 2.04(b)(iv)), (v) any fees or expenses of the Non-Fluids Subsidiaries, (vi) the fees and expenses included in Funded Debt or (vii) any amounts payable by Seller pursuant to the Tri-Party Agreement or any Post-Closing RSU Payments.
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller and SCF Partners, Inc., dated September 12, 2023 (as may be amended, supplemented or restated from time to time).
“Consideration” has the meaning set forth in Section 2.02(b).
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under U.S. state or local Law or non-U.S. Law.
“Contract” means any written or oral contract, agreement, note, pledge, consensual obligation, indenture, note, bond, lease, sublease, mortgage, guaranty, instrument, license, sublicense, sales order, purchase order, work order, settlement or other legally binding commitment or undertaking, other than any Employee Plan.
“D&O Policy” means the policy as detailed on Schedule 1.01(b).
“Deductible” has the meaning set forth in Section 8.03(b).
“Deficit Amount” has the meaning set forth in Section 2.05(d).
“Designated Employee” has the meaning set forth in Section 7.10.
“Designated Person” has the meaning set forth in Section 9.15(c).
“Determination Date” has the meaning set forth in Section 2.05(c).
“Effective Time” means 11:59 PM on September 13, 2024.
“Employee List” has the meaning set forth in Section 3.23(c).
“Employee Plan” means (a) any written “employee benefit plan”, as defined in Section 3(3) of ERISA, and (b) all stock purchase, stock option, equity or equity-based, severance, employment, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies, or other arrangements, whether or not subject to ERISA, whether oral or written, under which any Fluids Business Employee has any present or future right to benefits and is sponsored, maintained or contributed to by Seller or any of its Subsidiaries, but excluding the Fluids Subsidiary Plans and any plan that is required to be maintained by applicable Law or that is sponsored by any Governmental Authority, Union or employee organization.

“Environmental Laws” means any Law in effect as of the date hereof relating to pollution and protection of the environment (including natural resources), the generation, manufacture, treatment, storage, disposal, use, release, handling, transportation, Release or threatened Release of any Hazardous Substances, or the health and safety of individuals from exposures to Hazardous Substances.
“Equity Interests” means any shares, capital stock or equity, partnership, membership or similar interest in any Person, any option, warrant, call or other right, agreement or commitment convertible, exchangeable or exercisable thereto or therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person who is considered a single employer with a Fluids Entity under Section 414 (b) or (c) of the Code.
“Estimated Closing Date Accrued Income Tax Amount” has the meaning set forth in Section 2.05(a).
“Estimated Closing Date Cash” has the meaning set forth in Section 2.05(a).
“Estimated Closing Date Foreign Cash” has the meaning set forth in Section 2.05(a).
“Estimated Closing Date Foreign Cash Excess” has the meaning set forth in Section 2.05(a).
“Estimated Closing Date Foreign Cash Shortfall” has the meaning set forth in Section 2.05(a).
“Estimated Closing Date Funded Debt” has the meaning set forth in Section 2.05(a).
“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.05(a).
“Estimated Closing Date Company Transaction Expenses” has the meaning set forth in Section 2.05(a).
“Estimated Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.05(a).
“Excess Income Tax Assets” means any Income Tax Assets of the Active Fluids Entities as of the Closing that do not offset, under applicable Tax law, income Tax liabilities of the Active Fluids Entities included in the final determination of the Closing Date Accrued Income Tax Amount.  For the avoidance of doubt, the Excess Income Tax Assets shall not include the amount of any Income Tax Assets of the Active Fluids Entities that are taken into account in the final determination of the Closing Date Accrued Income Tax Amount.
“Excess Non-Income Tax Assets” means any Non-Income Tax Assets of the Active Fluids Entities as of the Closing that do not offset, under applicable Tax law, non-income Tax liabilities of the Active Fluids Entities included in the final determination of the Closing Date Net Working Capital.  For the avoidance of doubt, the Excess Non-Income Tax Assets shall not include the amount of any Non-Income Tax Assets of the Active Fluids Entities that are taken into account in the final determination of the Closing Date Net Working Capital.
“Excess Tax Assets” means any Excess Income Tax Assets and any Excess Non-Income Tax Assets.

“Excess Tax Asset End Date” has the meaning set forth in Section 6.01(k).

“Excess Tax Asset Offset” has the meaning set forth in Section 6.01(k).
“Excess Tax Asset Refund” has the meaning set forth in Section 6.01(k).
“Excluded Taxes” means: (a) any Taxes resulting from the Pre-Closing Reorganization for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date that are imposed on Purchaser or any of its Subsidiaries (including the Active Fluids Entities) (“Pre-Closing Reorganization Taxes”), (b) any Taxes of, or with respect to, any Consolidated Group which are imposed on an Active Fluids Entity by reason of such Active Fluids Entity being a member of a Consolidated Group prior to the Closing which includes a Non-Fluids Subsidiary (other than a Consolidated Group of which an Active Fluids Entity is the common parent or otherwise the Person primarily or customarily liable for paying such Taxes of such Consolidated Group under applicable Law), and (c) any Transfer Taxes for which Seller is responsible pursuant to Section 6.01(a); provided that Excluded Taxes shall not include the amount of any Tax that is (i) included in the calculation of the Closing Date Company Transaction Expenses, the Closing Date Net Working Capital, the Closing Date Accrued Income Tax Amount, or Pre-Closing CFC Taxes, (ii) attributable to a Prohibited Tax Act, or (iii) imposed on Purchaser or any of its Subsidiaries (including the Active Fluids Entities) as a result of the loss of any Tax Attribute as a result of the Pre-Closing Reorganization.
“Excluded VAT Refunds” means Non-Income Tax Assets of the Active Fluids Entities that are in respect of value added Taxes in Algeria and Congo.
“Existing Representation” has the meaning set forth in Section 9.15(c).
“FCPA” has the meaning set forth in the definition of “Anti-Corruption Laws.”
“Final Determination” means, (a) a decision by the U.S. Tax Court or a judgment, decree or other order by any court of competent jurisdiction, which has become final, (b) a final, binding and non-appealable ruling by an arbitrator or other Person with similar authority, (c) a fully-executed, negotiated and binding settlement agreement or closing agreement, or (d) any other “determination” within the meaning of Section 1313(a) of the Code (or similar provision of U.S. state or local or non-U.S. Law).
“Financial Statements” has the meaning set forth in Section 3.06(a).
“Fluids Assignment Agreement” has the meaning set forth in Section 2.04(b)(i).
“Fluids Business” has the meaning set forth in the Recitals.
“Fluids Business Employees” means the employees of the Fluids Entities and those individuals listed on Schedule 1.01(c).
“Fluids CFCs” has the meaning set forth in the definition of Pre-Closing CFC Taxes.
“Fluids Entities” means all of the Persons set forth on Schedule 1.01(d), including Newpark Fluids.
“Fluids Interests” means the Equity Interests of Newpark Fluids.
“Fluids Loan Agreement” means that certain Loan, Security and Guaranty Agreement, dated as of September 13, 2024, by and among Newpark Drilling Fluids LLC, as Initial U.S. Borrower, Cleansorb

Limited, as Initial U.K. Borrower, Newpark Canada Inc. and Pragmatic Drilling Fluids Additives Ltd., as Initial Canadian Borrowers, the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A. as agent and security trustee for the Lenders.
“Fluids Permits” has the meaning set forth in Section 3.19.
“Fluids Subsidiary Plan” means (a) any written “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (b) all stock purchase, stock option, equity or equity-based, severance, employment, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies, or other arrangements, whether or not subject to ERISA, whether oral or written, in each case, under which (i) any Fluids Business Employee has any present or future right to benefits and which is sponsored or maintained by a Fluids Entity or (ii) any Fluids Entity has or has had any present or future Liability.
“Foreign Cash” means the cash and cash equivalents held by any Active Fluids Entity outside of the United States determined and calculated in accordance with the Accounting Principles, including cash that is held outside of the United States that is collateral securing letters of credit, bonds or similar instruments or that is otherwise restricted (which cash shall not exceed $350,000 in the aggregate) and will not be available for use after Closing.
“Foreign Cash Excess” means the excess, if any, of the Foreign Cash as of the Effective Time over the Foreign Cash Target. For the avoidance of doubt, any Foreign Cash Excess shall be calculated by converting all Foreign Cash amounts not already denominated in U.S. Dollars into U.S. Dollars (in accordance with Section 1.02), and any Foreign Cash Excess shall be expressed in U.S. Dollars.
“Foreign Cash Excess Distributions” has the meaning set forth in Section 2.06(a).
“Foreign Cash Shortfall” means the excess, if any, of the Foreign Cash Target over the Foreign Cash as of the Effective Time. For the avoidance of doubt, any Foreign Cash Shortfall shall be calculated by converting all Foreign Cash amounts not already denominated in U.S. Dollars into U.S. Dollars (in accordance with Section 1.02), and any Foreign Cash Shortfall shall be expressed in U.S. Dollars.
“Foreign Cash Target” means $20,000,000.
“Former Fluids Business Employee” has the meaning set forth in Section 7.01.
“Fraud” means, with respect to a Person, common law fraud with respect to the making of representations and warranties contained in this Agreement, any Transaction Document or any certificate delivered pursuant to this Agreement; provided that, at the time such representations and warranties were made, (a) such representations and warranties were inaccurate, (b) such representations and warranties were made with the intent to deceive the other Person, (c) such other Person acted or refrained from acting in reliance on such inaccurate representation and warranty and (d) such action or inaction resulted in Losses to such other Party (including, in the case of Purchaser, the Fluids Entities or the Fluids Business).
“Funded Debt” as of any date and time, without duplication and excluding any amounts to the extent included or reflected in the determination of the Company Transaction Expenses or Net Working Capital, and as calculated in accordance with the Accounting Principles, the principal amount, plus any related accrued and unpaid interest, breakage costs or other fees, fees and prepayment premiums or penalties or any other fees and expenses owed with respect to (a) all indebtedness of the Active Fluids Entities as of such date and time for borrowed money, (b) all obligations of the Active Fluids Entities as of such date and time evidenced by bonds, debentures, promissory notes or similar instruments, (c) all capital lease or finance lease obligations or other sale and leaseback financings of the Active Fluids Entities as of such date and time, (d) all reimbursement obligations of the Active Fluids Entities as of such date and time under letters of credit, performance bonds, surety bonds, bank guarantees, bankers’ acceptances or similar instruments, in each case, to the extent drawn or called as of such time, (e) all obligations representing the balance deferred and unpaid of the purchase price of any property or services as of such date and time, including any earnout or other deferred purchase price liabilities, (f) all obligations under any interest rate, currency or other hedging agreement as of such date and time, to the extent in a net loss position, (g) all customer advances or overpayments, net of related asset balances, (h) all obligations as of such date and time set forth on Schedule 1.01(e), (i) all obligations of Newpark Fluids as of such date and time with respect to declared but unpaid distributions, (j) all intercompany indebtedness between one or more of the Active Fluids Entities on the one hand, and any Non-Fluids Subsidiary or Wind-Down Entity on the other hand, including as set forth on Schedule 5.02(a) and (k) all obligations of the Active Fluids Entities as of such date and time referred to in the foregoing clauses (a) through (j) of any Person that are guaranteed by any Active Fluids Entity or that are secured by any Lien on any property or asset of any Active Fluids Entity; provided, however, that Funded Debt shall not include (i) letters of credit, performance bonds, surety bonds, bank guarantees, bankers’ acceptances or similar instruments, in each case, to the extent undrawn, (ii) any liabilities related to inter-company debt between one or more of the Active Fluids Entities, (iii) any liabilities for indebtedness outstanding under the Senior Credit Facilities, any related guarantees or hedging arrangements to the extent that each of the Fluids Entities are released from any Liability thereunder in connection with the consummation of the Transactions, (iv) Taxes or (v) any liabilities for indebtedness incurred by, or at the direction of, Purchaser or its Affiliates in connection with the Transactions, including any indebtedness secured by the assets of, or guaranteed by, the Active Fluids Entities (clauses (i) through (v) collectively, the “Funded Debt Exclusions”).
“GAAP” means United States generally accepted accounting principles.
“Government Contract” has the meaning set forth in Section 3.10.
“Government Official” means any officer or employee of a government, a public international organization, or any department, agency, or instrumentality thereof, or any individual acting in an official capacity on behalf of the forgoing, including (i) a foreign official as defined in the FCPA, (ii) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (iii) any non-U.S. political party or party official or any candidate for foreign political office.
“Governmental Authority” means any United States or non-United States federal, state, provincial, municipal, local or foreign or multinational government or political subdivision thereof, governmental authority or authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or arbitral body (in each case, whether public or private and whether domestic or foreign) or other body exercising or entitled to exercise any administrative, arbitral, executive, judicial, quasi-judicial, legislative, police, regulatory, taxing authority, power or functions of any nature.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, ruling, assessment, consent, decision, determination or award, or any consent decree, settlement agreement or similar written agreement, in each case, whether temporary, preliminary or permanent, entered by or with any Governmental Authority.
“Hazardous Substances” means any substance, material, chemical, or waste that is listed, defined, classified or regulated by a Governmental Authority as of the date hereof as a “toxic,” “hazardous,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect pursuant to Environmental

Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde, and per- and polyfluoroalkyl substances.
“Hungary Audit” means the interim financial statement audit of the stand-alone financial statements of Newpark Drilling Fluids Pannonia Kft as of July 31, 2024 and for the seven-month period then ended.
“Hungary Audit Resolution” means the completion of the Hungary Audit, including the approval of the financial statements that are the subject of the Hungary Audit by the board of directors of Newpark Drilling Fluids Pannonia Kft.
“Income Tax Asset” has the meaning set forth in the definition of Accrued Income Tax Amount.
“Increase Amount” has the meaning set forth in Section 2.05(d).
“Indemnified Party” has the meaning set forth in Section 8.04(a).
“Indemnifying Party” has the meaning set forth in Section 8.04(a).
“Insurance Policies” has the meaning set forth in Section 3.26.
“Intellectual Property” means all proprietary, industrial and intellectual property in any and all jurisdictions throughout the world, both statutory and common law rights, including all: (a) utility models, supplementary protection certificates, patents and patent applications, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, logos, trade dress, brand names and trade names, and any other indicia of source or origin, together with all translations, adaptations, derivations, abbreviations, acronyms, and combinations thereof, whether or not registered, and registrations and applications for registration thereof and all goodwill associated with each of the foregoing; (c) trade secrets, know-how and other proprietary information; (d) moral rights, copyrights, whether or not registered, and registrations and applications for registration thereof; (e) internet domain names; and (f) intellectual property rights in computer software or databases.
“Interim Financial Statements” has the meaning set forth in Section 3.06(a).
“IP Assignment Agreement” has the meaning set forth in Section 2.04(b)(x).
“IP License Agreement” has the meaning set forth in Section 2.04(b)(xi).
“IT Systems” has the meaning set forth in Section 3.17(f).
“Key Employees” means each of the Persons set forth on Schedule 1.01(f).
“Key Person” means each of the Persons set forth on Schedule 1.01(g).
“Knowledge of Purchaser”, “Purchaser’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry, of the Persons set forth on Schedule 1.01(h).
“Knowledge of Seller”, “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry, of the Persons set forth on Schedule 1.01(i).

“Law” means any foreign, transnational, federal, state, provincial, municipal or local law (including international conventions and treaties), statute, law (including common law), ordinance, rule, regulation, code or Governmental Order or other official act, in each case, of or by any Governmental Authority.
“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Fluids Entities.
“Liability” means any liability, cost, expense, penalty, fee, debt, claim, commitment or obligation of any kind, nature, character or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, direct or indirect, matured or unmatured, determined or determinable, contingent or otherwise, and regardless of when asserted or by whom, including those arising under any applicable Law, Action, or Governmental Order and those arising under any Contract.
“Lien” means any mortgage, deed of trust, lien, encumbrance, lease, sublease, occupancy agreement, pledge, security interest, financing statement, right of way, use or other restriction, easement, encroachment, right of first refusal, right of first offer, preemptive right, option or conditional sale agreement and any item similar to the foregoing.
“Lookback Date” shall mean January 1, 2021.
“Losses” means any and all damages, losses, amounts paid in settlement, fines, penalties, Taxes, interest, expenses (including reasonable and documented attorneys’ fees and expenses), or Liabilities.
“Material Adverse Effect” means, (a) with respect to the Fluids Entities or the Fluids Business, any event, change, occurrence, fact, condition or development that individually or in the aggregate, together with all other such events, (i) would prevent, materially delay or materially impede or would reasonably be expected to prevent, materially delay or materially impede, the performance by Seller or the Fluids Entities under this Agreement or the Transaction Documents or the consummation by Seller or the Fluids Entities of the Transactions or (ii) has had, or would be reasonably expected to have, a material adverse effect on the financial condition, assets or results of operations of the Fluids Entities or the Fluids Business, in each case, taken as a whole; and (b) with respect to Purchaser, would prevent, materially delay or materially impede or would be reasonably expected to prevent, materially delay or materially impede, the performance by Purchaser under this Agreement or the Transaction Documents or the consummation by Purchaser of the Transactions.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Mini-Basket” has the meaning set forth in Section 8.03(a).
“Multiemployer Plan” has the meaning set forth in Section 3.21(c).
“Net Working Capital” as of any date and time means (a) the consolidated current assets of the Active Fluids Entities as of such date and time (excluding (i) Cash, Foreign Cash and Restricted Cash, and (ii) income Tax assets and deferred Tax assets), minus (b) the consolidated current liabilities of the Active Fluids Entities as of such date and time (excluding (i) Funded Debt, (ii) Funded Debt Exclusions, (iii) Company Transaction Expenses and (iv) income Tax liabilities and deferred Tax liabilities), in each case, as calculated in accordance with the Accounting Principles and with the sample calculation attached hereto as Schedule 1.01(j), which sample calculation is provided for illustrative purposes only. For the avoidance of doubt, Net Working Capital shall not include any assets or liabilities of the Non-Fluids Subsidiaries or the Wind-Down Entities.

“Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) Net Working Capital as of the Effective Time, minus (b) Target Working Capital.
“Newpark Fluids” means Newpark Drilling Fluids LLC, a limited liability company organized under the Laws of the State of Texas.
“Newpark Marks” means the Newpark Resources name or logo, any trademark, service mark, or name (including any corporate name or domain name or URL) consisting of or incorporating the word or term “Newpark Resources,” “Newpark” or any other word, sign, logo, character, abbreviation, derivation, combination, translation, transliteration, color scheme, trade dress, or other identifying feature thereof resembling the same or that would reasonably be expected to cause confusion therewith; provided that the “living wall” reflecting the logo or trademark of Newpark Resources located at the Katy, Texas site shall not constitute a Newpark Mark.
“Non-Audit Matters” has the meaning set forth in Schedule 1.01(n).
“Non-Fluids Business” means any business of the Seller and its Subsidiaries other than the Fluids Business.
“Non-Fluids Indemnitees” has the meaning set forth in Section 8.02(b).
“Non-Fluids Subsidiaries” means Seller and all of its Subsidiaries other than the Fluids Entities.
“Non-Fluids Subsidiary Consolidated Group Tax Contest” has the meaning set forth in Section 6.01(b).
“Non-Fluids Subsidiary Consolidated Group Tax Return” means any Tax Return with respect to any Consolidated Group of which Seller or any of its Subsidiaries (other than a Fluids Entity) is the common parent or otherwise the Person primarily or customarily liable for paying such Taxes of such Consolidated Group under applicable Law.
“Non-Income Tax Asset” is defined in the Accounting Principles.
“Notice of Disagreement” has the meaning set forth in Section 2.05(c).
“Open Source Software” has meaning set forth in Section 3.17(h).
“Ordinary Course of Business” means, with respect to a Person, actions taken by such Person only if such actions are customary, consistent in nature, scope and magnitude with the past practices of such Person, and are taken in the ordinary course of the normal operations of such Person, but shall not include actions that are in violation of any applicable Law or Material Contracts to which such Person is a party.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement, joint venture agreement or similar formation, organizing or governing documents and instruments, and any amendment to any of the foregoing.
“Outstanding RSUs” has the meaning set forth in Section 7.11(a).
“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Fluids Entities.

“Owned Real Property” means all real property owned by any Fluids Entity.
“Owned Software” has the meaning set forth in Section 3.17(h).
“Parties” has the meaning set forth in the Preamble.
“Party” has the meaning set forth in the Preamble.
“Payoff Debt” has the meaning set forth in Section 2.04(b)(iv).
“Payoff Letter(s)” has the meaning set forth in Section 2.04(b)(iv).
“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Authority.
“Permitted Liens” means (a) mechanics’, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith through appropriate proceedings, (b) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto under the applicable Real Property Leases and (ii) Liens not created by, through or under Seller or any of its Subsidiaries that affect the underlying fee interest of such Leased Real Property, (c) Liens for current period Taxes not yet due and payable or Taxes the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (d) Liens securing rental payments under finance lease agreements which are not yet delinquent, (e) with respect to any Owned Real Property, easements, covenants, rights of way and similar restrictions that (i) are matters of record, and (ii) do not materially interfere with the current uses or diminish the value of such real property, (f) Liens securing indebtedness outstanding under the Senior Credit Facilities (to the extent such Liens are released as of the Closing or are required to be released upon consummation of the Transactions under the terms thereof), (g) Liens described on Schedule 1.01(k), (h) Liens created by or upon the express request or with the express consent of Purchaser and (i) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business in connection with commercialization of goods and services.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means any information that identifies or can be reasonably linked to a natural person, device, or household, or similar information regulated by Privacy and Data Security Laws.
“Personal Property” has the meaning set forth in Section 3.16(c).
“Pre-Closing CFC Period” has the meaning set forth in the definition of Pre-Closing CFC Taxes.
“Pre-Closing CFC Taxes” means Taxes of Purchaser or any of its Subsidiaries (including any Fluids Entity) that are imposed as a result of any inclusion under Sections 951 or 951A of the Code in respect of income of any Fluids Entity that is organized outside the United States for the portion of any Straddle Period of such Fluids Entity ending at the end of the Closing Date, determined under a “closing-of-the-books” approach whereby (i) any Tax period of such Fluids Entity that begins on or prior to and ends after the Closing Date is treated as hypothetically ending for all applicable Tax purposes (including non-U.S. Tax purposes) at the end of the Closing Date (each such hypothetical period ending on the Closing Date, a “Pre-Closing CFC Period”), (ii) only items of income, loss, non-U.S. Tax liability, and other relevant items of each Fluids Entity attributable to such Pre-Closing CFC Period are taken into account, and (iii) the amount of inclusions under Sections 951 and 951A of the Code to Purchaser or any of its Subsidiaries are determined as if (a) the last day of the taxable year of the applicable Fluids CFC (defined below) were the Closing Date and (b) the Purchaser and its Subsidiaries, as the case may be, were the sole “United States shareholders” on the last day of such year of each applicable Fluids CFC with respect to such Pre-Closing CFC Period. Further, for purposes of such computation, the amount of such hypothetical inclusions under Sections 951 and 951A of the Code and the corresponding Taxes imposed with respect to such inclusions shall be calculated (i) by taking into account any tested loss under Section 951A(c) of the Code, deduction under Section 250(a)(1)(B) of the Code, and deemed paid foreign income taxes under Section 960(a) or (d) of the Code, in each case to the extent such tested loss, deduction, or credit is allowed in respect of a loss, a non-U.S. Tax liability, or another relevant item of the Fluids Entities attributable to such Pre-Closing CFC Period and otherwise available to be utilized by Purchaser and its Subsidiaries with respect to any inclusion under Sections 951 or 951A of the Code, (ii) by treating Purchaser and its Subsidiaries (including any Fluids Entity which is treated as a disregarded subsidiary of Purchaser for U.S. federal income tax purposes immediately after the Closing but otherwise excluding all other Fluids Entities (such other Fluids Entities, the “Fluids CFCs”) for purposes of this clause “(ii)”) as not having any items of income, gain, loss, or deduction or any Tax attributes (other than items or attributes arising from the ownership of the Fluids CFCs) for such Pre-Closing CFC Period and (iii) by treating Purchaser and its Subsidiaries as having elected to claim a foreign tax credit under Section 901 of the Code (and allocating non-U.S. tax liability under non-U.S. law between the Pre-Closing CFC Period and the remainder of the relevant Tax period based on the relative net income under non-U.S. law for each such period) and as having made a “high tax” election under Treasury Regulation Section 1.951A-2(c)(7)(viii) for all relevant Tax periods. Pre-Closing CFC Taxes shall not include the amount of any Taxes of Purchaser or any of its Subsidiaries (including any Fluids Entity) imposed as a result of any inclusion under Sections 951 or 951A of the Code that are otherwise taken into account in the Accrued Income Tax Amount.
“Pre-Closing CFC Taxes Determination Date” has the meaning set forth in Section 2.07.
“Pre-Closing CFC Taxes Statement” has the meaning set forth in Section 2.07.
“Post-Closing Employment Period” has the meaning set forth in Section 7.10.
“Post-Closing RSU Payment” has the meaning set forth in Section 7.11(a).
“Pre-Closing Reorganization” means the restructuring transactions set forth on Schedule 1.01(l).
“Pre-Closing Reorganization Agreements” has the meaning set forth in the Recitals.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Pre-Closing Tax Returns” has the meaning set forth in Section 6.01(c).
“Pre-Closing Taxes” means, without duplication, any Taxes of the Active Fluids Entities for a Pre-Closing Tax Period and the portion of any Straddle Period ending at the end of the Closing Date (determined in accordance with Section 6.01(d)).
“Preliminary Closing Statement” has the meaning set forth in Section 2.05(a).
“Prior Business Counsel” has the meaning set forth in Section 9.15(c).

“Privacy and Data Security Laws” means all Laws that apply to the Fluids Entities and directly govern collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring, processing or storing Personal Information.
“Privileged Materials” has the meaning set forth in Section 9.15(b).
“Privileged Transaction Information” has the meaning set forth in Section 9.15(a).
“Privileges” has the meaning set forth in Section 9.15(a).
“Prohibited Tax Act” has the meaning set forth in Section 6.01(g).
“Purchaser” has the meaning set forth in Preamble.
“Purchaser 401(k) Plan” has the meaning set forth in Section 7.04.
“Purchaser Board” has the meaning set forth in Section 2.06(a).
“Purchaser Indemnitees” has the meaning set forth in Section 8.02(a).

“Purchaser Releasee” has the meaning set forth in Section 9.16(a).
“Purchaser Releasor” has the meaning set forth in Section 9.16(a).
“Qualified Settlement Conditions” has the meaning set forth in Section 8.04(b).
“Real Property” collectively refers to the Leased Real Property and the Owned Real Property.
“Real Property Leases” means all leases, subleases, licenses or occupancy agreements pursuant to which the Fluids Entities lease, sublease, license or otherwise occupy the Leased Real Property, together with all amendments, extensions, renewals, subordination, non-disturbance and attornment agreements, assignments and guaranties with respect thereto.
“Record Retention Policy” means the Newpark Resources, Inc. Records Management and Retention Policy (US Operations) attached hereto as Schedule 1.01(m).
“Registered Intellectual Property” means all (a) utility models, supplementary protection certificates, patents and applications for any of the foregoing, (b) registered trademarks, service marks, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (c) registered copyrights and applications for copyright registrations and (d) domain name registrations.
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into the environment.
“Remedies Exception” has the meaning set forth in Section 3.02(a).
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.
“Restricted Cash” means, without duplication, all cash and cash equivalents of the Active Fluids Entities held in the United States that is (a) held as (i) security deposits or (ii) collateral securing letters of credit, bonds or similar instruments or (c) that is otherwise restricted and will not be available for use after Closing.
“Restricted Period” means the period beginning on the Closing Date and ending on the date that is three (3)years after the Closing Date.
“RSU Employees” has the meaning set forth in Section 7.11(a).
“RWI Insurer” means Ethos Specialty Insurance Services LLC.
“RWI Policy” means that certain representations and warranties insurance policy, policy number BW05145240213, provided to Seller in substantially final form prior to the execution of this Agreement and issued in connection with the Transactions.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive sanctions amounting to embargo (currently, Cuba, Iran, North Korea, Syria, and certain regions of Ukraine).
“Sanctioned Person” means, at any time, any Person that is: (a) listed on any sanctions-related list of designated or blocked Persons administered by a Governmental Authority (including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals List), (b) the government of or located, organized, or resident in a Sanctioned Country, (c) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019, (d) otherwise the subject or target of sanctions restrictions or blocking measures under applicable Trade Compliance Laws, or (e) owned 50% or more or controlled by any such Person or Persons described in clauses (a) through (d).
“Schedules” means the disclosure schedules delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the Preamble.
“Seller 401(k) Plan” has the meaning set forth in Section 7.04.
“Seller Note” means the unsecured, subordinated promissory note to be entered into between Purchaser and Seller, in substantially the form attached hereto as Exhibit A.
“Seller Note Principal Amount” means $5,000,000.
“Seller Releasee” has the meaning set forth in Section 9.16(b).
“Seller Releasor” has the meaning set forth in Section 9.16(b).
“Senior Credit Facilities” means that certain Second Amended and Restated Credit Agreement, dated as of May 2, 2022, among the Seller, Newpark Fluids, Newpark Mats & Integrated Services LLC, Excalibar Minerals LLC, Newpark Industrial Blending Solutions LLC and Dura-Base Nevada, Inc., as borrowers, Bank of America, N.A., as the administrative agent, swing line lender and L/C issuer,

JPMorgan Chase Bank, N.A., as documentation agent, Bank of America, N.A., as syndication agent, and the other lenders party thereto.
“Shared Contracts” has the meaning set forth in Section 5.12.
“Specified Contracts” has the meaning set forth in Schedule 1.01(n).
“Specified Customer” has the meaning set forth in Schedule 1.01(n).
“Specified Liabilities” means (without duplication) any and all Losses suffered or incurred by any Purchaser Indemnitee relating to, arising out of or resulting from the matters set forth on Schedule 1.01(n); provided, however, that Specified Liabilities shall not include any Taxes (i) arising from or related to the Pre-Closing Reorganization, (ii) imposed on Purchaser or any of its Subsidiaries (including the Active Fluids Entities) as a result of the loss of any Tax Attribute, (iii) attributable to a Prohibited Tax Act, or (iv) imposed for any Tax period beginning after the Closing Date or the portion of any Straddle Period beginning on the day after the Closing Date.
“Specified Litigation” has the meaning set forth in Schedule 3.11.
“Specified Permit Matter” has the meaning set forth on Schedule 1.01(n).
“Specified Tax Liabilities” has the meaning set forth on Schedule 1.01(o).
“Specified Wind-Downs” has the meaning set forth in Section 5.13(b).
“State and Local Payroll Specified Tax Liability” means the failure by or with respect to any Fluids Entity to withhold and remit U.S. state and local payroll taxes from payments made to any employee to the extent attributable to the performance of activities by such employee in the course of employment outside of the U.S. state or local jurisdiction in which such employee was primarily based.

“State and Local Unclaimed Property Specified Tax Liability in the State of Delaware” means the failure by or with respect to any Fluids Entity to comply with abandoned, unclaimed property or escheatment laws in the State of Delaware.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the outstanding Equity Interests or outstanding Equity Interests is owned, directly or indirectly, by such Person.
“Survival Expiration Date” has the meaning set forth in Section 8.01.
“Target Working Capital” means the fixed amount of $198,712,692.
“Tax” means (a) any and all U.S. federal, state or local, or non-U.S. taxes and other similar charges, assessments, and fees that in each case are imposed by a Governmental Authority and that in each case are in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, capital stock, ad valorem, value added, inventory, turnover, franchise, margin, profits, excess profits, windfall profits, net proceeds, leasing, lease, withholding, estimated, premium, social security, unemployment, disability, social contribution, real property, personal property (tangible and intangible), environmental, fuel, sales, use, transfer, registration, or alternative or add on minimum tax, and including any interest, penalty or addition to tax in respect of the foregoing or any Tax Return, whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person. Taxes shall also include abandoned and unclaimed property and escheat liabilities, except for purposes of Section 3.24 of this Agreement.
“Tax Attribute” means tax basis, net operating loss, capital loss, foreign tax credit carryover, general business credit, investment credit, research or experimentation credit, alternative minimum tax credit, or any similar U.S. or non-U.S. tax attribute.
“Tax Contest” has the meaning set forth in Section 6.01(e).
“Taxing Authority” means the U.S. Internal Revenue Service and any other U.S. or non-U.S. Governmental Authority responsible for the administration or collection of any Taxes.
“Tax Return” means any return, declaration, report, statement, information statement or other similar document filed or required to be filed with a Governmental Authority with respect to Taxes, including claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
“Thailand LC” means that certain Letter of Credit, issued by JPMorgan Chase Bank, N.A. to Newpark Thailand APDE, reference number NUSCGS027819.
“Thailand LC Amount” has the meaning set forth in Section 2.04(b)(xvi).
“Third-Party Claim” has the meaning set forth in Section 8.04(a).
“Tolling Events” has the meaning set forth in Section 2.06(a).
“Top Customers” has the meaning set forth in Section 3.27(a).
“Top Suppliers” has the meaning set forth in Section 3.27(b).
“Trade Compliance Laws” means the Arms Export Control Act (22 U.S.C. Chapter 39), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the Export Administration Act of 1979 (50 U.S.C. Chapter 56), the Export Administration Regulations (15 C.F.R. Parts 730-774), regulations promulgated by the Office of Foreign Assets Control (31 C.F.R. Parts 500-599) and corresponding enabling statutes, including but not limited to the International Emergency Economic Powers Act (50 U.S.C. Chapter 35) and the Trading With the Enemy Act (50 U.S.C. Chapter 53), antiboycott Laws, rules, and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and U.S. Department of the Treasury’s Internal Revenue Service, customs and import Laws administered by U.S. Customs and Border Protection, and any similar export control, economic sanctions, antiboycott, import, or customs Laws of any jurisdiction applicable to any Fluids Entity.
“Transactions” means the transactions contemplated by this Agreement or any other Transaction Document.
“Transaction Documents” means this Agreement, the Seller Note, the Tri-Party Agreement, the Fluids Assignment Agreement, the Transition Services Agreement, the IP Assignment Agreement and the IP License Agreement.

“Transaction Information” has the meaning set forth in Section 9.15(a).
“Transaction Tax Deductions” means any Tax losses or deductions, to the extent deductible, or Tax credits, to the extent creditable, for applicable income Tax purposes by an Active Fluids Entity in a Pre-Closing Tax Period or in the portion of a Straddle Period ending on the Closing Date, resulting from the following, without duplication and irrespective of when paid or by whom paid: (a) the payment of Company Transaction Expenses (regardless of whether such items remain unpaid as of the Closing), (b) the repayment of any Closing Date Funded Debt at Closing or as otherwise contemplated by this Agreement, and (c) any other costs or expenses of the Active Fluids Entities incurred in connection with the Transactions, in the case of each of clauses (a)-(c), to the extent such amounts are economically borne by the Seller through a reduction in the Consideration as finally determined pursuant to Section 2.05. The Parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees that are deductible for purposes of the above.
“Transfer Taxes” means all transfer, documentary, sales, use, goods and services, value added, stamp, registration, filing, recording and other similar Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement.
“Transfer Time” has the meaning set forth in Section 7.01.
“Transferred Employees” means all Fluids Business Employees who are employed by a Fluids Entity as of the Closing Date.
“Transition Services Agreement” means the Transition Services Agreement to be entered into between Newpark Fluids and Seller, in substantially the form attached hereto as Exhibit B.
“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.
“Tri-Party Agreement” means that certain employee transfer agreement, dated as of the date hereof, by and among, Seller, Purchaser and David Paterson.
“Unaudited Financial Statements” has the meaning set forth in Section 3.06(a).
“Union” means a union, works council, labor organization or other organization representing employees.
“Wind-Down Entities” means all of the Persons set forth on Schedule 1.01(p).
Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof”, “herein”, “hereunder”, “hereto” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from, since or through any date mean, unless otherwise specified, from and including, since and including or through and including, respectively. References to any statute shall be deemed to refer to such statute as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. References to any Contract shall be deemed to refer to such Contract as amended, amended and restated, modified or supplemented from time to time. Unless otherwise specified herein, the terms “Dollars” or “$” mean Dollars in the lawful currency of the United States and all payments made pursuant to this Agreement shall be in U.S. Dollars; provided that, in the event that an amount set forth in this Agreement is expressed in any currency other than U.S. Dollars, or if any party hereto has used or uses a currency denominated other than in U.S. Dollars for which an amount so denominated is to be converted into U.S. Dollars hereunder, the parties hereto shall apply the reported exchange rate for the U.S. dollar to such currency on a basis consistent with the Unaudited Interim Financial Statements. All references to any time herein shall refer to Central Time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
ARTICLE II
PRE-CLOSING RESTRUCTURING; THE TRANSACTION; THE CLOSING
Section 2.01    [Reserved].

Section 2.02    The Transaction.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell, assign and transfer the Fluids Interests to Purchaser, free and clear of any Liens other than any restrictions on sales of securities arising under applicable securities Laws.
(b)    Subject to the adjustments set forth in Section 2.05, the aggregate consideration (the “Consideration”) to be paid by Purchaser to Seller for the Fluids Interests at Closing shall consist of:
(i)    an amount in cash equal to (i) the Base Purchase Price, plus (ii) the Estimated Net Working Capital Adjustment Amount, less (iii) the Estimated Closing Date Funded Debt, plus (iv) the Estimated Closing Date Cash, less (v) the Estimated Closing Date Foreign Cash Shortfall (if any), less (vi) the Estimated Closing Date Company Transaction Expenses, less (vii) the Estimated Closing Date Accrued Income Tax Amount, less (ix) the Seller Note Principal Amount (“Cash Consideration”); and

(ii)    the Seller Note.
Section 2.03    Withholding. Notwithstanding any other provision of this Agreement, Purchaser and its Affiliates shall be entitled to deduct or withhold from any amounts payable pursuant to this Agreement and the Tri-Party Agreement such amounts as Purchaser reasonably determines may be required to be deducted or withheld therefrom under any applicable Law; provided that Purchaser shall notify Seller reasonably promptly in the event Purchaser identifies any such obligation to deduct or withhold. The Parties shall reasonably cooperate in good faith in order to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are deducted or withheld in accordance with the provisions of this Section 2.03, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.
Section 2.04    Closing.
(a)    Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Fluids Interests (the “Closing”) shall take place at 10:00 a.m. Houston, Texas time by means of a virtual closing through electronic exchange of documents and signatures (or, if mutually agreed by the Parties, at the offices of Seller at 9320 Lakeside Blvd., Suite 100, The Woodlands, Texas 77381) on the date hereof. At the Closing, in consideration for the contribution of the Fluids Interests, Purchaser shall pay or issue, as applicable, or cause to be paid or issued, as applicable, to Seller (i) an amount equal to (A) the Cash Consideration, in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Purchaser, and (ii) the Seller Note.
(b)    In addition, the following deliveries shall be made prior to or at the Closing:
(i)    Seller shall deliver to Purchaser a membership interest assignment, duly executed by Seller and in form and substance reasonably satisfactory to Purchaser and Seller, to effect the transfer from Seller to Purchaser of ownership of and title to all of the Fluids Interests (the “Fluids Assignment Agreement”);
(ii)    Seller shall deliver and shall cause Newpark Fluids to deliver to Purchaser a duly executed copy of the Transition Services Agreement;
(iii)    [Reserved];
(iv)    Seller shall deliver to Purchaser one or more customary payoff letters, in each case, duly executed, and in form and substance reasonably satisfactory to Purchaser, with respect to Funded Debt set forth in Schedule 2.04(b)(iv), (the “Payoff Debt”) that upon payment of the amount specified in such payoff letter: (A) all commitments thereunder are terminated, (B) all outstanding obligations of the Fluids Entities arising under or related to the applicable Payoff Debt are repaid, discharged and extinguished in full (other than those provisions under the applicable Payoff Debt that expressly survive termination thereof in accordance with the terms thereof); (C) all Liens and security interests in connection therewith and/or related thereto shall be released; (D) the payee shall (i) take all actions reasonably requested by the Fluids Entities to evidence and record such discharge and release as promptly as practicable and (ii) shall authorize the Fluids Entities to file the releases and terminations attached thereto; and (E) the payee shall return to the Fluids Entities all instruments evidencing the applicable Payoff Debt (including all notes) and all collateral securing the applicable Payoff Debt (each such payoff letter, a “Payoff Letter,” and collectively, the “Payoff Letters”);
(v)    Seller shall deliver to Purchaser a standalone release of Liens under the Senior Credit Facilities, along with, to the extent applicable, accompanying Intellectual

Property security agreement termination agreements, that confirm that immediately after giving effect to the Closing, none of the Fluids Entities remain a borrower, guarantor or grantor of Liens under the Senior Credit Facilities;
(vi)    Seller shall deliver to Purchaser evidence in writing in respect of the Estimated Closing Date Company Transaction Expenses;
(vii)    Purchaser shall pay (A) to the intended beneficiaries thereof (as identified in writing by Seller to Purchaser), the Estimated Closing Date Company Transaction Expenses, and (B) to the intended beneficiaries thereof (as identified in the Payoff Letters) the amount of Payoff Debt as identified in such Payoff Letters, in each case of clauses (A) and (B), in immediately available funds by wire transfer;
(viii)    Purchaser shall deliver to Seller a duly executed counterpart of the Fluids Assignment Agreement;
(ix)    Seller shall deliver to Purchaser evidence of the resignation or removal, effective as of the Closing, of such of the officers and directors of the Fluids Entities from their corporate offices (but not their employment) as Purchaser shall have requested in writing to Seller;
(x)    Seller and Purchaser shall deliver to each other duly executed counterparts of the IP Assignment Agreement, in substantially the form attached hereto as Exhibit C (the “IP Assignment Agreement”);
(xi)    Seller and Purchaser shall deliver to each other duly executed counterparts of the IP License Agreement, in substantially the form attached hereto as Exhibit D (the “IP License Agreement”);
(xii)    Seller shall deliver to Purchaser an individual employment agreement between Purchaser or its Affiliate, as applicable, and each Key Employee, in form and substance reasonably satisfactory to Purchaser and Seller, duly executed by such Key Employee;
(xii)    Seller shall deliver to Purchaser individual award agreements between Purchaser or its Affiliate, as applicable, and each Key Person, in form and substance reasonably satisfactory to Purchaser, Seller and each Key Person (the “Award Agreements”);
(xiv)    Seller shall deliver to Purchaser a valid and duly executed Internal Revenue Service Form W-9 of Seller (or, if Seller is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the regarded owner of Seller) dated on or reasonably in advance of the Closing Date;
(xv)    Seller and Purchaser shall deliver to each other duly executed counterparts of the Tri-Party Agreement; and
(xvi)    Purchaser shall pay to Seller an amount equal to $472,500 (the “Thailand LC Amount”), in immediately available funds by wire transfer.
Section 2.05    Adjustment Amount.
(a)    Prior to the Closing Date, Seller shall have delivered to Purchaser a written statement (the “Preliminary Closing Statement”) setting forth its good faith estimate of (A) the Net

Working Capital as of the Effective Time (the “Estimated Closing Date Net Working Capital”) and the Net Working Capital Adjustment Amount, if any, resulting therefrom (the “Estimated Net Working Capital Adjustment Amount”), (B) the aggregate amount of all Funded Debt as of the Effective Time (the “Estimated Closing Date Funded Debt”), (C) the aggregate amount of all Cash as of the Effective Time (the “Estimated Closing Date Cash”), (D) the aggregate amount of all Foreign Cash as of the Effective Time (the “Estimated Closing Date Foreign Cash”) and the Foreign Cash Shortfall or Foreign Cash Excess, if any, resulting therefrom (the “Estimated Closing Date Foreign Cash Shortfall” or the “Estimated Closing Date Foreign Cash Excess”, as applicable), (E) the Company Transaction Expenses (the “Estimated Closing Date Company Transaction Expenses”), and (F) the Accrued Income Tax Amount (the “Estimated Closing Date Accrued Income Tax Amount”). The calculations included in the Preliminary Closing Statement shall be prepared on a basis consistent with the Accounting Principles (it being acknowledged that certain amounts thereon shall be estimates). The Preliminary Closing Statement shall be accompanied by reasonable supporting detail (including reasonable supporting calculations).
(b)    As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereof, Purchaser shall prepare and deliver to Seller (i) an unaudited combined balance sheet of the Active Fluids Entities as of the Effective Time (the “Closing Balance Sheet”) and (ii) a written statement (together with the Closing Balance Sheet, the “Closing Statement”) setting forth (i) a calculation of the Net Working Capital as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Net Working Capital”), (ii) a calculation of the aggregate amount of all Funded Debt as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Funded Debt”), (iii) a calculation of the aggregate amount of all Cash as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Cash”), (iv) calculation of the aggregate amount of all Foreign Cash as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Foreign Cash”), including a listing of each account and the amount of Foreign Cash held in such account, and the Foreign Cash Shortfall or Foreign Cash Excess, if any, resulting therefrom (the “Closing Date Foreign Cash Shortfall” or the “Closing Date Foreign Cash Excess”, as applicable), (v) a calculation of the Company Transaction Expenses (the “Closing Date Company Transaction Expenses”), and (vi) a calculation of the Accrued Income Tax Amount (the “Closing Date Accrued Income Tax Amount”). The Closing Balance Sheet and the calculations included in the Closing Statement shall be prepared in accordance with the Accounting Principles. The Closing Statement shall be accompanied by reasonable supporting detail (including reasonable supporting calculations). Following the delivery of the Closing Statement, Purchaser shall, and shall cause its Subsidiaries (including the Fluids Entities) to, provide Seller and its Representatives reasonable access (during normal business hours) to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested by) auditors or accountants of Purchaser and its Subsidiaries (including the Fluids Entities) relating to the preparation of the Closing Statement and shall cause the personnel of Purchaser and its Subsidiaries (including the Fluids Entity) to reasonably cooperate with Seller and its Representatives in connection with their review of the Closing Statement; provided that, such access and cooperation shall not unreasonably interfere with the normal business operations of Purchaser or any of its Subsidiaries (including the Fluids Entities). Without the prior written consent of Seller, Purchaser shall not have the right (except to reflect the final resolution of any disputes in accordance with Section 2.05(c)) to modify the Closing Balance Sheet or Purchaser’s proposed calculations in the Closing Statement after Purchaser delivers such Closing Balance Sheet and Closing Statement pursuant to this Section 2.05(b).
(c)    If Seller disagrees with the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash, the Closing Date Foreign Cash Shortfall, the Closing Date Foreign Cash Excess, or the Closing Date Company Transaction Expenses, or the Closing Date Accrued Income Tax Amount, it shall notify Purchaser of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement (and, to the extent known or estimated, Seller’s proposed calculation of any item of the Closing Statement it is disputing), within thirty (30) days after its receipt of the Closing Statement. In the event that Seller does not provide a Notice of Disagreement within such thirty (30)-day period, Seller shall be deemed to have accepted the Closing Statement, including the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash, the Closing Date Foreign Cash Shortfall, the Closing Date Foreign Cash Excess, the Closing Date Company Transaction Expenses and the Closing Date Accrued Income Tax Amount delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder. In the event a Notice of Disagreement is timely provided, Purchaser and Seller shall use commercially reasonable efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash, the Closing Date Foreign Cash Shortfall, the Closing Date Foreign Cash Excess, the Closing Date Company Transaction Expenses or the Closing Date Accrued Income Tax Amount. If, at the end of such period, they are unable to resolve such disagreements, then Grant Thornton, LLP (or if Grant Thornton, LLP is unwilling or unable to serve as the Auditor, then such firm will be an internationally recognized accounting firm with experience in the Fluids Business combined with transaction arbitration experience related to purchase price adjustment disputes relating to transactions of a similar nature as may be reasonably acceptable to each of Purchaser and Seller) (the “Auditor”) (acting as an expert and not as an arbitrator) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Statement was prepared in accordance with the standards set forth in Section 2.05(b) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash, the Closing Date Foreign Cash Shortfall, the Closing Date Foreign Cash Excess, the Closing Date Company Transaction Expenses or the Closing Date Accrued Income Tax Amount require adjustment. The Auditor shall base its determination solely on the written submissions of the Parties and shall not conduct an independent investigation. In resolving any disputed item, the Auditor shall select either the position of the Purchaser or the Seller as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Purchaser, on the one hand, and Seller, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Purchaser and Seller made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Seller challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Foreign Cash Shortfall, the Closing Date Foreign Cash Excess, Closing Date Company Transaction Expenses and the Closing Date Accrued Income Tax Amount in the net amount of $1,000,000, and the Auditor determines that Purchaser has a valid claim for $400,000 of the $1,000,000, Purchaser shall bear sixty percent (60%) of the fees and expenses of the Auditor and Seller shall bear the remaining forty percent (40%) of the fees and expenses of the Auditor. The determination of the Auditor shall be final, binding and conclusive on the Parties. The date on which the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash, the Closing Date Foreign Cash Shortfall, the Closing Date Foreign Cash Excess, the Closing Date Company Transaction Expenses and the Closing Date Accrued Income Tax Amount are finally determined in accordance with this Section 2.05(c) is hereinafter referred to as the “Determination Date.”
(d)    The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital (as finally determined in accordance with Section 2.05(c)), minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Funded Debt, minus the Closing Date Funded Debt (as finally determined in accordance with Section 2.05(c)), plus (iii) the Closing Date Cash (as finally determined in accordance with Section 2.05(c)), minus the Estimated Closing Date Cash, plus (iv) the Estimated Closing Date Foreign Cash Shortfall, minus the Closing Date Foreign Cash Shortfall (as finally determined in accordance with Section 2.05(c)), plus (v) the Estimated

Closing Date Company Transaction Expenses, minus the Closing Date Company Transaction Expenses (as finally determined in accordance with Section 2.05(c)), plus (vi) the Estimated Closing Date Accrued Income Tax Amount, minus the Closing Date Accrued Income Tax Amount (as finally determined in accordance with Section 2.05(c)). If the Adjustment Amount is a positive number, then the Cash Consideration shall be increased by the Adjustment Amount (the “Increase Amount”), and if the Adjustment Amount is a negative number, then the Cash Consideration shall be decreased by the absolute value of the Adjustment Amount (the “Deficit Amount”). The Adjustment Amount shall be paid in accordance with Section 2.05(e).
(e)    If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the later to occur of (i) of the Determination Date or (ii) the date of Hungary Audit Resolution, Purchaser shall pay an amount in cash equal to the Increase Amount to Seller. If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay an amount in cash equal to the Deficit Amount to Purchaser. For U.S. federal income and all other Tax purposes, to the extent permitted by applicable Law, any Increase Amount or Deficit Amount pursuant to this Section 2.05(e) shall be treated as an adjustment to the Cash Consideration.
Section 2.06    Foreign Cash.
(a)    Solely to the extent there is a Closing Date Foreign Cash Excess, Purchaser shall, and shall cause the Fluids Entities to, use commercially reasonable efforts to, during the period from the Closing Date to the fifteen month anniversary of the Closing Date, distribute the Closing Date Foreign Cash Excess to Purchaser in accordance with the terms, methodologies and procedures set forth on Schedule 2.06 (the “Foreign Cash Excess Distributions”), after which Purchaser shall remit to Seller on a monthly basis, as applicable, in immediately available funds, an amount equal to such Closing Date Foreign Cash Excess (net of any Collection Costs). Purchaser shall, and shall cause the Fluids Entities to, undertake commercially reasonable efforts to minimize any Collection Costs. Seller acknowledges and agrees that the obligations of Purchaser pursuant to this Section 2.06 shall only apply to Foreign Cash held in the accounts of the Active Fluids Entities as of the Effective Time, solely to the extent such accounts are listed on the Closing Balance Sheet, and that in no event shall Purchaser have any obligation to remit any Foreign Cash received by a Fluids Entity from a Person that is not a Fluids Entity following the Effective Time. For the period from the Closing Date to the fifteen month anniversary of the Closing Date, neither Purchaser nor any of its Subsidiaries (including the Fluids Entities) or Affiliates shall have the right to use the Closing Date Foreign Cash Excess for any purpose other than for making the Foreign Cash Excess Distributions pursuant to this Agreement. Notwithstanding anything in this Section 2.06 to the contrary, if the board of managers of Purchaser (the “Purchaser Board”) determines in good faith, as of the time a Foreign Cash Excess Distribution would otherwise be made, after consultation with Seller, that a Foreign Cash Excess Distribution would result in a material risk of default under the Fluids Loan Agreement (the “Tolling Events”), then such obligations under this Section 2.06 shall be tolled until the Purchaser Board determines in good faith, after consultation with the Seller, such Tolling Events are no longer applicable.
(b)    Within ten (10) days after the end of each calendar month, Purchaser shall and shall cause its Subsidiaries (including the Fluids Entities) and Affiliates and Representatives to provide Seller a written statement setting forth the Closing Date Foreign Cash Excess as of the end of such calendar month from and after the Closing Date beginning on September 30, 2024. Purchaser shall and shall cause its Subsidiaries (including the Fluids Entities) and Affiliates and Representatives to provide Seller and its Representatives reasonable access (during normal business hours) to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested by) auditors or accountants of Purchaser and its Subsidiaries (including the Fluids Entities) relating to the Closing Date

Foreign Cash Excess and shall cause the personnel of Purchaser and its Subsidiaries (including the Fluids Entities) to reasonably cooperate with Seller and its Representatives in connection with their review of all books and records related to the Closing Date Foreign Cash Excess; provided that, such access and cooperation shall not unreasonably interfere with the normal business operations of Purchaser or any of its Subsidiaries (including the Fluids Entities).
(c)    Notwithstanding anything to the contrary contained in this Section 2.06, the obligations of Purchaser under this Section 2.06 shall terminate immediately upon the remittance to Seller of an aggregate amount equal to the amount of the Closing Date Foreign Cash Excess (net of any Collection Costs). For U.S. federal income and all other Tax purposes, to the extent permitted by applicable Law, any payments made to Seller pursuant to this Section 2.06 shall be treated as an adjustment to the Cash Consideration. For purposes of this Section 2.06, “commercially reasonable efforts” shall mean the exercise of such efforts and commitment of such resources by a company with substantially the same resources and expertise as Purchaser (after giving effect to the Transactions), with due regard to the nature of efforts and cost required for the undertaking at stake as compared to the expected benefits, and shall not require Purchaser or its Affiliates (including the Fluids Entities) to undertake any formation of new entities, dissolution of Active Fluids Entities, transfers of Equity Interests in any entities or similar corporate restructuring transactions to minimize any applicable withholding or other similar Taxes on any Foreign Cash Excess Distributions.
Section 2.07    Pre-Closing CFC Taxes. No more than thirty (30) days after Purchaser files (or causes to be filed) the U.S. federal income Tax Return of Purchaser for the first year of Purchaser ending after the Closing Date reflecting any Pre-Closing CFC Taxes, Purchaser shall deliver to Seller a written statement (the “Pre-Closing CFC Taxes Statement”) setting forth its good faith estimate of the Pre-Closing CFC Taxes. The Pre-Closing CFC Taxes Statement shall be accompanied by reasonable supporting detail (including reasonable supporting calculations). If Seller disagrees with the calculation of the Pre-Closing CFC Taxes set forth in the Pre-Closing CFC Tax Statement, it shall notify Purchaser of such disagreement in writing (the “CFC Taxes Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement (and Seller’s proposed calculation of any item set forth in the Pre-Closing CFC Taxes Statement that it is disputing), within thirty (30) days after its receipt of the Pre-Closing CFC Taxes Statement. In the event that Seller does not provide such CFC Taxes Notice of Disagreement within such thirty (30)-day period, Seller shall be deemed to have accepted the Pre-Closing CFC Taxes Statement, including the calculation of the Pre-Closing CFC Taxes, which shall be final, binding and conclusive for all purposes hereunder. In the event the CFC Taxes Notice of Disagreement is timely provided, the procedures described in Section 2.05(c) shall be applied, mutatis mutandis, in resolution of such disagreement. The date on which the Pre-Closing CFC Taxes are finally determined in accordance with this Section 2.07 is hereinafter referred to as the “Pre-Closing CFC Taxes Determination Date”. Promptly following the Pre-Closing CFC Taxes Determination Date, and in any event within five (5) Business Days of the Pre-Closing CFC Taxes Determination, Seller shall pay to Purchaser an amount in cash equal to the amount of the Pre-Closing CFC Taxes as finally determined in accordance with this Section 2.07. Following such payment, Seller shall have no further obligations pursuant to this Agreement with respect to Pre-Closing CFC Taxes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth on the Schedules, Seller represents and warrants to Purchaser as follows:
Section 3.01    Organization of Seller. Seller has been duly organized and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets, properties and rights and to conduct its business as it is now being conducted. Seller is duly licensed or qualified and is in good standing (or the equivalent) as a foreign corporation in each jurisdiction in which the ownership, leasing or operation of its assets, properties, or rights or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing (or the equivalent) would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each case taken as a whole.
Section 3.02    Due Authorization.
(a)    Seller has all requisite power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and (subject to the consents, approvals, authorizations and other requirements described in Section 3.03 or Section 3.04) to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and any other Transaction Document to which it is a party and the consummation of the Transactions have been duly and validly authorized and approved by all necessary action on the part of Seller, and no other proceedings on Seller’s part are necessary to approve or authorize the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the Transactions. This Agreement and the Transaction Documents to which it is a party have been duly and validly executed and delivered by Seller and (assuming this Agreement and the Transaction Documents to which it is a party constitute a legal, valid and binding obligation of Purchaser) constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, the “Remedies Exception”).
(b)    Each Fluids Entity has all requisite power and authority to execute and deliver the Transactions Documents to which it is party and (subject to the consents, approvals, authorizations and other requirements described in Section 3.03 or Section 3.04) to consummate the Transactions. The execution, delivery and performance by such Fluids Entity of such Transaction Documents and the consummation of the Transactions have been duly and validly authorized and approved by all necessary action on the part of such Fluids Entity, and no other proceedings on such Fluids Entity’s part are necessary to approve and authorize the execution, delivery or performance of such Transaction Documents or the consummation of the Transactions. Each Transaction Document to which a Fluids Entity is party has been duly and validly executed by such Fluids Entity and constitutes a legal, valid and binding obligation of such Fluids Entity, enforceable against such Fluids Entity in accordance with its terms, subject to the Remedies Exception.
Section 3.03    Governmental Authorization. No consent, approval or authorization of, or designation, declaration or filing with, or notice to, any Governmental Authority is required on the part of Seller or any of the Fluids Entities with respect to Seller’s or such Fluid Entity’s execution, delivery or performance of any Transaction Document to which it is a party or the consummation by Seller or such Fluids Entity of the Transactions that has not been received, except for (a) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each, case taken as a whole, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, and (c) as otherwise disclosed on Schedule 3.03.
Section 3.04    Noncontravention. Except as set forth on Schedule 3.04, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.03, the execution, delivery and performance by Seller or any Fluids Entity of any Transaction Document to which it is a party and the consummation by Seller or such Fluids Entity of the Transactions do not and will not (in each case, with or without the passage of time or the giving of notice or the taking of any action of any third party) (a) violate any provision of, or constitute or result in the breach of, any applicable Law, Permit or Governmental Order to which Seller or any Fluids Entity is subject or by which any property or asset of Seller or any Fluids Entity is bound, (b) constitute or result in a breach or violation of, or default under, or require any notice under the Organizational Documents of Seller or any Fluids Entity, (c) violate any provision, of or constitute or result in a breach of, or require any authorization, consent, approval, or other action by or notice to any Governmental Authority or third party, under any Contract to which Seller or any Fluids Entity or any of their respective properties or assets is bound, or terminate or result in the termination of any such Contract, or result in the loss or impairment of any material rights under such Contract, or result in the creation of any Lien (other than a Permitted Lien) under any such Contract, or constitute an event that would result in any such violation, breach, termination, loss or impairment of any rights under such Contract, or result in the creation of a Lien or (d) result in a violation or revocation of any required license, Permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Fluids Business.
Section 3.05    Title; Capitalization.

(a)    Seller owns all of the Fluids Interests, free and clear of all Liens (other than Permitted Liens). Seller has the sole voting power and sole power of disposition with respect to all of the Fluids Interests with no limitations, qualifications or restrictions on such rights and powers. The Fluids Interests will be transferred by Seller to Purchaser pursuant to this Agreement and the Fluids Assignment Agreement, free and clear of all Liens and restrictions on transfer other than restrictions on transfer arising pursuant to applicable securities Laws. Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of the Fluids Interests. The Fluids Entities and their respective jurisdictions of incorporation or organization are set forth on Schedule 3.05(a). The Fluids Entities have been duly incorporated or organized and are validly existing under the Laws of their respective jurisdictions of incorporation or organization and have the corporate or other organizational power and authority to own, lease and operate their respective properties, assets and rights and to conduct their respective businesses as now being conducted. Each Fluids Entity is duly licensed or qualified to do business and is in good standing (or the equivalent) as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership, leasing or operation of its assets, properties, or rights or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each, case taken as a whole.
(b)    The capitalization of each Fluids Entity is set forth on Schedule 3.05(b), which schedule sets forth, with respect to each such Fluids Entity, (i) its authorized, issued and outstanding Equity Interests, and (ii) the number and percentage of shares of its outstanding Equity Interests held by Seller or another Fluids Entity. All of the issued and outstanding shares of Equity Interests in each Fluids Entity are owned beneficially and of record by Seller, another Fluids Entity or such other Person, in each case, as set forth on Schedule 3.05(b), free and clear of all Liens, other than any restrictions on sales of securities under applicable securities Laws. None of such Equity Interests have been issued in violation of, or are subject to, any purchase rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or subscription rights. There are no (A) outstanding options, warrants, convertible securities, stock appreciation rights, or profits interests, (B) other securities convertible into, or exchangeable or exercisable for, any shares of capital stock (or other Equity Interests) of any Fluids Entity, (C) any other commitments or agreements providing for the issuance or sale of additional shares (or other Equity Interests) or for the repurchase or redemption of any Fluids Entity’s shares of capital stock (or other Equity Interests), or (D) any agreements of any kind which may obligate any Fluids Entity to issue, purchase, register for sale, redeem or otherwise acquire any shares of its capital stock (or other Equity Interests). Except for this Agreement, no Fluids Entity is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the capital stock or other Equity Interests of any Fluids Entity. The Fluids Entities do not have any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote (or convertible into or exercisable for securities having the right to vote) with the equity holders of any Fluids Entity on any matter.
(c)    The outstanding shares of capital stock (or other Equity Interests) of each Fluids Entity have been duly authorized and validly issued and are fully paid and nonassessable (where such concepts are applicable), have not been issued in violation of any preemptive or similar rights and have been issued in compliance with applicable federal and state securities Laws. Except as set forth on Schedule 3.05(c) and except for the Equity Interests of the Fluids Entities set forth on Schedule 3.05(b), none of the Fluids Entities own any Equity Interests in any other Person. None of the Fluids Entities engage in any material business other than the Fluids Business.
(d)    The Pre-Closing Reorganization was consummated in its entirety prior to the execution of this Agreement by the preparation, execution, delivery and, where appropriate, filing of the Pre-Closing Reorganization Agreements.
Section 3.06    Financial Statements.
(a)    Attached as Schedule 3.06(a) are (a) the unaudited combined balance sheet of the Active Fluids Entities as of December 31, 2023 and December 31, 2022 and the unaudited combined statements of income of the Active Fluids Entities for the twelve-month periods ended December 31, 2023 and December 31, 2022 (the “Unaudited Financial Statements”), and (b) the unaudited combined balance sheet of the Active Fluids Entities as of April 30, 2024 and the unaudited combined statements of income of the Active Fluids Entities for the four-month period then ended (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements present accurately and fairly, in all material respects, the assets, liabilities, consolidated financial position and results of operations of the Active Fluids Entities. The Financial Statements (i) were prepared in accordance with GAAP, subject to the absence of disclosures normally made in footnotes to audited financial statements and normal year-end adjustments (which adjustments are not material in the aggregate) and corporate, Tax and similar allocations and eliminations necessary for GAAP audited carve-out financial statements and (ii) are correct and complete in all material respects, and have been prepared from, and are in accordance with, the books and records of the Active Fluids Entities.
(b)    The Active Fluids Entities maintain a system of internal accounting controls and procedures over financial reporting. The Active Fluids Entities’ internal accounting controls and procedures over financial reporting are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP consistently applied and include policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Active Fluids Entities, (ii) provide reasonable assurance that transactions are recorded as reasonably necessary to permit preparation of financial statements in accordance with GAAP and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Active Fluids Entities’ assets that could have a material effect on its financial statements. No Active Fluids Entity nor, to the Knowledge of Seller, any Representative of the Active Fluids Entities has identified nor has been made aware of (i) any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the

Active Fluids Entities or its internal accounting controls, (ii) any Fraud that involves any of the Active Fluids Entities’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by with respect to the Fluids Business, or (iii) any written, or to the Knowledge of Seller, oral claim or allegation regarding any of the foregoing.
(c)    All accounts and notes receivable relating to the business of the Active Fluids Entities (i) are properly reflected and reserved for on the Financial Statements, or with respect to accounts receivable arising after the Balance Sheet Date, on the books and records of the Active Fluids Entities, (ii) were determined in accordance with GAAP consistently applied, (iii) represent or will represent valid and bona fide obligations arising from sales actually made or services actually performed by the Active Fluids Entities in the Ordinary Course of Business, (iv) to the extent not paid prior to the Closing, are current and collectible net of the respective reserves shown on the Financial Statements or the books and records of the Active Fluids Entities, as applicable (which reserves are calculated in good faith consistent with past practice and using methodologies supported by information available as of the date such reserves were established) and (v) are payable on ordinary trade terms, in each case, except where the failure to do so would not reasonably be expected to be material to the Active Fluids Entities or Fluids Business, in each case, taken as a whole. No Person has any material Lien on any account receivable of any Active Fluids Entity other than Permitted Liens. To the Seller’s Knowledge, none of the account debtors of any material amounts of accounts receivable (net of reserves shown on the Financial Statements or the books and records of the Active Fluids Entities, as applicable (which reserves are calculated in good faith consistent with past practice and using methodologies supported by information available as of the date such reserves were established)) of the Active Fluids Entities are in bankruptcy or is generally unable to pay its debts as they become due.
(d)    All accounts and notes payable of the Active Fluids Entities (a) are reflected on the Financial Statements, or with respect to accounts and notes payable arising after the Balance Sheet Date, on the books and records of the Active Fluids Entities, and (b) represent actual and bona fide obligations arising from purchases actually made or services actually received, or obligations relating to goods or services not yet received but reasonably expected to be received in the Ordinary Course of Business.
(e)    The inventories of the Active Fluids Entities (including raw materials, work-in-progress and finished goods) set forth in the Financial Statements or with respect to inventories arising after the Balance Sheet Date, on the books and records of the Active Fluids Entities, were properly stated therein in accordance with GAAP consistently applied in all material respects. Adequate reserves have been reflected in the Financial Statements or with respect to inventories arising after the Balance Sheet Date, on the books and records of the Active Fluids Entities, for obsolete, excess, damaged or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of the Active Fluids Entities constitute sufficient quantities for the normal operation of the Active Fluids Entities’ business in accordance with past practice. The finished goods inventories of the Active Fluids Entities are in good, marketable and usable condition, and are saleable in the Ordinary Course of Business within a reasonable period of time and at normal profit margins and ordinary wear and tear excepted, in each case, in all material respects. All of the raw materials and work-in-progress inventory consists of new, un-used, undamaged and non-expired items that can reasonably be expected to be consumed in the Ordinary Course of Business within a reasonable period of time in all material respects. None of the inventory of the Active Fluids Entities is obsolete (net of reserves shown on the Financial Statements or the books and records of the Active Fluids Entities, as applicable (which reserves are calculated in good faith consistent with past practice and using methodologies supported by information available as of the date such reserves were established)), has been consigned to others, or is on consignment from others.

(f)    The Active Fluids Entities have not entered into any transactions involving the use of special purpose entities for any off balance sheet activity other than as specifically described in the Financial Statements.
(g)    Except for the Funded Debt of the Active Fluids Entities included in the calculation of the Closing Date Funded Debt, the Active Fluids Entities do not have any Funded Debt.
Section 3.07    Absence of Certain Changes. Except as set forth on Schedule 3.07 or as contemplated by this Agreement, since April 30, 2024, or such earlier date as set forth in such representations in this Section 3.07, the Fluids Business has been conducted, in all material respects, in the Ordinary Course of Business, including that the Fluids Entities have (i) preserved intact the business organization of the Fluids Entities, (ii) maintained existing relations with key suppliers, customers, employees and other Persons having material business relationships with the Fluids Entities and (iii) maintained material insurance policies of the Fluids Entities; and, except pursuant to the Pre-Closing Reorganization, there has not been any:
(a)    Material Adverse Effect on the Fluids Entities or the Fluids Business, since the Balance Sheet Date;
(b)    material incident of damages, destruction or loss of any Leased Real Property or Owned Real Property or in the operation of the businesses of any Fluids Entity, as applicable (whether or not covered by insurance), since the Balance Sheet Date;
(c)    cancellation or compromise of any material Funded Debt of any Active Fluids Entity or claim, waiver or release of any material right of any Fluids Entity or settlement of any action by any Fluids Entity that involves (A) Material Contracts, (B) any equitable or injunctive relief that remains available or (C) the assumption of any Liabilities by any Active Fluids Entity in excess of $250,000 in the aggregate, in each case, since the Balance Sheet Date;
(d)    incurrence, creation, assumption or other Liability for any Funded Debt in excess of $250,000, guarantee of any such Funded Debt, or issuance or sale of any debt securities or warrants or rights to acquire any debt securities of such Person or guarantee any debt securities of others, in each case, by any Active Fluids Entity;
(e)    entry into any commitment for any capital expenditure to be made following the Closing in excess, in any material respect, of the aggregate amount set forth in the budget of the Active Fluids Entities, which budget has been previously made available to Purchaser;
(f)    lapse of any Insurance Policy of any Fluids Entity, since the Balance Sheet Date;
(g)    material amendment or modification to the Organizational Documents of any Fluids Entity or formation of any Subsidiary, partnership or joint venture entity of any Fluids Entity;
(h)    imposition of any material Lien on the properties or assets of any Fluids Entity, except for Permitted Liens;
(i)    entry by any Fluids Entity into any new lease or sublease of Real Property (whether as a lessor, sublessor, lessee, or sublessee), or termination of any lease or sublease of Real Property prior to the end of its term;
(j)    sale, lease, license, pledge, encumbrance, transfer, surrender, abandonment, waiver, release or other disposition of, or agreement to sell, lease, license, pledge, encumber, transfer,

surrender, abandonment, waiver, release or otherwise dispose of, any of material properties or assets or any Intellectual Property of any Fluids Entity, other than (A) dispositions of used, obsolete or excess equipment in the Ordinary Course of Business or (B) other dispositions in the Ordinary Course of Business that do not, individually or in the aggregate, involve property or assets with a value greater than $250,000;
(k)    acceleration by any Fluids Entity of the payment of material customer accounts receivable (including by shortening payment terms, providing incentives for early payment or otherwise);
(l)    delay by any Fluids Entity on the payment of material accounts payable or other material Liabilities to suppliers, vendors or others, in each case, other than in the Ordinary Course of Business consistent with past practices of the Fluids Entities;
(m)    material amendment, assignment, transfer, waiver of any rights under, termination or other disposition of any of the Material Contracts;
(n)    acquisitions by any Fluids Entity in any manner (whether by merger or consolidation, the purchase of Equity Interests in or a material portion of the assets of or otherwise) of any business or any corporation, partnership, association or other business organization or division thereof of any other Person, in a single transaction or a series of related transactions, with a value in excess of $250,000, since the Balance Sheet Date;
(o)    issuances, sales, deliveries, transfers or other authorization of any Equity Interests of any Fluids Entity, or any rights, warrants, calls, subscriptions or options to acquire any such Equity Interests;
(p)    material liquidation, dissolution, merger or consolidation of any Fluids Entity;
(q)    reclassification, split, combination, subdivision, directly or indirectly, of any Equity Interests in any Fluids Entity;
(r)    since the Balance Sheet Date, changes to any of the material accounting or Tax policies, practices or procedures of any Fluids Entity, except as required by GAAP;
(s)    material elections (or changes or revocations with respect thereto) relating to Taxes, filings of any amended Tax Returns with respect to income Taxes or any other material Tax, entrance into any “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law), settlements or compromises of any claim or assessments with respect to any Tax, surrenders of any right to claim a refund of any material amount of Tax, consents to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or any other action outside the Ordinary Course of Business by any Fluids Entity in respect of Taxes that could reasonably be expected to have a material adverse Tax impact on Purchaser or any Fluids Entity;
(t)    entry by any Fluids Entity into, material modification of, or termination by any Fluids Entity of any Employee Plan or any other employment, compensation, benefits, consulting, severance, retention, bonus, change in control or indemnification agreements with its employees, members, managers, officers, directors, or contractors, in each case, with such Persons with an annual salary in excess of $175,000, or entry by any Fluids Entity into or material modification of, or, since the Balance Sheet Date, any Fluids Entity becoming bound by, or any Fluids Business Employee becoming covered by, any Collective Bargaining Agreement or other obligation to any labor organization or employee representative;

(u)    any work stoppages, slowdowns, picketing, strikes, or other material labor dispute or, to the Knowledge of Seller, threats thereof, in each case, of any Fluids Entity or otherwise with respect to any Fluids Business Employee, in each case, since the Balance Sheet Date;
(v)    increases in the salary, wage or other compensation or level of benefits payable or to become payable to any of the Fluids Business Employees with an annual salary of greater than $175,000, other than in the Ordinary Course of Business;
(w)    since the Balance Sheet Date, entry into any Affiliate Transaction (other than any Transaction that will be discharged at Closing in accordance with Section 5.02(b));
(x)    terminations of any employee of any Fluids Entity, other than terminations in the Ordinary Course of Business of employees with an annual base salary of less than $175,000 immediately prior to such termination;
(y)    entry into, engagement in or otherwise operation, in each case, by any Fluids Entity, of any material new line of business, since the Balance Sheet Date; or
(z)    commitments by any Fluids Entity to do any of the foregoing.
Section 3.08    No Undisclosed Liabilities. There is no Liability of the Active Fluids Entities, except for Liabilities (a) specifically reflected or reserved for on the Financial Statements, (b) that have arisen since the Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) and which would not reasonably be expected, individually or in the aggregate, to be material to the Active Fluids Entities or Fluids Business, in each, case taken as a whole, (c) executory obligations under this Agreement and the other Transaction Documents, (d) disclosed in Schedule 3.08 or (e) which would not reasonably be expected to be material to the Active Fluids Entities or the Fluids Business, in each case, taken as a whole.
Section 3.09    Material Contracts.
(a)    Schedule 3.09(a) contains a listing of all Contracts described in clauses (i) through (xix) below (other than Fluids Subsidiary Plans and Contracts relating to insurance policies set forth on Schedule 3.26) which any Fluids Entity is a party or by which any of its assets or properties are bound, and all amendments, restatements, modifications and supplements thereto (whether or not listed in Schedule 3.09(a), together with any Government Contract, the “Material Contracts”):
(i)    Any Contract (other than purchase or sales orders entered into in the Ordinary Course of Business under any master services or similar agreement) involving annual payments or consideration furnished by or to the any of the Fluids Entities of $1,000,000 or more and that is not terminable (without Liability to any Fluids Entity) by giving sixty (60) days’ or less notice.
(ii)    Any Contract under which any Fluids Entity is a lessor, lessee, sublessor or sublessee of any machinery, equipment, vehicle or other tangible personal property requiring (A) annual payments of $350,000 or more or (B) aggregate payments by the Fluids Entities of $1,000,000 or more, in each case, that are not terminable (without Liability to any Fluids Entity) by giving sixty (60) days’ or less notice.
(iii)    Any Contract involving the operation of any partnership entity, joint venture, profit sharing or similar arrangement with a third party.

(iv)    Excluding the Senior Credit Facilities, any Contract relating to the borrowing or lending of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, debentures, mortgages, indentures or other obligations, sureties or indemnification, direct or indirect, guarantees of performance, agreements and other instruments for or relating to indebtedness for borrowed money in excess of $500,000, or any guarantee of third-party obligations in excess of $500,000, or any material letters of credit, performance bonds or other credit support for the Fluids Business.
(v)    Any Contract with any Top Customer (other than purchase or sales orders entered into in the Ordinary Course of Business under any master services or similar agreement).
(vi)    Any Contract with any Top Supplier (other than purchase or sales orders entered into in the Ordinary Course of Business under any master services or similar agreement).
(vii)    Any Contract containing (A) non-compete or exclusivity provisions with respect to any product line or line of business or geographic area with respect to any Fluids Entity, (B) other exclusivity rights, rights of refusal, rights of first negotiation or similar rights, (C) grant to any Person of “most favored nation” (or similar) pricing terms, (D) provisions requiring any Fluids Entity to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions or (E) minimum purchase requirements.
(viii)    Any written Contract pursuant to which Intellectual Property that is material to the business or involves consideration in excess of $200,000 is licensed or other rights are granted to any Fluids Entity (other than license agreements for unmodified “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $200,000, any license incidental to a product or service for use of such product or service, or any employee agreement, and any non-disclosure agreement).
(ix)    Any written Contract pursuant to which material Owned Intellectual Property is licensed or other rights granted by the Fluids Entities to another Person (other than any license incidental to a product or service for use of such product or service and any non-disclosure agreement).
(x)    Any Contract for capital expenditures or the acquisition or construction of fixed assets under which any Fluids Entities has payment obligations following the date hereof in an amount in excess of $500,000, in each case by a Fluids Entity.
(xi)    Any Contract for the acquisition of any Person, or any business division thereof, or the disposition of any material assets of the Fluids Entities (other than sales of inventory or obsolete assets in the Ordinary Course of Business), (A) occurring since the Lookback Date and involving payments in excess of $500,000 or (B) pursuant to which any Fluids Entity has continuing guarantee, “earn out,” contingent purchase price or similar contingent payment obligations.
(xii)    Any employment agreement with any current individual employee of a Fluids Entity related to the employment of such individual employee of a Fluids Entity whose base annual compensation (exclusive of bonus and commission) is or, with respect to former employees was, in excess of $200,000.

(xiii)    Any material Contract with a subcontractor utilized by any Fluids Entity whereby the applicable subcontractor assumes the contractual obligations of any of the Fluids Entities to their clients and customers, including pursuant to any Government Contract.
(xiv)    Any Contract constituting an Affiliate Transaction.
(xv)    Any Contract which involves any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute since the Lookback Date, requiring a payment by any Fluids Entity in excess of $500,000.
(xvi)    Any Contract that is a Tax allocation, sharing, or indemnity agreement or arrangement (other than any such agreement or arrangement pursuant to any customary Tax allocation, sharing, or indemnification provisions contained in any Contract entered into in the Ordinary Course of Business that is not primarily related to Taxes).
(xvii)    All Collective Bargaining Agreements, other than any sector or industry level collective bargaining or similar agreement.
(xviii)    Any Shared Contract.
(xix)    Any legally binding commitment to enter into any of the foregoing.
(b)    True and complete copies of the Material Contracts (other than the Shared Contracts) have been delivered to or made available to Purchaser or its Representatives. Descriptions of the material terms of the Shared Contracts have been communicated to Purchaser or its Representatives, where requested by Purchaser or its Representatives, including in connection with the Transition Services Agreement, as applicable. Except as set forth on Schedule 3.09(b), all of the Material Contracts are (i) in full force and effect, subject to the Remedies Exception, (ii) represent the legal, valid and binding obligations of the Fluids Entity party thereto and, to the Knowledge of Seller, each of the other parties thereto and (iii) are enforceable against the Fluids Entity party thereto and each of the other parties thereto. Except as set forth on Schedule 3.09(b) and except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the Fluids Entities, taken as whole, (A) no Fluids Entity or, to the Knowledge of Seller, any other party thereto is in breach of or default under any Material Contract, (B) no Fluids Entity has received or given any claim or notice of breach of or default under any Material Contract, (C) there has been no notice or threat to, and, to the Knowledge of Seller, no other party intends to, terminate, fail to renew, breach, reduce purchases or sales under, renegotiate, or accelerate the maturity or performance of any Material Contract in any manner adverse to a Fluids Entity, and (D) no event has occurred or condition exists which, individually or together with other events, would reasonably be expected to constitute in a breach or default of a Material Contract or give rise to notice, modification, acceleration, payment cancellation or termination under any Material Contract, or in any manner release any party thereto from any obligation under any Material Contract (in each case, with or without notice, lapse of time or both). No party has asserted or has (except by operation of the Law) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract. To the Knowledge of Seller, no facts exist which would render the performance by a party to a Material Contract of its obligations thereunder unlikely and no party to a Material Contract has claimed a force majeure with respect thereto. There have been no material disputes applicable to any Fluids Entity under any Material Contracts since January 1, 2022.
Section 3.10    Government Contracts. With respect to any Contract with a Governmental Authority (each, a “Government Contract”):

(a)    each Fluids Entity has maintained necessary and adequate performance qualifications, certifications, approvals, policies and controls designed to ensure, in all material respects, and has been in, material compliance with contract requirements, applicable Laws pertaining to Government Contracts and to any bid or proposal, grant, cooperative agreement, or any subcontract or lower-tier agreement pertaining to an actual or potential Government Contract;
(b)    representations and certifications applicable to such Government Contracts or to bids or proposals for prospective Government Contracts were accurate in all material respects when made;
(c)    invoices submitted were accurate in all material respects and any required adjustments have been reported and credited to the customer, in accordance with the terms of such Government Contract, in all material respects;
(d)    no Fluids Entity has made or submitted any express or implied false or fraudulent claim or statement to any Governmental Authority or any higher-tier contractor in connection with a Government Contract or with respect to the issuance or approval of any Government Contract or any payment or performance obligation thereunder;
(e)    no Government Contract was awarded on the basis of any “Small Business” or preferred bidder designation (and none of the Fluids Entities’ expected sales revenue will be diminished as a result of any loss of such status in connection with Transactions) or provides for payment on the basis of incurred costs or was based on a disclosure of internal costs or the pricing offered to other customers or a pricing guarantee, or includes a duty to accumulate, allocate or report costs of performance, or requires or involves access to classified information or facilities, or requires customization of software for a Governmental Authority or customer or provides software rights to the Fluids Entities’ Intellectual Property (other than Government Contracts under which the customer is granted a standard license to commercial computer software that does not differ from the Fluids Entities’ standard commercial licenses relating to the use of such software and Intellectual Property);
(f)    since the Lookback Date, no Fluids Entity has asserted or received notice of an alleged material violation or material breach of representation, certification, disclosure obligation, or contract term, condition, clause, provision or specification with any respect to a Government Contract, nor any notice of breach or for cure, show cause, deficiency, default, termination, inaccurate certification, improper billing, false or reckless claim, false statement, fraud, kickback or violation of Law arising under or related to a Government Contract or to bids or proposals for prospective Government Contracts, nor are there any related pending claims, disputes, litigation or administrative or judicial proceedings, arbitrations or mediations;
(g)    since the Lookback Date, no Fluids Entity nor their respective officers, directors, principals, owners, managers, or employees, acting on behalf of a Fluids Entity, have been suspended, debarred or excluded by a Governmental Authority (nor to the Knowledge of Seller, been threatened in writing with suspension, debarment or exclusion) nor been in material violation of any applicable restriction on conflict of interest, lobbying, political activity or the offering or giving of anything of value to a Government Official;
(h)    since the Lookback Date, no Fluids Entity has received or provided notice of audit or investigation by a Governmental Authority in connection with a Government Contract and is not subject to any internal investigation or mandatory or voluntary disclosure, or material dispute relating to any Government Contract or any bid or proposal, grant, cooperative agreement, or any subcontract or lower-tier agreement pertaining to an actual or potential Government Contract;

(i)    no Fluids Entity has any outstanding agreements, Contracts, or commitments which require it to obtain or maintain a United States government security clearance or a foreign government security clearance; and
(j)    each Fluids Entity has complied in all material respects with all cost principles or cost accounting standards as have been applicable to any of its Government Contracts, grants, or cooperative agreements at any tier.
Section 3.11    Litigation. Except as set forth on Schedule 3.11, there are no, and since January 1, 2022, there have been no, (a) Actions pending or, to the Knowledge of Seller, threatened in Law or in equity against any Fluids Entity or its properties, assets, or operations, or, to the Knowledge of Seller, its Representatives or service providers in their capacity as such or (b) outstanding Governmental Orders against any Fluids Entity or its properties, assets or operations or by which any Fluids Entity is bound, or, to the Knowledge of Seller, against its Representatives or service providers in their capacity as such, in each case, that would reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each, case taken as a whole. No Actions are pending or, to the Knowledge of Seller, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of Seller or any Fluids Entity under any Transaction Document or the consummation by Seller or any Fluids Entity of the Transactions, and, to the Knowledge of Seller, there are no facts, events, conditions or circumstances which would reasonably be expected to give rise to any such Action or the threat of any such Action.
Section 3.12    Compliance with Laws.
(a)    Except with respect to matters set forth on Schedule 3.12, each Fluids Entity and each of its properties, assets, and operations, and, to the Knowledge of Seller, its Representatives and service providers (in their capacity as such) is, and since January 1, 2022, has been, in compliance with all applicable Laws in all material respects. Since January 1, 2022, no Fluids Entity has received any notice, request for information, demand letter, administrative inquiry, or formal or informal complaint from any Governmental Authority of a violation of any applicable Law that would reasonably be expected, individually or in the aggregate, to be material to Fluids Entities or Fluids Business, in each case taken as a whole. Except as set forth on Schedule 3.12, no Action is pending or, to the Knowledge of Seller, threatened against any Fluids Entity or its properties, assets, operations, or to the Knowledge of Seller, its Representatives or service providers (in their capacity as such), alleging failure to comply with any applicable Law and, to the Knowledge of Seller, no Fluids Entity is under investigation, audit or review by any Governmental Authority with respect to (i) any actual or possible material violation of any applicable Law by such Fluids Entity or Representatives or service providers, (ii) the withdrawal of such Governmental Authority’s approval of, establishment or other registration held by any Fluids Entity related to its business, (iii) a recall of any product produced, manufactured or distributed by any Fluids Entity, or (iv) the suspension or enjoinment of any manufacturing or production facility of any Fluids Entity. Each Fluids Entity maintains adequate internal controls and has implemented and maintains policies and procedures sufficient to provide reasonable assurances of their effectiveness at detecting and preventing any material misconduct or violation of applicable Laws or Governmental Orders.
(b)    Since January 1, 2022, no Fluids Entity has entered into or been subject to any Governmental Order with respect to any aspect of the business of any Fluids Entity or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Authority arising out of or relating to any material failure to comply with any applicable Law, and, to the Knowledge of Seller, no formal or informal investigation or review related to the material failure to comply with any Law by any Fluids Entity is being conducted by any commission, board, Governmental Authority or other Person, and, to the Seller’s Knowledge, no such investigation or review is scheduled, pending or threatened, except, in each case, where such non-compliance has not been and would not reasonably be expected, individually or in the aggregate, to be material to Fluids Entities or Fluids Business, in each, case taken as a whole.
(c)    Since January 1, 2022, there has not been any Action relating to, or any act or allegation of or relating to, sexual harassment, sex-based discrimination or sexual misconduct, or breach of any Fluids Entity policy relating to the foregoing, in each case involving any Fluids Entity or any current or former employee of any Fluids Entity (in relation to his or her work at a Fluids Entity), or to the Knowledge of Seller, Representative or service provider (in relation to his or her work at a Fluids Entity) of a Fluids Entity, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Knowledge of Seller, has any such action, suit, claim, proceeding, investigation, settlement or other arrangement been threatened.
(d)    Since the Lookback Date, no Fluids Entity (i) has been assessed civil penalties under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other applicable Laws governing such activities (collectively, “Anti-Money Laundering Laws”), or (ii) has had any of its funds seized or forfeited in an Action under any Anti-Money Laundering Laws.
Section 3.13    Anti-Corruption.
(a)    Except as disclosed on Schedule 3.13(a) within the past five (5) years or as would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Business taken as a whole, none of the Fluids Entities, nor any of their respective Representatives, nor, to the knowledge (as defined in the FCPA) of Seller or any Fluids Entity, any other Person while acting on behalf of the forgoing, have, directly or indirectly, (i) offered, paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, facilitation payments, tangible or intangible gifts, favors, entertainment, or services to a Government Official or any other Person for any improper purpose; (ii) falsified any entry in any book, record, or account of any Fluids Entity; or (iii) otherwise violated any applicable Anti-Corruption Law.
(b)    The Fluids Entities have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.
(c)    Within the past five (5) years, no civil, criminal, or administrative penalties have been imposed on any Fluids Entity with respect to a violation of any Anti-Corruption Law, nor have any disclosures been submitted to any Governmental Authority with respect to an actual or potential violation of any Anti-Corruption Law. No proceeding by or before any Governmental Authority involving any Fluids Entity or any of their Representatives, or anyone else acting on behalf of the forgoing relating to any Anti-Corruption Law is pending or, to the Knowledge of Seller or any Fluids Entity, threatened. Except as disclosed on Schedule 3.13(c), within the past five (5) years, no Fluids Entity has been the subject of any allegation or investigation by any third-party regarding actual or potential violations of any Anti-Corruption Law.
Section 3.14    Export Controls and Economic Sanctions.
(a)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Business taken as a whole, none of the Fluids Entities, nor any of their respective Representatives, nor, to the knowledge (as defined under applicable Trade Compliance Laws) of the Seller or any Fluids Entity, any other Person working on behalf of any of the foregoing has directly or indirectly since April 24, 2019 violated any applicable Trade Compliance Law. Seller has implemented and follows internal control systems and policies reasonably designed to detect and prevent violations of applicable Trade Compliance Laws.
(b)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Business taken as a whole, none of Seller, the Fluids Entities, nor any of their respective Representatives, nor, to the knowledge (as defined under applicable Trade Compliance Laws) of the Seller or any Fluids Entity, any other Person working on behalf of any of the foregoing is or has been since April 24, 2019 (a) a Sanctioned Person; (b) controlled by a Sanctioned Person; (c) located in, organized under the Laws of, or resident in a Sanctioned Country; (d) directly or indirectly operating, conducting business, or participating in any transaction in or with any Sanctioned Country in any manner that would violate applicable Trade Compliance Laws; (e) directly or indirectly engaging in dealings with or benefitting any Sanctioned Person in any manner that would violate applicable Trade Compliance Laws; or (f) otherwise in violation of applicable Trade Compliance Laws.
(c)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Business taken as a whole, there are not now and have not been since the April 24, 2019 any proceedings, investigations, criminal, civil, or administrative penalties or disclosures by or before any Governmental Authority involving any Fluids Entity or any of their respective Representatives, nor, to the knowledge (as defined under applicable Trade Compliance Laws) of the Seller or any Fluids Entity, any other Person working on behalf of any of the foregoing relating to Trade Compliance Laws, nor to Seller’s Knowledge is such a proceeding, investigation, penalty or disclosure pending or threatened.
Section 3.15    Real Property
.(a)    Schedule 3.15(a) sets forth a true, correct and complete list of all Owned Real Property, the parcel identification number and street address thereof, and the Fluids Entity that owns the same. The Fluids Entities have good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens. Other than the rights of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or similar rights to purchase the Owned Real Property or any portion thereof or interest therein. The interests of the Fluids Entity in the Owned Real Property are insured pursuant to valid owner’s policies of title insurance, except as would not be material to the Fluids Business, taken as a whole.
(b)    Schedule 3.15(b) sets forth a true, correct and complete list of all Real Property Leases, the parties thereto and the expiration dates thereof. Except as set forth in Schedule 3.15(b), the Real Property Leases have not been modified or supplemented. The Fluids Entities have a valid and enforceable leasehold or subleasehold estate in all Leased Real Property pursuant to a Real Property Lease, subject only to the Remedies Exception and any Permitted Liens. All Real Property Leases are in full force and effect. No Fluids Entity is in default, or would be in default with the passage of time or giving of notice, under any Real Property Lease in any material respect. To Seller’s Knowledge, no counterparty to a Real Property Lease is in default, or would be in default with the passage of time or giving of notice, under any Real Property Lease in any material respect. Since January 1, 2022, neither Seller nor any Fluids Entity has received any written, or to Seller’s Knowledge, oral notices or requests to indemnify or defend any parties in connection with the Leased Real Property. There are no material disputes with respect to any Real Property Leases.
(c)    Except as set forth on Schedule 3.15(c), no Person other than the Fluids Entities has the right to use or occupy any portion of any Leased Real Property. No Person other than the Fluids Entities has the right to use or occupy any material portion of any Owned Real Property (excluding use rights arising under recorded utility easements).

(d)    No Fluids Entity has received any notice from any Governmental Authority that any condemnation proceeding is pending or threatened with respect to any Owned Real Property or any Leased Real Property.
(e)    The Real Property complies, in all material respects, with all applicable Laws, ordinances, codes, rules, regulations and requirements of any Governmental Authority, matters of record and development agreements, including all covenants, conditions and restrictions, declarations and fire, use, occupancy, zoning, construction, building, subdivision, health and safety or other land use Laws. The use of the Real Property by the Fluids Entities as currently used is a permitted use by right under all applicable zoning and similar Laws and is not a nonconforming use, special use or conditional use, except as would not reasonably be expected to be material to the Fluids Entities or the Fluids Business, in each case, taken as a whole. Neither Seller nor the Fluids Entities have received any written notice of any violation of any applicable zoning or similar Laws relating to the use or operation of the Real Property by the Fluids Entities, and to Seller’s Knowledge, no such violation exists or would exist with the giving of notice or the passage of time. The Real Property is in good repair and good operating condition, has been used, maintained and operated in accordance with applicable customary practices, and no portion thereof has been affected by fire, weather event or other casualty that materially interferes with the conduct of the Fluids Business thereon. The Real Property comprises all of the real property used in the operation of the Fluids Business and is sufficient for the conduct of the Fluids Business, in all material respects. No agreements or Contracts exist pursuant to which any Fluids Entities have rights or obligations to acquire, sell, assign, transfer, lease, license, sublease or otherwise dispose of any real property or interests therein (including option Contracts).
(f)    Except as set forth on Schedule 3.15(f) or as would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each case, taken as a whole, the improvements on the Real Property, including roofs, (i) are in good order and state of repair, (ii) are free from material structural and material mechanical defects and (iii) have been used by Fluids Entities in the Ordinary Course of Business and remain as of the Closing Date in suitable and adequate condition for such continued use. None of Seller or any Fluids Entity has received any correspondence from a Governmental Authority or landlord or counterparty to a Real Property Lease that any Real Property (or portion thereof) is in material violation of applicable Law or requires any material repairs or improvements. The Fluids Entities have not deferred any material maintenance of the improvements on the Real Property in contemplation of the Transactions.
(g)    Seller has made available to Purchaser true, accurate, and complete copies of the following: (i) all available deeds and any other recorded instruments by which the Fluid Entities acquired and hold their respective interests in the Owned Real Property; (ii) to the extent within Seller’s possession and control, any title reports, title policies, title exception documents, zoning reports, property condition or engineering reports, and/or ALTA surveys with respect to the Owned Real Property; and (iii) all Real Property Leases.
Section 3.16    Personal Property. The tangible personal property owned or leased by Fluids Entities (the “Personal Property”) constitute all of the tangible personal property necessary for the continued ownership, use and operation of the Fluids Business consistent with the practices of the Fluids Entities as of the Closing Date, in all material respects. Except as set forth on Schedule 3.16, each Fluids Entity has good and valid title to, or a valid leasehold interest in, the Personal Property free and clear of all Liens except Permitted Liens. Except as set forth on Schedule 3.16, each material item of Personal Property is located on the Real Property, is on location with a customer of the Fluids Entities or a third-party warehouse, in each case, in accordance with the records of the Fluids Entities or is in transit between such customer location and the Real Property in the Ordinary Course of Business. Upon the consummation of the Transactions, each Fluids Entity will have good and valid title to the Personal

Property which is owned by such Fluids Entity free and clear of all Liens, except Permitted Liens. Other than any Personal Property not currently used in the Ordinary Course of Business of the Fluids Entities, except as would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each case, taken as a whole, each item of Personal Property owned by the Fluids Entities is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the Ordinary Course of Business of the Fluids Entities and remains in suitable and adequate condition for use consistent with its primary use since the Lookback Date (or later acquisition date). The Fluids Entities have not deferred material maintenance of any such Personal Property in contemplation of the Transactions.
Section 3.17    Intellectual Property; Information Technology; Privacy.
(a)    Schedule 3.17(a) lists all Registered Intellectual Property owned or purported to be owned by the Fluids Entities, in each case, whether in the United States or internationally. None of the items listed on Schedule 3.17(a) are the subject of any Actions before any Governmental Authorities challenging the ownership, validity or enforceability thereof. Except as set forth on Schedule 3.17(a), one of the Fluids Entities is the sole and exclusive owner, free and clear of all Liens except Permitted Liens, of any Registered Intellectual Property required to be listed on Schedule 3.17(a). All currently due maintenance fees, renewal fees, or similar fees for Registered Intellectual Property listed on Schedule 3.17(a) have been paid to and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth on Schedule 3.17(a), there are no actions that must be taken by any Fluids Entity within sixty (60) days of the Closing Date, including the payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property listed on Schedule 3.17(a). The Registered Intellectual Property owned or purported to be owned by the Fluids Entities is subsisting, and to the Knowledge (but without any additional inquiry directly and solely in connection with the Transactions or investigation)of the Seller, valid and enforceable.
(b)    Except as set forth on Schedule 3.17(b), (i) the Fluids Entities are not infringing upon, misappropriating or otherwise violating, and have not infringed, misappropriated, or violated in the prior six (6) years, any Intellectual Property of any Person, in any material respect, and (ii) no Action is outstanding, and since the Lookback Date, the Fluids Entities have not received from any Person any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action, against any Fluids Entity involving or relating to any infringement or violation by, or misappropriation of, any Intellectual Property of any Person.
(c)    To the Knowledge (but without any additional inquiry or investigation directly and solely in connection with the Transactions) of Seller, no Person is infringing, misappropriating or violating, nor has any Person infringed, misappropriated, or violated since the Lookback Date, any Owned Intellectual Property. No Action is outstanding, and since the Lookback Date, none of the Fluids Entities has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action, against any Person involving or relating to any Owned Intellectual Property.
(d)    Each item of Intellectual Property used in the conduct of the Fluids Business will continue to be owned by or licensed to the respective Fluids Entity on substantially identical terms and conditions immediately following the consummation of the Transactions as are in effect immediately prior to such consummation, except based on circumstances related to Purchaser. The Fluids Entities (i) own all of the Owned Intellectual Property used in the Fluids Business, as currently conducted, free and clear of all Liens other than Permitted Liens and (ii) have a right or license to use all other Intellectual Property used in the Fluids Business as currently conducted (provided that this representation is and shall not be a warranty or representation that no Intellectual Property is infringed, misappropriated, or violated).
(e)    All employees and contractors of the Fluids Entities involved in the conception, development, authoring, creation, or reduction to practice of any material Owned Intellectual Property have executed agreements that assign such material Owned Intellectual Property to the applicable Fluids Entity and confidentiality agreements, and the Seller has provided copies of such agreements, or a representative sample or template of such agreements, to Purchaser. The Fluids Entities have taken reasonable measures to protect the confidentiality of trade secrets and material confidential information used in the Fluids Business.
(f)    The Fluids Entities have taken commercially reasonable technical, administrative, and physical measures to protect the integrity and security of the material information technology systems currently owned or licensed by, and in the possession and control of, them and used in the conduct of their businesses as currently conducted (the “IT Systems”) from malicious software, unauthorized use, access, or modification by third parties, and similar security threats. The Fluids Entities have in place commercially reasonable disaster recovery plans, procedures and facilities for the IT Systems and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Fluids Entities own, lease or license IT Systems of a sufficient quantity and size to operate their business as currently conducted and as proposed to be conducted, in all material respects. To the Knowledge of Seller, since the Lookback Date, the IT Systems have not materially malfunctioned or failed and there have been no material unauthorized intrusions or breaches of the IT Systems or material losses, or unauthorized or illegal uses or disclosures, of any data or Personal Information stored or secured by or for the Fluids Entities. No Fluids Entity, nor Seller on behalf of a Fluids Entity, has provided any notifications of Governmental Authorities or individuals or prompted formal threats of Actions in connection with any unauthorized access, use, or disclosure of Personal Information used by or in connection with the Fluids Business.
(g)    The Fluids Entities have developed a commercially reasonable data protection, data privacy and cybersecurity program that is designed to comply in all material respects with applicable Privacy and Data Security Laws. The Fluids Entities materially comply with all Privacy and Data Security Laws applicable to the Fluids Business. Since the Lookback Date, there has been no Action or, to the Seller’s Knowledge, threatened Action against the Fluids Entities arising out of any actual or alleged material noncompliance with, or violation or breach of, any Privacy and Data Security Laws.
(h)    No software constituting Owned Intellectual Property (“Owned Software”) contains, and is not distributed by the Fluid Entities or the Non-Fluid Subsidiaries with, any software that is licensed by the Fluid Entities or the Non-Fluid Subsidiaries pursuant to an “open source” license agreement (“Open Source Software”) in a way that, as such Open Source Software is used by the applicable Fluid Entity or Non-Fluid Subsidiary, requires the disclosure or licensing of the source code of such Owned Software to other Persons.
Section 3.18    Title to and Sufficiency of Assets.
(a)    Except as set forth in Schedule 3.18(a), the Fluids Entities have good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of their respective material assets and properties, in each case, free and clear of all Liens, except for Permitted Liens.

(b)    Except as set forth in Schedule 3.18(b), the assets and properties of the Fluids Entities, together with all other rights of Purchaser or the Fluids Entities pursuant the Transition Services Agreement, immediately after the Closing, will constitute all of the assets and properties required to operate the Fluids Business in all material respects in substantially the manner conducted immediately prior to the date hereof by Seller and its Subsidiaries (including the Fluids Entities).
(c)    Except as set forth in Schedule 3.18(b), the Transferred Employees employed by each Fluids Entity, together with the employees made available pursuant to the Transition Services Agreement, constitute all of the employees required to operate such Fluids Entity, in each case, in all material respects in substantially the manner conducted immediately prior to the date hereof by Seller and its Subsidiaries (including the Fluids Entities).
Section 3.19    Licenses, Permits and Authorizations. Except as set forth on Schedule 3.19, the Fluids Entities validly hold, and are, in compliance with, all of the licenses, approvals, consents, registrations, certificates, authorizations and Permits necessary under applicable Laws to permit the Fluids Entities to lawfully own, operate, use and maintain their assets in each jurisdiction in which such Fluids Entity operates (the “Fluids Permits”), in the manner in which they are now owned, operated, used and maintained and to conduct the Fluids Business as currently conducted, except where the absence of, or the failure to be in compliance with, any such license, approval, consent, registration or Permit would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each, case taken as a whole. The Fluids Entities are in compliance with, and at all times since January 1, 2022, have been in compliance with, the terms of all Fluids Permits, no condition exists that, with notice or lapse of time or both would constitute a violation under any Fluids Permit, and no Fluids Entity has received written notice of any proceedings pending, or threatened, relating to the suspension, revocation, withdrawal, cancellation or termination of any Fluids Permit, except for such noncompliance, violations, suspensions or cancellations that would not, and would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each, case taken as a whole. There are no pending or, to the Knowledge of Seller, threatened in writing actions, claims, suits or other proceedings or, to the Knowledge of Seller, investigations, in each case, before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or Permit that is necessary under applicable Laws to permit the Fluids Entities to conduct the Fluids Business as currently conducted, except for any such revocation or termination that would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each, case taken as a whole.
Section 3.20    Finders’ Fees.
(a)    Except for Lazard, Freres & Co. LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Purchaser or any of its Subsidiaries would be liable in connection with the Transactions based upon arrangements made by Seller or any of its Subsidiaries.
(b)    Other than the Company Transaction Expenses, none of Seller or any Fluids Entity or any of their respective Affiliates has any Liability to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Transactions or the proposed sale or merger of the Fluids Entities in general; and there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, Action or demand against Seller, any Fluids Entity or any of their respective Affiliates giving rise to Liability associated therewith.
Section 3.21    Employee Benefit Plans.
(a)    Schedule 3.21(a) sets forth a true and complete list of each material Fluids Subsidiary Plan and each material Employee Plan.

(b)    With respect to each material Assumed Plan and any material Employee Plan in which any Fluids Business Employee participates, Seller has delivered or made available to Purchaser or its Representatives copies of, to the extent applicable, (i) such material Assumed Plan or material Employee Plan and any trust agreement relating to such plan, (ii) the most recent summary plan description with respect to such material Assumed Plan or material Employee Plan for which a summary plan description is required, (iii) the most recent annual report and actuarial valuation with respect to such material Assumed Plan for which an actuarial valuation is required and (iv) the most recent qualification letter or opinion letter, if any, issued by a Governmental Authority with respect to such material Assumed Plan or material Employee Plan that is intended to be qualified.
(c)    None of the Employee Plans or Fluids Subsidiary Plans is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA, and none of the Fluids Entities nor any ERISA Affiliate of a Fluids Entity has sponsored, contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.
(d)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each, case taken as a whole, (i) each Fluids Subsidiary Plan has been administered in accordance with its terms and all applicable Laws, including, to the extent applicable, ERISA and the Code, (ii) all contributions required to be made with respect to any Fluids Subsidiary Plan on or before the date hereof have been made, and (iii) each Employee Plan and Fluids Subsidiary Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has an application for a determination or opinion letter pending or has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.
(e)    Except as would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or Fluids Business, in each, case taken as a whole, with respect to the Fluids Subsidiary Plans (i) no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of Seller, threatened in writing, and (ii) to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(f)    Each Assumed Plan or material Employee Plan which is maintained outside of the United States (i) has been maintained, operated and funded in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such Assumed Plan in the jurisdiction in which such Assumed Plan or material Employee Plan is present or operates and (ii) that is intended to qualify for special Tax treatment meets all material requirements for such treatment.
(g)    In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder or under the Assumed Plans or Employee Plans that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code (determined without regard to the exception contained in Section 280G(b)(4) of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
Section 3.22    Environmental Compliance. Except as disclosed on Schedule 3.22,

(a)    the Fluids Entities are and since the Lookback Date have been in material compliance with all applicable Environmental Laws and hold and are in material compliance with all Permits required by applicable Environmental Laws to conduct the Fluids Business in a manner in which it is currently conducted, all such Permits are in full force and effect or renewals have been timely submitted, and no such Permits are subject to adverse modification, withdrawal or termination;
(b)    there are no orders, claims, actions or notices of violation pending or, to the Knowledge of Seller, threatened in writing, which (i) allege material violations of or material Liability under any Environmental Law, (ii) relate to the Fluids Business, the Fluids Entities, the Owned Real Property or the Leased Real Property, and (iii) have not been settled, dismissed, paid or otherwise resolved without ongoing obligations or costs prior to the date hereof;
(c)    none of the Fluids Entities have caused any past or present Release of any Hazardous Substances at, on, under or from any currently or, to the Knowledge of Seller, formerly owned or leased property or facility relating to the Fluids Business in amounts or concentrations that have resulted in or reasonably would be expected to result in a material Liability of the Fluids Entities arising under or pursuant to Environmental Laws;
(d)    neither the Seller or the Fluids Entities have assumed or provided an indemnity for any outstanding material Liability or material obligation of any other Person under Environmental Laws; and
(e)    the Seller has made available to Purchaser true, correct and complete copies of all material final, third-party environmental assessments, compliance reports and other material documentation addressing outstanding material environmental Liabilities pertaining to the Fluids Entities that are in the Seller’s possession of reasonable control.
Section 3.23    Employees.
(a)    Except as set forth on Schedule 3.23(a), (i) none of the Fluids Entities is a party to, bound by, or in the process of negotiating any Collective Bargaining Agreement, other than any industry or sector-level collective bargaining or similar agreement that applies on a mandatory basis outside of the United States; (ii) the Fluids Entities have no duty to bargain with any Union; and (iii) there is not, and has not been since the Lookback Date, any Union representing or purporting to represent any Fluids Business Employee or other employee with respect to services provided to the Fluids Entities. No Union or group of Fluids Business Employees, or other employees with respect to services provided to the Fluids Entities, is seeking or, since the Lookback Date, has sought to organize employees of or servicing the Fluids Entities for the purpose of collective bargaining. Since the Lookback Date, there have been no, nor, to Seller’s Knowledge has there been any threat of, (i) strikes, lockouts, slowdowns, or other material labor stoppages involving the Fluids Entities or their employees, or otherwise affecting the Fluids Business, or (ii) proceedings or unfair labor practice complaints brought before or filed with the National Labor Relations Board involving the Fluids Entities, any Fluids Business Employee, or other employees of the Fluids Entities.
(b)    The Fluids Entities, and with respect to any individual who serviced the Fluids Entities and was employed by Seller or an Affiliate of Seller other than the Fluids Entities, Seller and such Affiliate, are, and since the Lookback Date have been, in material compliance with all applicable Laws relating to labor, employment and employment practices, including, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, immigration, terms and conditions of employment and plant closing or mass layoffs. All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Fluids Business Employee and other employees and independent contractors of the Fluids Entities for services performed on or prior to the date of this Agreement have been paid or accrued in full and there are no outstanding agreements, understandings or commitments of the Fluids Entities with respect to any such compensation. Since the Lookback Date, the Fluids Entities have promptly investigated, and, if warranted taken corrective action with respect to, all sexual harassment, discrimination, or retaliation allegations of which the Fluids Entities were made aware with respect to employees and other individuals providing services to the Fluids Entities, and Seller does not reasonably expect any material Liabilities with respect to any such allegations. None of the Fluids Entities has any material Liabilities under the Worker Adjustment and Retraining Notification Act of 1998, as amended, or similar Laws. There are no, and since the Lookback Date there have been no pending or, to Seller’s Knowledge, threatened, labor or employment-related Actions against the Fluids Entities or otherwise involving services provided to the Fluids Entities. None of the Fluids Entities is subject to any outstanding material Order or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding or letter of commitment, in respect of labor or employment, with a Governmental Authority. The Fluids Entities are not subject to any employment-related obligations based on status as a federal, state or local government contractor or subcontractor.
(c)    Seller has provided to Purchaser a true, complete and correct schedule of all Fluids Business Employees (the “Employee List”); provided that, if Seller is prohibited from providing Purchaser with the name of any such employee under Law, Seller has provided a serial number for such employee instead of a name and shall update the Employee List following the date of this Agreement to add such employee’s name when and as permitted under Law. The Employee List provided by Seller to Purchaser also sets forth the following information with respect to each individual on the Employee List: (i) number of years of service with Seller and its Subsidiaries; (ii) job title; (iii) base annual salary or hourly wage rate, as applicable; (iv) target bonus, commission, and other incentive compensation information; (v) job location; (vi) employer entity; (vii) Union status; (viii) for U.S. employees, exempt or non-exempt classification under the Fair Labor Standards Act and applicable state or local Law; and (ix) details of any applicable visa, work permit or other work authorization, as applicable; provided, however, that Seller’s obligation to provide such information shall be subject in all respects to applicable Law. Seller has provided to Purchaser true, complete and correct copies of each Contract governing the independent contractor engagement by a Fluids Entity of each individual who provides material services to the Fluids Entities.
(d)    Seller and its Affiliates, including the Fluids Entities, have satisfied any consultation or approval requirement under any Collective Bargaining Agreement or applicable Law relating to the Transactions with respect to any Fluids Business Employees or any Union representing the Fluids Business Employees, or otherwise with respect to the Fluids Entities.
Section 3.24    Taxes. Except as set forth in Schedule 3.24:
(a)    All income and other material Tax Returns required to be filed by or with respect to each Fluids Entity have been duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct, and complete in all material respects. Each Fluids Entity has timely paid in full all material Taxes required to be paid by each Fluids Entity (or for which any Fluids Entity may be liable), whether disputed or not, and whether or not shown on any Tax Return. All Tax withholding and deposit obligations imposed on or with respect to each Fluids Entity or its employees (or for which any Fluids Entity may otherwise be liable) have been satisfied in all material respects. The aggregate amount of the unpaid Tax Liabilities of the Active Fluids Entities did not as of the Balance Sheet Date materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the Interim Financial Statements (and not in any notes thereto).

(b)    There are no claims pending against any Fluids Entity by a Governmental Authority for any material amount of unpaid Taxes, and no assessment, deficiency, or adjustment with respect to any material amount of Taxes has been asserted, proposed, or threatened in writing by a Governmental Authority with respect to any Fluids Entity, other than any such assessment, deficiency or adjustment which has been withdrawn or satisfied in full. No Tax audits or administrative or judicial proceedings are being conducted, are pending, or have been threatened in writing with respect to any Fluids Entity, other than such audit or proceeding which has been closed, settled or otherwise concluded. There are no agreements, waivers, or other arrangements that are in force or effect and that provides for an extension of time for the assessment or collection of any material Tax. No Fluids Entity is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the U.S. Internal Revenue Service or any other Governmental Authority or any other extension that was obtained in a manner consistent with the past practices of the Fluids Entity) within which to file any Tax Return not previously filed. No claim has ever been made by a Governmental Authority in a jurisdiction in which any Fluids Entity does not file Tax Returns or pay Taxes that such Fluids Entity is or may be required to file a Tax Return or pay Taxes in that jurisdiction.
(c)    There are no Liens (other than Permitted Liens) on the Fluids Interests or any of the assets underlying the Fluids Business that are attributable to any Tax liability.
(d)    No Fluids Entity is a party to or bound by any Tax allocation, sharing, or indemnity agreement or arrangement with any Person (other than any such agreement or arrangement pursuant to any customary Tax allocation, sharing, or indemnification provisions contained in any Contract entered into in the Ordinary Course of Business that is not primarily related to Taxes). No Fluids Entity (i) has ever been a member of any Consolidated Group (other than a Consolidated Group the common parent of which is Seller or a Fluids Entity) or (ii) has any Liability for material Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. Law), other than the members of a Consolidated Group the common parent of which is Seller or a Fluids Entity, as a transferee or successor, by Contract, or otherwise.
(e)    No Fluids Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date which is made at or prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed at or prior to the Closing, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) entered into or created at or prior to the Closing, (iv) installment sale or open transaction disposition made at or prior to the Closing, (v) cash method of accounting or long-term contract method of accounting utilized at or prior to the Closing, or (vi) prepaid amount received at or prior to the Closing.
(f)    No Fluids Entity has constituted a “controlled corporation” or a “distributing corporation” (each within the meaning of Section 355(a)(1) of the Code) in any distribution intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) in the two years prior to the date of this Agreement or in a distribution that would otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
(g)    No Fluids Entity has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)    No Fluids Entity has entered into any agreement or arrangement with any Governmental Authority that requires any Fluids Entity to take any action or refrain from taking any action in order to secure Tax benefits not otherwise available. No Fluids Entity is a party to any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the Transactions and the other Transaction Documents. Each Fluids Entity is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement that has been entered into with a Governmental Authority or granted by a Governmental Authority for the benefit of a Fluids Entity, and the consummation of the Transactions and the other Transaction Documents will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement.
(i)    All of the assets underlying the Fluids Business have been properly listed and described on the property Tax rolls for the Tax units in which the assets underlying the Fluids Business are located, and no portion of the assets underlying the Fluids Business constitutes omitted property for property Tax purposes.
(j)    None of the assets underlying the Fluids Business consist of any interest in any entity (other than a Fluids Entity) that is treated for U.S. federal (or any applicable U.S. state or local) income tax purposes as a partnership or are subject to any Tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(k)    No Fluids Entity is subject to income Tax in any country, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence, in each case other any such Fluids Entity that has filed Tax Returns consistent with such Fluids Entity being subject to income Tax in a country other than the one it which it is organized. No “foreign” (within the meaning of Treasury Regulations Sections 301.7701-1(d) and 301.7701-5(a)) Fluids Entity holds or has held directly or indirectly in the taxable year that includes the Closing any United States property within the meaning of Section 956 of the Code. No Fluids Entity is a party to a gain recognition agreement under Section 367 of the Code. No Fluids Entity has any outstanding Liability for material Taxes pursuant to Section 965 of the Code, including as a result of making an election pursuant to Section 965(h) of the Code. No Fluids Entity is a “passive foreign investment company” as defined under Section 1297 of the Code. No Fluids Entity is or has been a “surrogate foreign corporation” within the meaning of Section 7874 of the Code. All material related party transactions involving any Fluids Entity have been conducted at arm’s length in compliance, in all material respects, with Section 482 of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of U.S. state or local or non-U.S. Tax Law).
(l)    The U.S. federal income tax classifications of each Fluids Entity are set forth on Schedule 3.24(l).
Section 3.25    Affiliate Transactions. Other than (i) the Fluids Subsidiary Plans, (ii) Contracts relating to labor and employment matters, which Contracts are set forth on Schedule 3.21(a) and Schedule 3.23(a), (iii) Contracts between or among the Fluids Entities and (iv) as set forth in the Transaction Documents from and after the date hereof, (a) there are no loans, leases or other Contracts, payments or other transactions between (x) any Fluids Entity, on the one hand, or (y) Seller, any of its Affiliates (including the Non-Fluids Subsidiaries), or any of their respective Representatives (or any members of any Representative’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)) on the other hand (each, an “Affiliate Transaction”), (b) none of Seller, any of its Affiliates (including the Non-Fluids Subsidiaries), or any of their respective Representatives (nor any members of any Representative’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)) has any interest in any assets of the

Fluids Entities (other than in the case of Seller, solely with respect to their ownership of the Fluids Interests), (c) no Fluids Entity has any Liabilities to Seller, any of its Affiliates (including the Non-Fluids Subsidiaries), or any of their respective Representatives (or any members of any Representative’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)) and (d) none of Seller, any of its Affiliates (including the Non-Fluids Subsidiaries), or any of their respective Representatives (or any members of such Representative’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)) has any Liabilities to the Fluids Entities.
Section 3.26    Insurance. Schedule 3.26 contains a true and complete list of all material insurance policies and surety bonds, including property, fire and casualty, product liability, workers’ compensation, self-insurance and co-insurance arrangements and other forms of insurance owned or held or maintained by, or for the benefit of, any Fluids Entity or their respective properties, assets or operations (the “Insurance Policies”) (specifying the insurer, the holder of each such policy, the policy number, the bond number, the nature of coverage, the premiums, the limits, the deductibles, the type of insurance and the expiration dates thereof) and also a true and complete list of each material claim under any insurance policy for any coverage period made by or on behalf of any Fluids Entity that is outstanding and has not been resolved. True and complete copies of such Insurance Policies (or, to the extent such policies are not available, policy binders) and schedules of insurance (including without limitation copies of all written amendments, supplements, waivers of rights and other modifications) have been made available to Purchaser or its Representatives. Except as set forth on Schedule 3.26, no Fluids Entity has received any notice from any insurer under any such Insurance Policies canceling or materially adversely amending any such policy or denying renewal of coverage thereunder, and all premiums on such Insurance Policies due and payable have been paid. Since the Lookback Date, no policy limits of any insurance policies have been exhausted or materially eroded or reduced. No insurance policy for any coverage period provides for any retrospective premium adjustment or other experienced-based Liability on the part of the Fluids Entities. The Fluids Entities have accurately accrued, in all material respects, on the Financial Statements any amounts with respect to claims that have been incurred but not yet reported under any insurance policy, including such amounts that would fall within the applicable deductible or self-insured retention of any insurance policy. No Fluids Entity has received any notice of cancellation, non-renewal, disclaimer of coverage, reservation of rights, material increase in premium(s), disallowance or reduction in coverage with respect to any Insurance Policy. The Fluids Entities maintain, and have maintained at all times since the Lookback Date, insurance against liabilities, claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry, and each Fluids Entity is, and has been, in compliance with all insurance requirements under applicable Law and any Contracts, in all material respects. To the Knowledge of Seller, the assets, properties and operations of the Fluids Entities have been and are insured to full replacement cost value. Each Fluids Entity and its respective assets, properties and operations are and have been insured in amounts no less than as required under applicable Law and any Contracts to which such Fluid Entity is a party. There are currently no claims pending under any Insurance Policy issued to or for the benefit of the Fluids Entities for any coverage period as to which coverage has been denied or disputed by the insurers of such policies and all claims and reportable incidents under any such insurance policy have been reported and asserted. There are no claims under any insurance policies with any insolvent insurance carriers.
Section 3.27    Customers and Suppliers.
(a)    Schedule 3.27(a) sets forth a true, correct and complete list of (i) the top twenty (20) customers, measured by net sales, of the Fluids Business for the year ended December 31, 2023 and (ii) the twenty (20) customers, measured by net sales, of the Fluids Business for the six months ended June 30, 2024 (collectively, the “Top Customers”). From December 31, 2023 to the date of this Agreement, none of the Top Customers have given any Fluids Entity notice that it intends to terminate, cancel or materially and adversely change its relationship with such Fluids Entity. No Top Customer has a material dispute with any Fluids Entity. No Top Customer has stopped, materially decreased the rate of, or materially changed the payment or price terms with respect to, buying products or services from any of the Fluids Entities (and none of the Fluids Entities have received any written, or to the Knowledge of Seller, other notice that any such customer intends to do so or otherwise has Knowledge of any facts, events, conditions or circumstances that would reasonably be expected to result in any Top Customer doing so). To the Knowledge of Seller, there is no reason to believe that the consummation of the Transactions is reasonably likely to have a Material Adverse Effect on the business relationship of any Fluids Entity with any Top Customer.
(b)    Schedule 3.27(b) sets forth a true, correct and complete list of (i) the top fifteen (15) suppliers, measured by dollar volume of purchases, of the Fluids Business for the year ended December 31, 2023 and (ii) the top fifteen (15) suppliers, measured by dollar volume of purchases, of the Fluids Business for the six months ended June 30, 2024 (collectively, the “Top Suppliers”). From December 31, 2023 to the date of this Agreement, none of the Top Suppliers has given any Fluids Entity notice that it intends to terminate, cancel or materially and adversely change its relationship with such Fluids Entity. No Material Supplier has a material dispute with any Fluids Entity. No Top Supplier has stopped, materially decreased the rate of, or materially changed the payment or price terms with respect to, supplying products or services to the Fluids Entities (and none of the Fluids Entities have received any written, or to the Knowledge of Seller, other notice that any Top Supplier intends to do so or otherwise has Knowledge of any facts, events, conditions or circumstances that would reasonably be expected to result in any Top Supplier doing so). To the Knowledge of Seller, there is no reason to believe that the consummation of the Transactions is reasonably likely to have a Material Adverse Effect on the business relationship of any Fluids Entity with any Top Supplier.
Section 3.28    Products. With respect to any express or implied warranty or guaranty as to goods sold, or services provided, by the Fluids Entities, there is no pending or, to the Knowledge of Seller, threatened claim alleging any material breach thereof, other than as reserved against in the Financial Statements. Each service provided or product manufactured, sold, or delivered by the Fluids Entities has been in material conformity with all service or product specifications, express or implied warranties and all applicable Laws. There are no claims pending or, to the Knowledge of Seller, threatened against the Fluids Entities with respect to the quality of or absence of defects in such products or services of the Fluids Entities that would be expected to result in a material liability to any Fluids Entity (including any material claims or actions for replacement of any products or any extraordinary product returns). Except as would not reasonably be expected, individually or in the aggregate, to be material to the Fluids Entities or the Fluids Business, in each case, taken as a whole, since the Lookback Date, there have been no material product recalls, withdrawals, or seizures with respect to any products of the Fluids Entities. The Fluids Entities do not have any material liability to any Person in connection with the provision of products or services not reserved against in the Financial Statements or the books and records of the Fluids Entities.
Section 3.29    Company Books and Records. The books and records relating to the ownership and operation of the businesses of the Fluids Entities are in the possession or control of the applicable Fluids Entities and have been maintained, in all material respects, substantially in accordance with applicable Laws. The books and records fairly and accurately record all material company actions taken by such Fluids Entities, including the transactions and dispositions of the Fluids Entities’ assets in reasonable detail, and true and complete copies of such record books have been made available to Purchaser.
Section 3.30    Bankruptcy. Except with respect to any Wind-Down Entity, no Fluids Entity (a) is in receivership or dissolution, (b) has made any assignment for the benefit of creditors since the Lookback Date, (c) has admitted in writing its inability to pay its debts as they mature since the

Lookback Date, (d) has been adjudicated bankrupt since the Lookback Date, or (e) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar applicable Laws, nor has any such petition been filed against any Fluids Entity, in each case, since the Lookback Date.
Section 3.31    No Other Representations And Warranties; Reliance.

    (a) Except for the representations and warranties contained in this Article III or any Transaction Document, none of Seller nor any of its equityholders, Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to Seller, its Subsidiaries (including the Fluids Entities) or any of their respective assets or liabilities or the Fluids Business or with respect to any other information provided, or made available, to Purchaser or any of its Affiliates or Representatives in connection with the Transactions. None of Seller or any other Person will have any Liability or other obligation to Purchaser, its Affiliates or Representatives or any Person resulting from the contribution of the Fluids Interests to Purchaser or Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Purchaser, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations, due diligence discussions or otherwise in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty contained in this Article III or any other Transaction Document. Each of Seller and its Affiliates disclaims any and all other representations and warranties, whether express or implied.

(b)Seller acknowledges and agrees that neither Purchaser nor any of its equityholders, Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser or other matters that are not specifically included in Article IV of this Agreement or in the other Transaction Documents. Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that neither Purchaser nor any of its equityholders, Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, beyond those expressly made by Purchaser in Article IV of this Agreement or in the other Transaction Documents, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of Purchaser. Seller acknowledges that it is not relying on any representation or warranty of Purchaser or any of its equityholders, Affiliates or Representatives, other than those representations and warranties specifically made by Purchaser in Article IV of this Agreement and in the other Transaction Documents. Seller acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of Purchaser and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and in the other Transaction Documents.
ARTICLE IV
REPRESENTATION AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
Section 4.01    Organization of Purchaser. Purchaser has been duly formed and is validly existing as a limited liability company in good standing under the Laws of Delaware and has the limited liability company power and authority to own, lease and operate its assets, properties and rights and to conduct its business as it is now being conducted. Purchaser is duly licensed or qualified and is in good standing (or the equivalent) as a foreign limited liability company in each jurisdiction in which the ownership, leasing or operation of its assets, properties, or rights or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected, individually or in the aggregate, to be material to Purchaser.
Section 4.02    Due Authorization. Purchaser has all requisite power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.03 or Section 4.04) to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and any other Transaction Document to which it is a party and the consummation of the Transactions have been duly and validly authorized and approved by all necessary action on the part of Purchaser, and no other proceedings on Purchaser’s part are necessary to approve or authorize the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the Transactions. This Agreement and the Transaction Documents to which it is a party have been duly and validly executed and delivered by Purchaser and (assuming this Agreement and the Transaction Documents constitute a legal, valid and binding obligation of Seller) constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Remedies Exception.
Section 4.03    Governmental Authorization. No consent, approval or authorization of, or designation, declaration or filing with, or notice to, any Governmental Authority is required on the part of Purchaser with respect to Purchaser’s or any Subsidiary of Purchaser’s execution, delivery or performance of any Transaction Document to which it is a party or the consummation by Purchaser or any Subsidiary of Purchaser of the Transactions that has not been received, except for (a) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to be material to Purchaser or any Subsidiary of Purchaser, in each case, taken as a whole, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, and (c) as otherwise disclosed on Schedule 4.03.
Section 4.04    Noncontravention. Except as set forth on Schedule 4.04, subject to the receipt of consents, approvals, authorizations and other requirements set forth in Section 4.03, the execution, delivery and performance by Purchaser or any Subsidiary of Purchaser of any Transaction Document to which it is a party and the consummation by Purchaser or any Subsidiary of Purchaser of the Transactions do not and will not (in each case, with or without the passage of time or the giving of notice or the taking of any action of any third party), (a) violate any provision of, or constitute or result in the breach of, any applicable Law, Permit or Governmental Order to which Purchaser or any Subsidiary of Purchaser is subject or by which any property or asset of Purchaser or any Subsidiary of Purchaser is bound, (b) constitute or result in a breach or violation of, or default under, or require any notice under the Organizational Documents of Purchaser or any Subsidiary of Purchaser, (c) violate any provision of, constitute or result in a breach of, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or third party, under any Contract to which Purchaser or any Subsidiary of Purchaser or any of their respective properties or assets is bound, or terminate or result in the termination of any such Contract, or result in the loss or impairment of any rights under such Contract, or result in the creation of any Lien (other than a Permitted Lien) under any such Contract, or constitute an event that would result in any such violation, breach, termination, loss or impairment of any rights under such Contract, or result in the creation of a Lien or (d) result in a violation or revocation of any required license, Permit or approval from any Governmental Authority, except to the extent that the occurrence of the foregoing items set forth in clauses (a), (c) or (d) would not have a Material Adverse Effect.

Section 4.05    Litigation. No Actions are pending or, to the Knowledge of Purchaser, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with or enforcement of any of the obligations of Purchaser under any Transaction Document or the consummation by Purchaser of the Transactions, and, to the Knowledge of Purchaser, there are no facts, events, conditions or circumstances which would reasonably be expected to give rise to any such Action or the threat of any such Action.
Section 4.06    Finders’ Fees.
(a)    No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Purchaser or any of its Subsidiaries would be liable in connection with the Transactions based upon arrangements made by Purchaser or any of its Subsidiaries.
(b)    None of Purchaser or any Subsidiary of Purchaser or any of their respective Affiliates has any Liability to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Transactions or the proposed sale or merger of the Fluids Entities in general; and there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, Action or demand against Purchaser, any Subsidiary of Purchaser or any of their respective Affiliates giving rise to Liability associated therewith.
Section 4.07    Solvency. Assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects, immediately after the Closing, Purchaser and its Subsidiaries (including the Fluids Entities), taken as a whole, (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
Section 4.08    Purchase for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions. Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Fluids Entities and their respective properties, assets, business, financial condition, documents, information and records. Purchaser is purchasing the Fluids Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Fluids Interests. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Fluids Interests and is capable of bearing the economic risks of such investment. Purchaser understands and agrees that the Fluids Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
Section 4.09    No Other Representations And Warranties; Reliance.

(a)    Except for the representations and warranties contained in this Article IV or any other Transaction Document, none of Purchaser nor any of its equityholders, Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to Purchaser, its Subsidiaries or any of their respective assets or liabilities or with respect to any other information provided, or made available, to Seller or any of its Affiliates or Representatives in connection with the

Transactions. None of Purchaser or any other Person will have any Liability or other obligation to Seller, its Affiliates or Representatives or any Person resulting from the contribution of the Fluids Interests to Seller or Seller’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Seller, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations, due diligence discussions or otherwise in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty contained in this Article IV or any other Transaction Document. Each of Purchaser and its Affiliates disclaims any and all other representations and warranties, whether express or implied.
(b)    Purchaser acknowledges and agrees that neither Seller nor any of its equityholders, Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Fluids Entities, the Fluids Business or other matters that are not specifically included in Article III of this Agreement or in the other Transaction Documents. Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that neither Seller nor any of its equityholders, Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, beyond those expressly made by Seller in Article III of this Agreement or in the other Transaction Documents, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Fluids Entities and, except as expressly provided in Article III of this Agreement or the other Transaction Documents, it is understood that Purchaser is acquiring the Fluids Entities and their respective assets as is and where is with any and all faults and defects as of the Closing Date. Purchaser acknowledges that it is not relying on any representation or warranty of Seller or any of its equityholders, Affiliates or Representatives, other than those representations and warranties specifically made by Seller in Article III of this Agreement and in the other Transaction Documents. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Fluids Business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and in the other Transaction Documents.
ARTICLE V
COVENANTS
Section 5.01    Wrong Pockets.
(a)    In the event that at any time or from time to time after the Closing, Purchaser or any of its Affiliates, including the Active Fluids Entities, is in possession of (i) any funds (including any refund or other amount relating to claims (including workers’ compensation), litigation, insurance (including any unearned premiums or portions of premiums allocated to the Fluids Business refunded by carriers) or other matters) arising from the Non-Fluids Business or the Wind-Down Entities or (ii) assets (including Intellectual Property) primarily used or held for use in the current conduct of the Non-Fluids Business or the Wind-Down Entities, Purchaser shall promptly transfer, or cause its applicable Affiliate to transfer, such funds and assets to Seller (or an applicable Affiliate of Seller), for no additional consideration and net of Purchaser’s reasonable out-of-pocket costs to effectuate, and any Taxes arising out of, such transfer. Prior to any such transfer, Purchaser shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Seller such funds and assets and provide to Seller or its nominated Affiliate all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by Seller.

(b)    In the event that at any time or from time to time after the Closing, Seller or any of its Affiliates, including the Non-Fluids Subsidiaries, is in possession of (i) any funds (including any refund or other amount relating to claims (including workers’ compensation), litigation, insurance (including any unearned premiums or portions of premiums allocated to the Fluids Business refunded by carriers) or other matters) arising from the Fluids Business or (ii) assets (including Intellectual Property but excluding any asset for which a different treatment is specifically addressed in Article VII or Section 5.04) primarily used or held for use in the current conduct of the Fluids Business, Seller shall promptly transfer, or cause its applicable Affiliate to transfer, such funds and/or assets to Purchaser (or an applicable Affiliate of Purchaser), for no additional consideration and net of Seller’s reasonable out-of-pocket costs to effectuate, and any Taxes arising out of, such transfer. Prior to any such transfer, Seller shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Purchaser such funds and assets and provide to Purchaser or its nominated Affiliate all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by Purchaser.
Section 5.02    Intercompany Balances; Affiliate Transactions.
(a)    Except as set forth on Schedule 5.02(a), all intercompany balances (i) between any of the Non-Fluids Subsidiaries, on the one hand, and any of the Fluids Entities, on the other hand, and (ii) between the Seller, on the one hand, and any of the Fluids Entities, on the other hand, shall either (A) constitute Funded Debt or (B) be eliminated by discharge or otherwise in their entirety effective prior to the Closing and shall be excluded from the calculation of Closing Date Net Working Capital. Nothing in this Agreement shall require the settlement of any intercompany balances between only the Fluids Entities.
(b)    Except for the Transaction Documents or the Contracts set forth on Schedule 5.02(b), Seller will cause, prior to the Closing, all Contracts constituting Affiliate Transactions, to be terminated, in each case, without any further Liabilities thereunder with effect from such termination.
Section 5.03    Business Guarantees.
(a)    Other than with respect to each Business Guarantee (Fluids) listed on Schedule 1.01(a), Seller has received valid and binding written unconditional releases of the Non-Fluids Subsidiaries from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees (Fluids), including by causing the Non-Fluids Subsidiaries or the Fluids Entities, respectively, to furnish letters of credit, institute escrow arrangements, post surety or performance bonds or make such other arrangements as the counterparty may reasonably request.
(b)    With respect to each Business Guarantee (Fluids) listed on Schedule 1.01(a), (i) Seller and Purchaser shall cooperate and use their respective commercially reasonable efforts following the Closing to terminate each such Business Guarantee (Fluids) in accordance with its terms or, if Seller and Purchaser are unable to so terminate any such Business Guarantee (Fluids), cause Purchaser or one of its Affiliates to be substituted in all respects for each Non-Fluids Subsidiary in respect of all obligations under such Business Guarantees (Fluids), and until such termination or substitution shall have occurred, Seller shall maintain or cause the Non-Fluids Subsidiaries to maintain such Business Guarantee (Fluids) and (ii) Purchaser shall indemnify and hold harmless the Non-Fluids Indemnitees for any Liabilities arising from or relating to such Business Guarantees (Fluids), other than the Thailand LC (it being understood that Purchaser shall have paid to Seller the Thailand LC Amount at Closing), following the Closing, including any claim or demand for payment made on any Non-Fluids Subsidiary under, and any fees in connection with the issuance and maintenance of, any letters of credit or surety or performance bonds constituting a Business Guarantee (Fluids) following the Closing. To the extent that the Non-Fluids Subsidiaries have performance obligations under any Business Guarantee (Fluids), Purchaser will use commercially reasonable efforts to (x) perform such obligations on behalf of the Non-Fluids Subsidiaries or (y) otherwise take such action as reasonably requested by Seller so as to put the Non-Fluids Subsidiaries in the same position as if Purchaser, and not a Non-Fluids Subsidiary, had performed or were performing such obligations.
(c)    Without limiting the generality of Section 5.03(b), Seller shall promptly pay to Purchaser the Thailand LC Amount, by wire transfer of immediately available funds, following the date on which the Thailand LC and related cash collateral has been terminated and released, following replacement by Purchaser of the Thailand LC in accordance with Section 5.03(b).
Section 5.04    Termination of Trademark Usage.
(a)    Subject to the IP License, as soon as reasonably practicable after the Closing Date (and in any event within twenty-four (24) months thereafter), Seller shall and shall cause the Non-Fluids Subsidiaries to (i) cease and discontinue use of all Newpark Marks and (ii) complete the removal of each of the Newpark Marks from all products, signage, vehicles, properties, technical information and promotional or other marketing materials in connection with the Non-Fluids Business. All use by the Seller or the Non-Fluids Subsidiaries of the Newpark Marks during the transition period following the Closing Date (referenced in the previous sentence) must be consistent, in all material respects, with current usage by the Seller or the Non-Fluids Subsidiaries of the Newpark Marks.
(b)    Without limiting Section 5.04(a), Seller shall, as soon as reasonably practicable but in any event within nine (9) months after the Closing Date, and shall cause each of the Non-Fluids Subsidiaries whose name contains any of the Newpark Marks to change its name to a name that does not contain any of the Newpark Marks and to amend all of the Organizational Documents of Seller or such Non-Fluids Subsidiary, as applicable to eliminate such Newpark Marks from the name of Seller or such Non-Fluids Subsidiary.
(c)    Notwithstanding anything to the contrary in this Agreement and subject to the IP License, (i) nothing in this Agreement shall prevent Seller or its Affiliates from referencing the Newpark Marks after the Closing Date for factual historical purposes or where such references constitute fair or other permitted non-trademark use (provided that Seller and its Affiliates shall not use the Newpark Marks to indicate the source of any goods or services), (ii) to the extent any Newpark Marks appear on any stationery, business form, label, packaging, container, sign or other property (real or personal) included in the assets of the Seller or the Non-Fluids Subsidiaries as of the Closing Date, Purchaser shall cause the Fluids Entities to grant, or confirm the grant by the appropriate entity of, a royalty-free license to the Seller and the Non-Fluids Subsidiaries and their Affiliates to use the Newpark Marks on the applicable assets until removal thereof from such assets can be reasonably effected or until such assets are used and exhausted in Ordinary Course of Business, but in no event longer than twenty-four (24) months following the Closing Date, and (iii) Seller and its Affiliates shall not be obligated to remove the Newpark Marks from any executed agreements or copies thereof in existence prior to the Closing Date, or from any internal documents, equipment, tools, drawings, manuals and other similar written or electronic data that are in existence prior to the Closing Date and intended and used only for internal purposes.
Section 5.05    Insurance.
(a)    Notwithstanding anything to the contrary in this Agreement, with respect to acts, omissions, events or circumstances to the extent relating to the Non-Fluids Business or the Non-Fluids Subsidiaries that occurred or existed on or prior to the Closing Date that are covered by occurrence-based insurance policies of the Fluids Entities under which a Non-Fluids Subsidiary is a named insured on or prior to the Closing Date, such Non-Fluids Subsidiary may make claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available; provided that: such Non-Fluids Subsidiary (with respect to such covered claims): (i) shall notify Purchaser in writing of all such covered claims; and (ii) shall exclusively bear the amount of any deductibles or self-insured retentions associated with claims under such occurrence-based policies and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Purchaser shall, and shall cause each Fluids Entity to, reasonably cooperate with the Non-Fluids Subsidiaries as is reasonably requested by Seller and at Seller’s sole cost in order to permit the Non-Fluids Subsidiaries to submit and pursue such claims. For the avoidance of doubt, from and after the Closing Date, no Non-Fluids Subsidiary shall have any right to make claims or seek coverage under any of the claims-made insurance policies of the Fluids Entities.
(b)    Notwithstanding anything to the contrary in this Agreement, with respect to acts, omissions, events or circumstances to the extent relating to the Fluids Business or the Fluids Entities that occurred or existed on or prior to the Closing Date that are covered by occurrence-based insurance policies of the Non-Fluids Subsidiaries under which a Fluids Entity is a named insured on or prior to the Closing Date, such Fluids Entity may make claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available; provided that: (i) such Fluids Entity (with respect to such covered claims) shall notify Seller in writing of all such covered claims; and (ii) except to the extent such Losses are indemnifiable by Seller pursuant to this Agreement and the Deductible has been exceeded pursuant to Section 8.03(b), such Fluids Entity (with respect to such covered claims) shall exclusively bear the amount of any deductibles or self-insured retentions associated with claims under such occurrence-based policies and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Seller shall, and shall cause each Non-Fluids Subsidiary to, reasonably cooperate with the Fluids Entities as is reasonably requested by Purchaser and at Purchaser’s sole cost in order to permit the Fluids Entities to submit and pursue such claims. For the avoidance of doubt, from and after the Closing Date, no Fluids Entity shall have any right to make claims or seek coverage under any of the claims-made insurance policies of the Non-Fluids Subsidiaries with respect to any claims first made against such Fluids Entity from and after the Closing Date; provided the foregoing shall not apply to Section 5.11(b).
(c)    In the event that the insured claim the subject of Section 5.05(a) and Section 5.05(b) relating to the Non-Fluids Business or any Non-Fluids Subsidiary, on the one hand, and relating to the Fluids Business or any Fluids Entity, on the other hand, relates to the same action, occurrence, effect or event, then, except to the extent such Losses are indemnifiable by Seller pursuant to this Agreement, such deductibles, retentions or co-pays will be divided by Seller and Purchaser in proportion to the loss suffered by each of them.
(d)    For the avoidance of doubt, any claim made by Seller (or its Affiliates) or Purchaser (or its Affiliates) under such relevant insurance policies the subject of Section 5.05(a) and Section 5.05(b) shall be pari passu with all claims made by Purchaser (or its Affiliates) or Seller (or its Affiliates), respectively under such policies, and shall receive the same priority and be subject to the same deductibles, retentions or self-insurance associated with claims under such policies.
Section 5.06    Actions; Production of Witnesses.
(a)    Following the Closing Date, (i) Seller or one of its Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions and investigations to the extent arising from or relating to the Non-Fluids Business, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action or investigation, without the consent of Purchaser or any of its Affiliates, and (ii) Purchaser or one of its Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions and investigations to the extent arising from or relating to the Fluids Business, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action or investigation, without the consent of Seller or any of its Affiliates; provided that, if both Purchaser (or any of its Affiliates, including any of the Fluids Entities) and Seller (or any of its Affiliates, including any of the other Non-Fluids Subsidiaries) are named as parties to any such Action or investigation, in order to settle or compromise, or consent to the entry of any judgment with respect to, any such Action or investigation that is not subject to the provisions of Section 8.04, each of Purchaser and Seller must consent to such settlement, compromise or consent.
(b)    From and after the Closing, Purchaser, on the one hand, and Seller, on the other hand, shall use its commercially reasonable efforts to make available to each other, upon reasonable written request, the Fluids Entities’ and the Non-Fluids Subsidiaries’ respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such individual may reasonably be required in connection with any Actions or investigations in which the requesting Party may from time to time be involved relating to the conduct of the Non-Fluids Business or the Fluids Business prior to the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such individuals, the Non-Fluids Business and the Fluids Business, as applicable. Purchaser and Seller agree to reimburse each other for reasonable, documented out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries or other wages, incurred by the other Party in connection with providing individuals and witnesses pursuant to this Section 5.06(b).
(c)    This Section 5.06 shall not apply to matters involving any Governmental Authority in respect of Taxes. For the avoidance of doubt, neither Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 5.06(a), Section 5.06(b), Section 5.07(b) or Article VI, if Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 5.06(c) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.
Section 5.07    Retention of Books and Records and Post-Closing Access.
(a)    From and after the Closing, Seller agrees to maintain at least one copy of all Business Records of the Non-Fluids Subsidiaries to the extent primarily relating to the Fluids Business or the Fluids Entities, in each case, that exist as of the Closing Date in accordance with Seller’s Record Retention Policy that has been made available to Purchaser. If thereafter Seller proposes to destroy or dispose of such copy, Seller shall offer first in writing at least thirty (30) days prior to such proposed destruction or disposition to surrender the portion of such copy relating to the Fluids Business or the Fluids Entities to Purchaser upon Purchaser’s request and at Purchaser’s expense. From and after the Closing, Purchaser agrees to hold at least one copy of all books and records of the Fluids Entities to the extent primarily relating to the Non-Fluids Business or the Non-Fluids Subsidiaries, in each case, that exist as of the Closing Date and not to destroy or dispose of such copy for a period of at least seven (7) years from the Closing Date, and if thereafter Purchaser proposes to destroy or dispose of such copy, Purchaser shall offer first in writing at least thirty (30) days prior to such proposed destruction or disposition to surrender the portion of such copy relating to the Non-Fluids Business or the Non-Fluids Subsidiaries to Seller upon Seller’s request and at Seller’s expense. Notwithstanding the foregoing, the Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall not be required to retain, and may destroy, such books and records and other documents for which such other Party or its Affiliates have been provided with a copy prior to the date hereof or pursuant to this Agreement.

(b)    For a period of seven (7) years after the Closing, Seller shall, and shall cause its Affiliates (including the other Non-Fluids Subsidiaries) to, (i) give Purchaser and its Representatives reasonable access to the Business Records of the Non-Fluids Subsidiaries that exist as of the Closing Date and (ii) use commercially reasonable efforts to cause the employees of Seller and its Affiliates (including the other Non-Fluids Subsidiaries) to cooperate with Purchaser and its Representatives, in each case, to the extent reasonably requested by Purchaser in connection with insurance, accounting, SEC reporting and other similar needs in connection with, and to the extent related to, the Fluids Business or the Fluids Entities. For a period of seven (7) years after the Closing, Purchaser shall, and shall cause its Affiliates (including the Fluids Entities) to, (A) give Seller and its Representatives reasonable access to the books and records of the Fluids Entities that exist as of the Closing Date and (B) use commercially reasonable efforts to cause the employees of Purchaser and its Affiliates (including the Fluids Entities) to cooperate with Seller and its Representatives, in each case, to the extent reasonably requested by Seller in connection with insurance, accounting, SEC reporting and other similar needs in connection with the Non-Fluids Business or the Non-Fluids Subsidiaries. Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party (or its Affiliate) granting such access. Notwithstanding the foregoing, each Party (and its Affiliates) may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any Privileges; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such Privilege, such Person shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.07(b) shall limit in any respect any rights any Person may have with respect to discovery or the production of documents or other information in connection with any litigation.
Section 5.08    Confidentiality; Non-Solicitation.
(a)    In connection with the Parties entering into this Agreement, the Confidentiality Agreement shall be terminated and the provisions of this Section 5.08 shall govern. Subject to Section 5.09, following the Closing, Purchaser shall not, and shall cause its Affiliates (including, after the Closing, the Fluids Entities) not to, and Purchaser shall instruct its and their respective Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information, whether written or oral, with respect to the Non-Fluids Business or the Non-Fluids Subsidiaries; provided that, the foregoing restriction shall not (i) apply to any information (A) pertaining to the Fluids Business or the Fluids Entities, (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.08(a)), (C) Purchaser can establish was independently developed by any of the Fluids Entities or Purchaser or any of its Affiliates without use of any confidential information with respect to the Non-Fluids Business or the Non-Fluids Subsidiaries, or (D) was made available to any of the Fluids Entities or Purchaser or any of its Affiliates by a third party with the right to disclose such information, or (ii) prohibit any disclosure (A) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Purchaser provides Seller with reasonable prior notice of such disclosure, Purchaser uses its commercially reasonable efforts to seek confidential treatment if such disclosure is required and Purchaser discloses only the portion of such information which Purchaser is advised by its counsel in writing is legally required to be disclosed, (B) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the Transactions, including the commencement of any Action or (C) to (solely to the extent such confidential information relates to the Fluids Entities or the Fluids Business) any purchaser or prospective purchaser or financing source or underwriter in connection with such Person’s financial, accounting or similar due diligence of the Fluids Entities or any direct and indirect existing and prospective investors in connection with customary fund raising, marketing, informational or reporting activities; provided that, in each case, such Persons are subject to customary confidentiality restrictions.
(b)    Subject to Section 5.09, Seller shall not, and shall cause the other Non-Fluids Subsidiaries, any other Subsidiary of Seller and its Affiliates not to, and Seller shall instruct its and their respective Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Purchaser, disclose to any third party (other than each other and their respective Representatives) any confidential information, whether written or oral, with respect to the Fluids Business or the Fluids Entities; provided that, the foregoing restriction shall not (i) apply to any information (A) pertaining to the Non-Fluids Business or the Non-Fluids Subsidiaries, (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.08(b)), (C) Seller can establish was independently developed by the Non-Fluids Subsidiaries or any other Subsidiary of Seller (other than by the Fluids Business prior to the Closing Date) without use of any confidential information with respect to the Fluids Business or the Fluids Entities, or (D) was made available to any of the Non-Fluids Subsidiaries or any other Subsidiary of Seller by a third party with the right to disclose such information, or (ii) prohibit any disclosure (A) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Seller provides Purchaser with reasonable prior notice of such disclosure, Seller uses its commercially reasonable efforts to seek confidential treatment if such disclosure is required and Seller discloses only the portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, (B) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the Transactions, including the commencement of any Action or (C) to (solely to the extent such confidential information relates to the Non-Fluids Subsidiaries or the Non-Fluids Business) any purchaser or prospective purchaser or financing source or underwriter in connection with such Person’s financial, accounting or similar due diligence of the Non-Fluids Subsidiaries or any direct and indirect existing and prospective investors in connection with customary fund raising, marketing, informational or reporting activities; provided that, in each case, such Persons are subject to customary confidentiality restrictions.
(c)    This Section 5.08 shall not apply to any information collected by Seller or its Affiliates or Purchaser or its Affiliates in connection with its provision of services under the Transition Services Agreement, the confidentiality of such information shall be governed solely by the Transition Services Agreement (including Section 12 thereof).
(d)    Seller agrees that, during the Restricted Period, it shall not, and cause its Affiliates and direct its Representatives to not, directly or indirectly: (i) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Purchaser, the Fluids Entities or any of their respective Affiliates any Person who or which is, or has been within the twelve (12) months prior to the date hereof, a customer or supplier of the Fluids Entities; (ii) canvass, solicit, approach or entice or cause or attempt to be canvassed, solicited, approached or enticed any Person who or which as of the Closing is, or has been within the twelve (12) months prior to the date hereof, a client, customer, vendor, supplier or licensor of any Fluids Entity to decline to enter into a relationship with, or terminate, cease, or lessen such Person’s relationship with Purchaser or any Fluids Entity or any of their respective Affiliates; (iii) engage or employ, or solicit or contact with a view to the engagement or employment of, any Person who is, or was within the six (6) months prior to the Closing, an officer, director, employee or independent contractor of Purchaser or any Fluids Entity; or (iv) solicit, cause, induce or encourage any Person referenced in the immediately preceding clause (iii) to terminate or lessen his or her employment or engagement with Purchaser or any Fluids Entity or any of their respective Affiliates; provided that the restrictions in the foregoing clauses (iii) and (iv) shall not apply to (A) any Person that was terminated by the Purchaser or any Fluids Entity after the date hereof or (B) Seller or any of its Affiliates making general employment solicitations not directed at the employees of the Fluids Entities.
(e)    Seller acknowledges and agrees that Purchaser would not enter into this Agreement or consummate the Transactions but for Seller’s agreement to the terms of this Section 5.08, and that the geographic scope, scope of activity restrictions, and duration of the covenants contained in this Section 5.08 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) Seller’s level of control over and contact with the Fluids Business, and association with the Fluids Entities’ goodwill in all jurisdictions in which the Fluids Entities conduct business; (ii) Seller’s access to confidential information related to the Fluids Entities; and (iii) the consideration that Seller is receiving in connection with the Transactions, and the goodwill and confidential information that Seller is conveying and for which Purchaser are paying. It is the desire and intent of the Parties that the provisions of this Section 5.08 (and portions thereof) be enforced to the fullest extent permitted under applicable Law. Seller acknowledges that this Section 5.08 is reasonable and enforceable in all respects; nonetheless, if any of the restrictions of this Section 5.08 (or portions thereof) are found by a court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the Parties intend that such restrictions (and portions thereof) shall not be thereby terminated but shall be modified by such court so as to be valid and enforceable and, as so modified, to be fully enforced. The covenants contained in this Section 5.08 and each provision and part hereof are severable and distinct covenants and provisions and parts. The invalidity or unenforceability of any such covenant or provision (or any part thereof) as written shall not invalidate or render unenforceable the remaining covenants or provisions (or parts thereof) hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision (or part thereof) in any other jurisdiction.
(f)    Seller further acknowledges that a breach or threatened breach of this Section 5.08 may cause irreparable harm to Purchaser for which Purchaser may have no adequate remedy at law, that it would be impractical and extremely difficult to determine Purchaser’s and their respective Affiliates’ damages in the event of a breach or threatened breach, and that Purchaser and their respective Affiliates shall be entitled to injunctive relief and specific performance as remedies for any such breach. Such remedies shall not be the exclusive remedies for a breach or threatened breach of this Section 5.08 but shall be in addition to all other remedies available at law and equity, including the recovery of damages.
Section 5.09    Public Announcements. The Parties agree that no public release or announcement concerning the Transactions shall be issued or made by or on behalf of any Party without the prior consent of Purchaser and Seller, except that each Party may make announcements as it may reasonably determine is necessary to comply with applicable Law or the rules or regulations of any applicable securities exchange (or, in the case of Seller, the requirements under the Senior Credit Facilities). Notwithstanding the foregoing, the Parties shall cooperate and each prepare a press release to be issued on or promptly (and in any event within two (2) Business Days) by such Party after the date of this Agreement. The Parties agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or the rules or regulations of any applicable securities exchange or for purposes of enforcing rights hereunder or compliance with SEC, financial or Tax reporting obligations; provided that, the Parties may disclose this Agreement or its terms (i) to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties for breach of this Section 5.09 or such confidentiality obligations by the recipients of its disclosure) or (ii) to any purchaser or prospective purchaser or financing source or underwriter of such Party (and such purchasers’, financing sources’ and underwriters’ respective legal counsel) in connection with such Person’s due diligence of such Party; provided, further, that nothing in this Section 5.09 shall limit or restrict any Party or any of its Affiliates from making any press or public announcements concerning this Agreement or the Transactions that consist solely of such information that is substantially consistent with information previously disclosed in previous press releases or announcements made by such Party or any of its Affiliates in compliance with this Section 5.09. For the avoidance of doubt, the Parties acknowledge and agree that Purchaser may provide general information about the subject matter of this Agreement to its direct and indirect existing and prospective investors in connection with customary fund raising, marketing, informational or reporting activities; provided that such existing and prospective investors are subject to customary confidentiality restrictions.
Section 5.10    Further Assurances. Seller and Purchaser agree that from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, use reasonable best efforts execute and deliver such further instruments (and take such other action) as may reasonably be requested by the other and necessary to carry out the purposes and intents hereof.
Section 5.11    D&O Indemnification and Insurance.
(a)    Purchaser shall cause each Fluids Entity, for a period of not less than six (6) years from the Closing Date, (i) to maintain provisions in its Organizational Documents concerning the indemnification, with respect to matters existing or occurring prior to the Closing, of the Fluids Entities member’s former and current directors, managers and officers that are no less favorable to those Persons than the provisions of the Organizational Documents of the Fluids Entities in effect on the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)    (i) Purchaser shall obtain, at or prior to the Closing, the D&O Policy with respect to matters existing or occurring at or prior to the Closing; and (ii) if any claim is asserted or made within such six-year period, the D&O Policy shall be continued in respect of such claim until the final disposition thereof.
(c)    In the event that Purchaser or any Fluids Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Fluids Entities, as the case may be, shall succeed to the obligations set forth in this Section 5.11.
Section 5.12    Shared Contracts.
(a)    Seller and Purchaser acknowledge that Seller and/or its Subsidiaries are parties to certain Contracts that relate in part to both (i) the operations or conduct of the Fluids Business and (ii) the operations or conduct of the Non-Fluids Businesses, including those set forth on Schedule 5.12, but none of which are Contracts with a Top Customer or Top Supplier (collectively, the “Shared Contracts”); provided that in no event shall the Shared Contracts include any Contract that (A) is a master terms agreement, or similar agreement, whose terms are incorporated by reference in a service or purchase order or similar document, in each case, related to the Fluids Business or (B) is a Contract solely between the Seller and/or any of the Non-Fluids Subsidiaries. Subject to applicable Law, unless the Seller or its applicable Non-Fluids Subsidiary and Purchaser otherwise agree or the benefits of any Shared Contract described in this Section 5.12 are otherwise expressly conveyed to the applicable party pursuant to this Agreement or any other Transaction Document, for a period of twelve (12) months after the Closing Date, Seller or its applicable Non-Fluids Subsidiary and Purchaser shall reasonably cooperate with each other to cause each Shared Contract (other than any Shared Contract that is immaterial to the Fluids Business) to be apportioned (including by using their respective commercially reasonable efforts to obtain the consent of such counterparty to enter into a new Contract or amendment, or splitting or assigning in relevant part such Shared Contract), effective as of the Closing, between Seller or its applicable Non-Fluids Subsidiary and Purchaser (or a Fluids Entity), pursuant to which Seller or its applicable Non-Fluids Subsidiary will assume all of the rights and obligations under such Shared Contract to the extent primarily related to the Non-Fluids Businesses, on the one hand, and Purchaser (or a Fluids Entity) will assume all of the rights and obligations under such Shared Contract to the extent primarily related to the Fluids Business, on the other hand. From and after the Closing, (1) Purchaser (or a Fluids Entity) shall reimburse, indemnify and hold harmless Seller and its Affiliates against all Losses arising from or relating to the portion of any Shared Contract apportioned to the Fluids Business and (2) Purchaser and its Affiliates shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Seller or any of its Non-Fluids Subsidiaries without prior written consent of Seller (in its sole discretion). From and after the Closing, (1) Seller shall reimburse, indemnify and hold harmless Purchaser and its Affiliates against all Losses arising from or relating to the portion of any Shared Contract apportioned to the Non-Fluids Business and (2) Seller and its Affiliates shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Purchaser or any of its Non-Fluids Subsidiaries without prior written consent of Purchaser (in its sole discretion).
(b)    Notwithstanding anything in this Agreement to the contrary, without limiting the obligations of Seller under the Transition Services Agreement, any apportionment to Purchaser of any Shared Contract that shall require the consent of a third party shall be made subject to such consent being obtained, and Seller and its Subsidiaries shall not be required to agree to any arrangement or take any action in connection with the matters contemplated by Section 5.12(a) that would (i) constitute a breach or other contravention of the express terms of any Shared Contract or (ii) be reasonably likely to subject Seller or the Non-Fluids Subsidiary party thereto, to civil or criminal liability, or (iii) require Seller or the Non-Fluids Subsidiary party thereto to pay or commit to pay any amount, or grant any financial accommodation (including any requirements for the securing or posting of any bonds, letters of credit or similar instruments or the furnishing of any guarantees) to, or commence any proceeding against any Person.
Section 5.13    Specified Wind-Downs.
(a)    The assets and Liabilities of each Wind-Down Entity will be held for the Seller’s benefit and account and will be managed and operated by the Purchaser, with all assets, gains, income, Losses, Liabilities, Taxes and refunds of Taxes to be held for the account of the Seller. Any Liability of Purchaser or any of its Subsidiaries (including the Fluids Entities) that is a Liability of a Wind-Down Entity or primarily arises out of, relates to or results from compliance with Purchaser’s obligations under this Section 5.13 shall be a Specified Liability, and Purchaser shall by fully indemnified therefore, irrespective of any survival, monetary or other limitations on liability set forth herein. To the extent permitted under applicable Law, and until the cessation and winding up of such Wind-Down Entity, Purchaser will conduct the business of such Wind-Down Entity in the Ordinary Course of Business and in accordance with the reasonable and lawful instructions of the Seller and its Affiliates. Purchaser shall, and shall cause the Fluids Entities to, remit to Seller such assets, gains or income of any Wind-Down Entity (net of any out-of-pocket costs and expenses and any Taxes reasonably required to effect such remission) to the extent such Wind-Down Entity is in a net asset position.
(b)    Without limiting the generality of Section 5.13(a), Seller shall have the right, at its reasonable discretion, to oversee, control and effect the cessation and winding-up of the operations of the Wind-Down Entities (the “Specified Wind-Downs”), at its sole cost and expense, including the right to retain counsel in connection with the Specified Wind-Downs. If Seller elects to oversee and control the Specified Wind-Downs pursuant to this Section 5.13, (a) Seller and its counsel shall keep Purchaser reasonably informed with respect to such Specified Wind-Down and (b) Seller and Purchaser shall, and shall each cause their respective Affiliates to, cooperate with one another to promptly implement the Specified Wind-Downs to minimize any Specified Liability with respect to such Specified Wind-Down.
(c)    Purchaser shall provide written notice to Seller in the event that Purchaser no longer intends to effect any Specified Wind-Down, together with identification of the applicable Wind-Down Entity and reasonable supporting detail of the financial position of such Wind-Down Entity as of such date, and (i) from and after the date of such notice, Seller shall have no further indemnification obligations pursuant to Section 8.02(a)(i) with respect to such Wind-Down Entity identified in such notice and (ii) to the extent such Wind-Down Entity is in a net-asset position as of the date of such notice, Purchaser shall remit an amount equal to such net-asset position (net of any out-of-pocket costs and expenses and any Taxes reasonably required to effect such remission) to Seller by wire transfer of immediately available funds.
Section 5.14    Domain Names. Following Closing, Seller shall assign the domain name registrations set forth on Schedule 5.14 to Purchaser or one of its designated Affiliates promptly after the date on which Seller shall have provided written notice to Purchaser that Seller has established an operational domain name registration to replace Newpark.com as the Seller's domain for the Non-Fluids Business after Closing; provided that such assignment shall occur no later than December 31, 2024 (or such later date as mutually agreed by Seller and Purchaser). The assignment contemplated by this Section 5.14 shall be on terms reasonably satisfactory to Purchaser and Seller, in each case, acting reasonably.
Section 5.15    Hungarian Audit. Purchaser shall, and shall cause its Affiliates (including the Fluids Entities) to, use commercially reasonable efforts to cause the Hungary Audit Resolution to occur as promptly as reasonably practicable (taking into account past practice and local regulations and formalities) following the Closing.
ARTICLE VI
TAX MATTERS
Section 6.01    Tax Matters.
(a)    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes shall be borne 50% by Purchaser and 50% by Seller (regardless of the Person liable for such Taxes under applicable Law); provided, however, that any Transfer Taxes resulting from the Pre-Closing Reorganization shall be solely borne by Seller. Purchaser and Seller agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable compliance with any filing requirements related to Transfer Taxes. The Party primarily responsible under applicable Law for the filing of any Tax Return in respect of Transfer Taxes shall (i) notify the other Party of any applicable filing obligation with respect to such Transfer Taxes, (ii) prepare any Tax Returns with respect to such Transfer Taxes, (iii) provide a draft of each such Tax Return to the other Party reasonably in advance of the due date of such Tax Return, (iv) incorporate any reasonable comments received from the other Party to each such Tax Return, (v) timely file each such Tax Return, (vi) timely pay all Transfer Taxes to the applicable Governmental Authority and (vii) supply to the other Party reasonable evidence that all such Transfer Taxes have been timely paid. Each Party shall promptly make payments to the other Party to the extent necessary for each Party to bear its applicable share of Transfer Taxes as determined under this Section 6.01(a).
(b)    Non-Fluids Subsidiary Consolidated Group Tax Returns. Notwithstanding anything in this Agreement to the contrary, Purchaser and its Affiliates shall not have any right (i) to review or receive a copy of any Non-Fluids Subsidiary Consolidated Group Tax Return, or (ii) to

participate in any respect in a Tax Contest relating to a Non-Fluids Subsidiary Consolidated Group Tax Return (a “Non-Fluids Subsidiary Consolidated Group Tax Contest”).
(c)    Pre-Closing Tax Returns. Purchaser shall (at Purchaser’s expense) prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by any Fluids Entity for a Pre-Closing Tax Period or a Straddle Period that are due after the Closing Date, taking into account any applicable extensions (such Tax Returns, “Pre-Closing Tax Returns”). To the extent a Pre-Closing Tax Return reflects Pre-Closing Reorganization Taxes or Specified Tax Liabilities or to the extent a Pre-Closing Tax Return has a due date prior to the date on which the Adjustment Amount is finally determined pursuant to Section 2.05, (i) Purchaser shall cause each Pre-Closing Tax Return to be prepared in a manner consistent with the past practices of the applicable Fluids Entity unless otherwise required under applicable Law, including as may be necessary to comply with applicable Law in respect of the State and Local Payroll Specified Tax Liability and the State and Local Unclaimed Property Specified Tax Liability in the State of Delaware, (ii) Purchaser shall deliver to Seller for its review and reasonable comment, at least twenty (20) days prior to the due date (taking into account any applicable extensions) for the filing of such Pre-Closing Tax Return (other than any Pre-Closing Tax Returns relating to sales, use, payroll, or other non-income Taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which will be provided to Seller by Purchaser at the time of filing such Tax Return), a draft copy of such Pre-Closing Tax Return, and shall make available to Seller any additional information that Seller may reasonably request, and (iii) Purchaser shall incorporate any reasonable comments submitted by Seller at least ten (10) days prior to the due date of such Pre-Closing Tax Return (taking into account any applicable extensions). The Parties agree that (i) this Section 6.01(c) is intended to solely address the preparation and filing of Pre-Closing Tax Returns and (ii) nothing within this Section 6.01(c) shall be interpreted as altering the manner in which Taxes are allocated and economically borne by the Parties. For the avoidance of doubt, this Section 6.01(c) shall not apply to any Non-Fluids Subsidiary Consolidated Group Tax Return.
(d)    Straddle Period Tax Apportionment. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes with respect to a Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:
(ii)    in the case of Taxes other than those in clause (ii) below, including those that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Fluids Entities ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of calendar days in each portion of such Straddle Period; and
(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Fluids Entities, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(e)    Tax Cooperation. Each Party will (and will cause its Affiliates to) reasonably cooperate as and to the extent reasonably requested by any other Party in connection with the filing of Tax Returns and any audit, inquiry, examination or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Fluids Entities (each a “Tax Contest”).  Such cooperation will include the retention and (upon another Party’s reasonable request) the provision of all documents and other information which are reasonably relevant to any such Tax Return or Tax Contest, and making employees, representatives and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise reasonably necessary in connection with the filing of Tax Returns or in conducting any Tax Contest or as may otherwise be necessary to enforce the provisions of this Agreement.  Purchaser will have the right to control and take any action it deems appropriate with respect to any Tax Contest with respect to the Fluids Entities or the assets and properties of the Fluids Entities except to the extent set forth in Section 6.01(b) and Section 8.04.
(f)    [Reserved].
(g)    Post-Closing Tax Covenant. Following the Closing, without Seller’s written consent (not to be unreasonably withheld, conditioned, or delayed), if such action would reasonably be expected to (i) increase the Accrued Income Tax Amount (it being understood that the Accrued Income Tax Amount will not be increased by any action taken after the date on which the Adjustment Amount is finally determined pursuant to Section 2.05) or (ii) result in Excluded Taxes, Specified Tax Liabilities, or Taxes that otherwise constitute Specified Liabilities, neither Purchaser nor the Fluids Entities will (and neither Purchaser nor the Fluids Entities will allow any of their Affiliates to): (i) amend any Tax Return for a Fluids Entity or make or cause to be made any Tax election for any Fluids Entity, in each case, for any Pre-Closing Tax Period or Straddle Period (other than in accordance with Section 6.01(c)), (ii) file any type of Tax Return for a Fluids Entity for any Pre-Closing Tax Period or Straddle Period in a jurisdiction where such type of Tax Return was not previously filed for such Fluids Entity in such jurisdiction prior to the Closing (other than in accordance with Section 6.01(c)), (iii) make any election under Section 336 or Section 338 of the Code with respect to the Transactions, (iv) take any action on the Closing Date after the Closing other than in the Ordinary Course of Business that could reasonably be expected to give rise to any Tax liability of the Fluids Entities, or (v) initiate any voluntary disclosure or similar process with any Governmental Authority or enter into any voluntary disclosure or similar agreement with any Governmental Authority with respect to Taxes of a Fluids Entity for any Pre-Closing Tax Period or Straddle Period (any such prohibited action as described above, a “Prohibited Tax Act”).
(h)    Purchase Price Allocation. Within ninety (90) days after the final determination of the Adjustment Amount in accordance with Section 2.05, Purchaser and Seller shall use commercially reasonable efforts to agree to an allocation with respect to Newpark Fluids of the Consideration and any other items properly treated as consideration for U.S. federal income tax purposes among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement Under Section 1060), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). If Purchaser and Seller reach an agreement with respect to the Allocation, (i) Purchaser and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Consideration for applicable Tax purposes pursuant to this Agreement, and (ii) Purchaser and Seller shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on IRS Form 8594 (Asset Acquisition Statement Under Section 1060), which Purchaser and Seller shall timely file with the IRS, unless otherwise required by a change in applicable Law occurring after the date the Parties agree to the Allocation; provided, however, that (A) if Purchaser and Seller cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith and (B) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with such allocation.
(i)    Section 245A Election.     Seller shall make (or cause to be made) the election provided by Treasury Regulation Section 1.245A-5(e)(3)(i) (or any successor Treasury Regulations or other guidance, and any corresponding elections under U.S. state or local or non-U.S. Tax Law) with respect to any Fluids Entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC Tax Year Election”), but only to the extent such CFC Tax Year Election is permitted under applicable Law. Seller and Purchaser shall, and shall cause their Affiliates to, cooperate on a reasonable basis to take all steps necessary (A) to determine whether such CFC Tax Year Election is permitted under applicable Law and (B) if so permitted, to make such CFC Tax Year Election, including to enter into, a written, binding agreement as described in Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(2).
(j)    Tax Sharing Agreements. On or before the Closing Date, Seller shall have terminated (or cause to have been terminated) any tax sharing agreements or arrangements between Seller or any of its Affiliates (other than the Fluids Entities), on the one hand, and any Fluids Entity, on the other hand, and any such tax sharing agreements or arrangements shall have no further effect for any taxable year (whether the current year, a future year, or a past year).
(k)    Payments Related to Excess Tax Assets. If following the final determination of the Closing Date Accrued Income Tax Amount and the Closing Date Net Working Capital there are Excess Tax Assets, then if, (i) during the period commencing at the Closing and ending on December 31, 2025 (the “Excess Tax Asset End Date”), an Active Fluids Entity actually receives in cash a refund of Excess Tax Assets (any such refund, an “Excess Tax Asset Refund”) or (ii) an Active Fluids Entity actually utilizes Excess Tax Assets to offset a Tax liability imposed in respect of a Tax period (or portion thereof) ending on or before the Excess Tax Asset End Date in lieu of receiving a refund (any such offset, an “Excess Tax Asset Offset”), then Seller shall be entitled (without duplication) to receive from or on behalf of Purchaser an amount in cash pursuant to the terms set forth in this Section 6.01(k). Within fifteen (15) Business Days after the receipt by an Active Fluids Entity of an Excess Tax Asset Refund or the realization of an Excess Tax Asset Offset by an Active Fluids Entity, Purchaser shall pay or cause to be paid to Seller an amount in cash equal to such Excess Tax Asset Refund or Excess Tax Asset Offset, provided that in the case of an Excess Tax Asset Refund (but not an Excess Tax Asset Offset), such amount shall be net of the amount of any Taxes incurred by Purchaser or any of its Subsidiaries (including the Active Fluids Entities) primarily in connection with, or arising out of or relating to, the collection, receipt of payment and remittance to Seller by or on behalf of Purchaser of the amounts relating to such Excess Tax Asset Refund. Notwithstanding the foregoing, to the extent any such Excess Tax Asset Refunds or Excess Tax Asset Offsets are subsequently disallowed by the applicable Governmental Authority, Seller shall promptly repay the amount received in respect of such Excess Tax Asset Refunds or Excess Tax Asset Offsets, together with any interest or other additional amounts imposed by such Governmental Authority with respect to such disallowance, to Purchaser. Purchaser shall, and shall cause the Active Fluids Entities to, use commercially reasonable efforts to obtain any Excess Tax Asset Refunds and Excess Tax Asset Offsets. For purposes of this Section 6.01(k), “commercially reasonable efforts” shall mean the exercise of such efforts and commitment of such resources by a company with substantially the same resources and expertise as Purchaser (after giving effect to the Transactions), with due regard to the nature of efforts and cost required for the undertaking at stake as compared to the expected benefits. Notwithstanding anything herein to the contrary, Seller shall not be entitled to receive any amount pursuant to this Section 6.01(k) attributable to the Excluded VAT Refunds.

ARTICLE VII
EMPLOYEE MATTERS
Section 7.01    Effect of Transfer. The Parties intend that, to the extent permitted by Law, the Transactions should not constitute a separation, termination, retrenchment, or severance of employment of any Fluids Business Employee prior to or effective as of 11:59 p.m., local time, on the Closing Date (the “Transfer Time”), and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time. Except as otherwise provided in this Article VII, as of the Closing Date, Purchaser shall, or shall cause its Affiliates to, bear all Liabilities relating to, arising out of, or resulting from the employment or engagement, or termination of employment or engagement, whether arising, before, on or after the Transfer Time, of any (a) Fluids Business Employee, or (b) former employee of the Fluids Business, as determined based on whether such former employee last primarily performed services for the Non-Fluids Business, the Fluids Business or any other business (each a “Former Fluids Business Employee”), and Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any claims relating thereto. Except as otherwise provided in this Article VII, including Section 7.10, as of the Closing Date, Seller shall, or shall cause its Affiliates to, bear all Liabilities relating to, arising out of, or resulting from the employment or engagement, or termination of employment or engagement, whether arising before, on or after the Transfer Time, of any current or former employee or current or former independent contractor of the Non-Fluids Subsidiaries who is not a Fluids Business Employee or Former Fluids Business Employee, and Seller shall indemnify and hold harmless Purchaser and its Affiliates from and against any claims relating thereto. As of the time that is not later than immediately prior to the Transfer Time and except as set forth in the Tri-Party Agreement, Seller and the other Non-Fluids Subsidiaries, as applicable, have: (a) transferred the employment of any Fluids Business Employee not already employed by a Fluids Entity from the applicable Non-Fluids Subsidiary to a Fluids Entity, and (b) terminated any change of control agreement between such Fluids Business Employee and Seller or other Non-Fluids Subsidiary, as applicable, without any Liability to any Fluids Entity. Effective as of the Closing Date, Purchaser shall, or shall cause its Affiliates to assume and honor, in accordance with their terms, the Assumed Plans.
Section 7.02    Continuation of Benefits. Purchaser agrees that for a period of twelve (12) months after the Closing Date (or such longer period required by applicable Law), Purchaser shall provide (or cause one of its Affiliates to provide) each Transferred Employee: an annual base salary or wage rate, severance benefits, short-term incentive compensation opportunities and other compensation and benefits (excluding equity and equity-based benefits, U.S. defined benefit pension benefits and retiree medical or life benefits) that are substantially comparable in the aggregate to those provided to the Transferred Employee immediately prior to the Closing Date. No provision of this Agreement shall be construed as a guarantee of continued employment of any Transferred Employee and this Agreement shall not be construed so as to prohibit Purchaser or any of its Subsidiaries (including the Fluids Entities) from having the right to terminate the employment of any Transferred Employee.
Section 7.03    Service Credit. With respect to each Transferred Employee, effective from and after the Closing, Purchaser shall, and shall cause its Affiliates to use commercially reasonable efforts to, (a) give each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility, early retirement subsidies, benefit accrual and vesting) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Purchaser or any of its Subsidiaries for such Transferred Employee’s service with Seller and its Subsidiaries, and with any predecessor employer, to the same extent recognized by Seller and its Subsidiaries as of immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service, (b) waive for each Transferred Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the health and welfare plans of Purchaser or any of its Subsidiaries applicable to such Transferred Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Transferred Employee under the terms of the corresponding health and welfare plans of Seller and its Subsidiaries, and (c) give full credit under the health and welfare plans of Purchaser and its Subsidiaries applicable to each Transferred Employee and his or her dependents for all co-payments, deductibles and similar payments made or incurred by a Transferred Employee prior to the Closing in the same plan year as the Closing, and for any lifetime maximums or out-of-pocket maximums, in each of clauses (b) and (c), as if there had been a single continuous employer.
Section 7.04    Retirement Plan. After the Closing Date, Purchaser shall use commercially reasonable efforts to take any and all actions as may be reasonably required to cause a defined contribution plan of Purchaser or its Affiliates that is intended to be qualified under Section 401(a) of the Code (a “Purchaser 401(k) Plan”) to be established. In accordance with the applicable provisions of Sections 414(l) and 411(d)(6) of the Code, Seller shall cause the assets of the Employee Plan that is intended to be qualified under Section 401(a) of the Code and includes a cash or deferred arrangement described in Section 401(k) of the Code (the “Seller 401(k) Plan”) attributable to the accounts (whether or not vested) of each participant who is a Transferred Employee to be transferred by the trustee of the Seller 401(k) Plan to the trustee of the Purchaser 401(k) Plan which shall include any promissory notes or other evidences of indebtedness with respect to outstanding loans.
Section 7.05    Health and Welfare Benefits. Other than with respect to any Assumed Plan, Seller shall be, or shall cause the other Non-Fluids Subsidiaries to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (ii) claims for long- and short-term disability income benefits incurred by any Transferred Employee and (iii) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, prior to the Transfer Time. For the avoidance of doubt, to the extent that a claim is in existence prior to the Closing Date but paid following the Closing Date by a Transferred Employee, such claim shall be the responsibility of Seller or the other Non-Fluids Subsidiaries, as applicable, unless such claim is made under an Assumed Plan. Without limiting any obligations under any Assumed Plan, Purchaser shall be, or shall cause its Affiliates to be, responsible for only (a) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (b) claims for long- and short-term disability income benefits incurred by any Transferred Employee and (c) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, on or after the Transfer Time. For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (A) medical, vision, dental or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits; and (B) long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.
Section 7.06    Workers Compensation. Effective as of the Closing, without limiting any obligations under any Assumed Plan and except to the extent such Losses are indemnifiable by Seller pursuant to this Agreement, Purchaser and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred or existing prior to, on or after the Transfer Time by any Transferred Employee. Notwithstanding the foregoing, with respect to claims for workers compensation benefits to the extent relating to the Fluids Business or Fluids Business Employees that are incurred or existing on or prior to the Closing Date that are covered by a workers compensation plan or policy of the

Non-Fluids Subsidiaries under which a Fluids Entity is a named insured on or prior to the Closing Date, such Fluids Entity, or Former Fluids Business Employee, as applicable, may make claims under such plan or policy subject to the terms and conditions of such plan or policy and this Agreement, to the extent such coverage and limits are available; provided that, with respect to the Fluids Business or such Fluids Business Employee, such Fluids Entity (with respect to such covered claims): (a) shall notify Seller in writing of all such covered claims; and (b) except to the extent such losses are indemnifiable by Seller pursuant to this Agreement and the Deductible has been exceeded pursuant to Section 8.03(b), shall exclusively bear, and no Non-Fluids Subsidiary or any of its Affiliates shall have any obligation to repay or reimburse the Fluids Entities for, the amount of any deductibles or self-insured retentions associated with such claims under such workers compensation plan or policy and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Seller shall, and shall cause each other Non-Fluids Subsidiary to, cooperate with the Fluids Entities as is reasonably requested by Purchaser and at Purchaser’s sole cost in order to permit the Fluids Entities, or Former Fluids Business Employee, as applicable, to submit and pursue such claims.
Section 7.07    Third-Party Rights
. The provisions contained in this Agreement with respect to any Fluids Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Fluids Business Employee (or dependent or beneficiary of any of the foregoing). Nothing in this Article VII shall (a) be construed as an amendment or other modification of any Employee Plan, Assumed Plan or other employee benefit plan, (b) give any third party any right to enforce the provisions of this Agreement or (c) limit the right of any Party or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Plan, Assumed Plan or other employee benefit plan.
Section 7.08    Cooperation. Purchaser and Seller will, and will cause their respective Subsidiaries to, each reasonably cooperate with the other to effect the transactions contemplated by this Article VII, including (a) sharing with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of their respective employee benefit plans with respect to Fluids Business Employees, (b) resolving any and all employment-related claims regarding Fluids Business Employees, and (c) in responding to questions posed by employees or any other individual service providers.

Section 7.09    Termination of Participation. Effective as of the Transfer Time and except as otherwise provided for under the Transition Services Agreement, each Transferred Employee shall cease to participate in any Employee Plan (other than any Assumed Plan).

Section 7.10    Transfer of Designated Employees. Subject to this Section 7.10 and the Transition Services Agreement, Seller (or one of its designated Affiliates) shall employ the individuals set forth on Schedule 7.10 (the “Designated Employees”) until December 31, 2024 (as such date may be extended by the mutual agreement of Seller and Purchaser) (the “Post-Closing Employment Period”). During the Post-Closing Employment Period, Seller shall direct the Designated Employees to perform such tasks and services as set forth in the Transition Services Agreement with respect to such Designated Employee. Notwithstanding the foregoing, Seller shall have the sole discretion to terminate the employment of each Designated Employee at any time to the extent such Designated Employee has violated any code of conduct, employment policies or procedures of Seller or violated any applicable Law. Seller shall reasonably cooperate with the Purchaser (and the Fluids Entities) as is reasonably requested by Purchaser and at Purchaser’s sole cost to transfer the employment of each Designated Employee to Purchaser (or one of its Affiliates) on or prior to the expiration of the Post-Closing Employment Period. Seller shall have no Liability to Purchaser or its Affiliates (including the Fluids Entities) arising from or related to the Designated Employees’ employment or performance of services for the Purchaser or the Fluids Entities, except as may be set forth in the Transition Services Agreement. Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any claims relating to or arising out of the Designated Employees’ employment during the Post-Closing Employment Period, except as may be set forth in the Transition Services Agreement.

Section 7.11    Payment of Post-Closing RSU Payments & Tri-Party Agreement Payments.

(a)    Seller acknowledges and agrees that, effective as of the Closing, each Fluids Employee set forth on Schedule 7.11(a) (collectively, the “RSU Employees”) shall have their respective outstanding restricted stock units (RSUs) set forth on Schedule 7.11(a) (the “Outstanding RSUs”) forfeited in accordance with the terms of their respective RSU award agreements, but shall be granted the right to receive one or more cash payments (collectively, the “Post-Closing RSU Payment”), less applicable withholding Taxes, equal to the difference (if positive) between the closing price per share of Seller’s common stock on the trading day immediately preceding the first public announcement of the Transactions and (i) $4.48 in respect of Outstanding RSUs granted in 2022 and (ii) $3.67 in respect of Outstanding RSUs granted in 2023. Any such payments to be made pursuant to this Section 7.11(a) shall be made (A) within 30 days following the date that such Outstanding RSUs would have otherwise vested pursuant to their terms had the RSU Employee continued employment with Seller and its Subsidiaries (i.e., June 1, 2025, and June 1, 2026) and (B) by wire transfer of immediately available funds by Seller to Purchaser (or its designated Affiliate) to be paid to the RSU Employees through Purchaser’s (or its designated Affiliate’s) payroll (less applicable withholding Taxes).
(b)    Seller and Purchaser acknowledge and agree that the Post-Closing RSU Payment applicable to any RSU Employee shall only be payable to such RSU Employee so long as such RSU Employee (i) remains employed and in good standing with Purchaser or a Fluids Entity (or one of their respective Affiliates) and (ii) has not engaged in fraud or willful misconduct or taken any position that is inconsistent with any quarterly review checklist or certification provided by such RSU Employee to Seller (except to the extent such position is consistent with the Transaction Documents, including the specific accounting principles set forth in clause 1.1.1 of the Accounting Principles), in each case, which has caused material detrimental financial or legal impacts to Seller or Purchaser (or their respective Affiliates), in each case, as of the date such payment would be due in accordance with Section 7.11(a).
(c)    Seller acknowledges and agrees that all amounts payable pursuant to the Tri-Party Agreement shall be made by wire transfer of immediately available funds to Purchaser (or its designated Affiliate) to be paid to Mr. David Paterson through Purchaser’s (or its designated Affiliate’s) payroll (less applicable withholding Taxes).
(d)    If Purchaser elects to not effect any Post-Closing RSU Payment or any payment pursuant to the Tri-Party Agreement as set forth in this Section 7.11, including for the reasons set forth in Section 7.11(b), then Purchaser shall remit such withheld and unpaid portion of the Post-Closing RSU Payment or the amounts payable pursuant to the Tri-Party Agreement to Seller (less applicable withholding Taxes) by wire transfer of immediately available funds.
Section 7.12    Disability Plan Transition. Notwithstanding any provision of this Agreement or the Transition Services Agreement to the contrary, (a) any Transferred Employee who is receiving short-term or long-term disability benefits (or becomes eligible to receive such benefits) under an Employee Plan that is not an Assumed Plan at the time benefits continuation coverage is to cease under the terms of the Transition Services Agreement shall cease to receive benefits under such Employee Plan at such time and Purchaser shall continue to provide such benefits (whether on a insured or self-insured basis) for the remainder of the period during with such Transferred Employee would have continued to receive such benefits under such Employee Plan, (b) not later than immediately prior to the Transfer Time, Seller shall transfer the employment of any Fluids Business Employee who is receiving long-term disability benefits under an Employee Plan immediately prior to the Transfer Time from the applicable Fluids Entity to a Non-Fluids Subsidiary such that the employee shall not become a Transferred Employee and (c) no later than the time benefits continuation coverage is to cease under the terms of the Transition Services Agreement, unless prohibited by applicable Law, Purchaser shall terminate the employment of any Transferred Employee who is receiving long-term disability benefits (or becomes eligible to receive such benefits) under an Employee Plan that is not an Assumed Plan.
ARTICLE VIII
Indemnification
Section 8.01    Survival. Other than in the event of Fraud, none of the representations and warranties of the Parties contained in this Agreement (or any certificate delivered pursuant hereto) shall survive the Closing; provided that the foregoing shall not affect or otherwise limit any claim under any representation and warranty insurance policies obtained by Purchaser in connection herewith. Notwithstanding the foregoing, (a) all of the covenants, agreements and obligations contained in this Agreement and in the Transaction Documents that by their nature are required to be performed, in whole or in part, after the Closing shall survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants, agreements or obligations is waived in writing by the Party entitled to such performance, (b) a claim or remedy of any Purchaser Indemnitee pursuant to Section 8.02(a)(i) (i) with respect to the CoC matter or the Specified Permit Matter, shall survive the Closing until the twelve (12) month anniversary of the Closing Date, (ii) with respect to each of the Specified Litigation (other than the Bienville Parish Claim), the GoM Matter, the Dampier Matter and the Benefit Plans Matter, shall survive the Closing until the three (3) year anniversary of the Closing Date, (iii) with respect to the WC Matter, shall survive the Closing until the five (5) year anniversary of the Closing Date, (iv) with respect to the Bienville Parish Claim, shall survive the Closing until the date of a Final Determination, (v) with respect to each Audit Matter, shall survive the Closing until the date that is thirty (30) days following an Audit Resolution and (vi) with respect to the Pre-Closing Reorganization, Excluded Taxes, and each Non-Audit Matter, shall survive the Closing until the date that is thirty (30) days following the expiration of the applicable statute of limitations (the applicable date on which the covenants or agreements to be performed after the Closing expire pursuant to this sentence, each a “Survival Expiration Date”). Notwithstanding the preceding sentence, any specific claim for the breach of any covenant, agreement or obligation to be performed after the Closing in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Expiration Date, if notice of such claim shall have validly delivered to the Party against whom such indemnity may be sought prior to the applicable Survival Expiration Date in accordance with Section 8.04.
Section 8.02    Indemnification.
(a)    Subject to the other provisions of this Article VIII, effective at and after the Closing, Purchaser and its Affiliates (including, after the Closing, the Fluids Entities) and its and their respective Representatives (collectively, the “Purchaser Indemnitees”) shall be entitled to indemnification from Seller for any and all Losses, incurred or suffered by any Purchaser Indemnitee to the extent arising from or relating to (i) any Specified Liabilities, (ii) Excluded Taxes, and (iii) any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement that by its nature is required to be performed after the Closing; provided, however, Seller shall not be responsible for any Losses under Section 8.02(a)(i) that are primarily the result of Purchaser or its Affiliates communicating any potential breaches or consent rights under the Specified Contracts arising out of the Transactions to the Specified Customer or its Affiliates or Representatives. For the avoidance of doubt, Purchaser and its Affiliates shall be entitled to, after reasonable consultation with Seller, negotiate renewals of, or amendments to, the Specified Contracts with the Specified Customer, which such renewals or amendments may include amendments to the change of control provision of the Specified Contracts;

provided that such renewals and amendments must be in the ordinary course of business and shall not be primarily related to an amendment to the change of control provision of the Specified Contracts.
(b)    Subject to the other provisions of this Article VIII, effective at and after the Closing, Seller and its Affiliates and its and their respective Representatives (collectively, the “Non-Fluids Indemnitees”) shall be entitled to indemnification from Purchaser for any and all Losses incurred or suffered by any Non-Fluids Indemnitee to the extent arising from or relating to any breach of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement that by its nature is required to be performed after the Closing; and
(c)    Notwithstanding the foregoing, (i) in no event will any Purchaser Indemnitee be entitled to indemnification under this Section 8.02 (x) with respect to (to the extent of) any amount specifically taken into account (as a reduction) in the determination of the Cash Consideration, as finally determined, or (y) for any Losses to the extent attributable to any material breach by Purchaser of this Agreement; and (ii) in no event will any Non-Fluids Indemnitee be entitled to indemnification under this Section 8.02 for any Losses to the extent attributable to any material breach by Seller of this Agreement.
Section 8.03    Limitations. Notwithstanding anything to the contrary in Section 8.02:

(a)    Seller will not have any Liability under Section 8.02(a)(i) in respect of any individual claim for indemnification under Section 8.02(a)(i) or series of related claims for indemnification under Section 8.02(a)(i) unless and until such claim or claims involve Losses in excess of $25,000 (the “Mini-Basket”) to any Purchaser Indemnitee; provided that all Losses for which Seller is not required to indemnify Purchaser Indemnitees because the associated Losses do not equal or exceed the Mini-Basket set forth in this Section 8.03 shall nevertheless be applied towards the Deductible;
(b)    Seller will not have any Liability under Section 8.02(a)(i) until Purchaser Indemnitees have suffered Losses in excess of $350,000 (the “Deductible”) arising from related claims for indemnification under Section 8.02(a)(i), and then the recoverable Losses under Section 8.02(a)(i) shall be limited to those that exceed the Deductible;
(c)    Seller will not be liable under Section 8.02(a)(ii) for Losses described in clauses (b) and (c) of the definition of Excluded Taxes in excess of the Base Purchase Price; and
(d)    Seller will not be liable under Section 8.02(a)(i) or, solely to the extent arising under clause (a) of the definition of Excluded Taxes, under Section 8.02(a)(ii), for Losses in excess of the then applicable Cap. Notwithstanding the preceding sentence, the applicable Cap (as reduced by indemnity payments that have been made by Seller prior to such date) for any specific claim in respect of which indemnity may be sought under this Agreement shall survive the applicable Cap Expiration Date if written notice of such claim shall have been validly delivered in good faith to Seller prior to the applicable Cap Expiration Date in accordance with Section 8.04. For clarity, if notice of a claim for $5,000,000 of Losses is asserted, but not resolved, prior to the first Cap Expiration Date and at the time of such assertion, less than $5,000,000 of indemnity payments have been made by Seller that have reduced the applicable Cap, the Cap available during the period between the first Cap Expiration Date and the second Cap Expiration Date will be $5,000,000 in respect of such previously asserted claim, and $15,000,000 for any other claims subject to the Cap.
provided, that none of the limitations set forth in this Section 8.03 shall apply to any claim for indemnification under Section 8.02(a)(i) with respect to any Losses suffered or incurred by any Purchaser Indemnitee relating to, arising out of or resulting from any Wind-Down Entity.

Section 8.04    Procedures. Claims for indemnification under this Agreement shall only be asserted and resolved as follows:
(a)    Any Purchaser Indemnitee or Non-Fluids Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted (or the impositions of any penalty or assessment) against the Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 8.02 shall (i) promptly (but no later than twenty (20) days after receiving notice of the Third-Party Claim) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third-Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third-Party Claim and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 8.04(a) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent (A) the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnifying Party of such Third-Party Claim in accordance with this Section 8.04(a) prior to the applicable Survival Expiration Date. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third-Party Claims.
(b)    An Indemnifying Party may elect at any time by written notice to the Indemnified Party to assume and thereafter conduct the defense of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Party and to settle or compromise any such Third-Party Claim, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party (including the making of any related claims, counterclaims or cross complaints against any Person in connection with the Third-Party Claim) or the settlement of such Third-Party Claim by the Indemnifying Party; provided, however, that except with respect to Third-Party Claims that constitute Specified Litigation or Audit Matters to which Section 8.04(g) or Section 8.04(h) applies, the Indemnifying Party will agree to indemnify the Indemnified Party with respect to all Losses arising from such Third-Party Claim and will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement meets all of the following criteria (collectively, the “Qualifying Settlement Conditions”): (i) obligates the Indemnifying Party to pay or cause to be paid all amounts required by such judgment, settlement or compromise, (ii) does not impose any consent order, injunction or decree that would restrict the future operation or conduct of the business of the Indemnified Party or any of its Affiliates or any other material non-monetary condition or obligation on the Indemnified Party or any of its Affiliates (iii) does not involve any finding or admission of a violation of Law and (iv) provides for a complete release of the claims that are the subject of such Third-Party Claim in favor of the Indemnified Party. The Indemnified Party will be entitled to retain its own counsel at its own expense in connection with any Third-Party Claim that the Indemnifying Party has elected to defend. Except with respect to the Specified Litigation and any Audit Matter, if (i) the Indemnified Party gives an Indemnifying Party notice of a Third-Party Claim and the Indemnifying Party does not, within sixty (60) days after such notice is given, (A) give notice in writing to the Indemnified Party of its election to assume the defense of, and indemnify the Indemnified Party with respect to all Losses arising from, the Third-Party Claim and (B) thereafter promptly assume such defense, (ii) the Indemnifying Party fails to be reasonably diligent in the defense of a Third-Party Claim it has assumed and the Indemnified Party has provided written notice of such failure to the Indemnifying Party and given such Indemnifying Party a reasonable period of time to cure such failure, if possible, (iii) the Indemnifying Party and the Indemnified Party are both named parties to the Third-Party Claim and the Indemnified Party has been advised by outside counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (iv) such Third-Party Claim seeks non-monetary, injunctive or other equitable relief, (v) the Third-Party claim or the defense/settlement thereof would reasonably be expected to materially and adversely affect its (or its Affiliates) continuing business relationship with any such material customer or material supplier or (vi) such Third-Party Claim involves criminal or quasi-criminal allegations or seeks to impose any criminal penalty, fine or other sanction on the Indemnified Party, then, in each case, the Indemnified Party may conduct the defense of such Third-Party Claim and will be entitled to be indemnified and paid for the full amount of such Losses arising out of such Third-Party Claim pursuant to this Section 8.04; provided, however, that, except with respect to any Third-Party Claim the Indemnified Party elects to defend in accordance with the foregoing clause (ii), the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).
(c)    If any Indemnified Party becomes aware of any circumstances that may give rise to a claim for indemnification pursuant to Section 8.02 for any matter not involving a Third-Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnifying Party and (ii) deliver to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Liabilities that may arise from such claim. Failure to notify the Indemnifying Party in accordance with this Section 8.04(c) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent (A) the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnifying Party of such claim in accordance with this Section 8.04(c) prior to the applicable Survival Expiration Date.
(d)    With respect to a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Third-Party Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions, which shall not unreasonably interfere with the business and operations of such Indemnified Party.
(e)    Any indemnification payment pursuant to this Article VIII owed to a Purchaser Indemnitee shall first be settled through a reduction in the Seller Note Principal Amount and a corresponding reduction in any interest accrued with respect to such reduction to the Seller Note Principal Amount, until the Seller Note Principal Amount has been reduced to zero ($0.00). From and after such time that the Seller Note Principal Amount has been reduced to zero ($0.00), all additional indemnification payments, if any, will be effected by wire transfer of immediately available funds from Seller, to an account designated by such Purchaser Indemnitee, and will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of Seller and such Purchaser Indemnitee or (ii) both such amount and Seller’s obligation to pay such amount have been finally determined by a final, non-appealable Governmental Order of a court having jurisdiction over such matter as permitted by Section 9.05 and Section 9.06.
(f)    Any indemnification payment pursuant to this Article VIII owed to a Non-Fluids Indemnitee will be effected by wire transfer of immediately available funds from Purchaser, to an account designated by such Non-Fluids Indemnitee, and will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of Purchaser and such Non-Fluids Indemnitee or (ii) both such amount and Purchaser’s obligation to pay such amount have been finally determined by a final, non-appealable Governmental Order of a court having jurisdiction over such matter as permitted by Section 9.05 and Section 9.06.
(g)    Except as otherwise set forth in this Section 8.04(g), Seller shall, at its sole expense, control and conduct the defense (with the reasonable assistance and cooperation of the Fluids Entities) of the Specified Litigation from and after Closing; provided, however, that, (i) Seller shall keep Purchaser reasonably informed regarding the status of the Specified Litigation, (ii) Seller shall provide Purchaser, and Purchaser shall provide the Seller, with copies of all material correspondences, written notices and other material written materials received with respect to any Specified Litigation, (iii) Purchaser shall be given an opportunity, at its own cost and expense (which cost and expense, for the avoidance of doubt, shall not constitute a Loss suffered by Purchaser for purposes of this Agreement), to review and comment on any material submissions to a Governmental Authority made in connection with the Specified Litigation and Seller shall consider in good faith any such comments of Purchaser, and (iv) Seller shall not agree to the entry of any judgement or enter into any settlement or compromise with respect to any Specified Litigation without the prior written consent of Purchaser (which consent will not be unreasonably withheld, delayed or conditioned) unless such settlement (A) would not result in Losses in excess of the then applicable Cap and (B) satisfies the Qualifying Settlement Conditions. If (x) resolution of any piece of Specified Litigation would result in Losses in excess of the then applicable Cap or (y) Seller fails to be reasonably diligent in the defense of any Specified Litigation and Purchaser has provided written notice of such failure to the Seller and given the Seller a reasonable period of time to cure such failure, if possible, then Purchaser may elect to control and conduct the defense of such piece of Specified Litigation; provided, however, that, except with respect to any Specified Litigation in accordance with the foregoing clause (y), Purchaser will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such piece of Specified Litigation without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed). Unless Purchaser elects to control the defense of any piece of Specified Litigation pursuant to the foregoing sentence, Seller shall not be required to indemnify any Purchaser Indemnitee for any expenses or fees of counsel retained by any Purchaser Indemnitee with respect to any defense by such Purchaser Indemnitee of any Specified Litigation, unless such Purchaser Indemnitee has been advised by outside counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them and, in such event, the applicable Purchaser Indemnitee may retain separate counsel approved in writing by Purchaser in its reasonable discretion. In the event such a conflict exists and such Purchaser Indemnitee retains independent counsel in accordance with the foregoing sentence, Seller shall be liable for the reasonable expenses and fees of one separate counsel (in addition to one local counsel) for Purchaser Indemnitee.
(h)    Except as otherwise set forth in this Section 8.04(h), Seller shall, at its sole expense, control and conduct (with the reasonable assistance and cooperation of the Fluids Entities) all Audit Matters from and after Closing; provided, however, that, (i) Seller shall keep Purchaser reasonably informed regarding the status of such Audit Matter, (ii) Seller shall provide Purchaser with copies of all material correspondences, material written notices and other material written materials received from any Taxing Authority with respect to such Audit Matter, (iii) Purchaser shall be given an opportunity, at its own cost and expense (which cost and expense, for the avoidance of doubt, shall not constitute a Loss suffered by Purchaser for purposes of this Agreement), to review and comment on any material submissions to a Taxing Authority made in connection with such Audit Matter and Seller shall consider in good faith any such comments of Purchaser, and (iv) Seller shall not agree to the entry of any judgement or enter into any settlement or compromise with respect to any Audit Matter without the prior written consent of Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), unless such settlement would not result in Losses in excess of the then applicable Cap and would not reasonably be expected to adversely impact or unduly restrict Purchaser or its Subsidiaries (including the Fluids Entities) with respect to Tax matters for Tax periods (or portions thereof) following the Closing. If (x)

resolution of any Audit Matter would result in Losses in excess of the then applicable Cap or (y) Seller fails to be reasonably diligent in the defense of any Audit Matter and Purchaser has provided written notice of such failure to Seller and given Seller a reasonable period of time to cure such failure, if possible, then, Purchaser may elect to control such Audit Matter; provided, however, that, except with respect to any Audit Matter that Purchaser controls pursuant to the foregoing clause (y), Purchaser will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Audit Matter without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed). Reasonably promptly after an Audit Resolution with respect to the Algerian Tax Matter, Purchaser shall pay to Seller an amount in cash (effected by wire transfer of immediately available funds) equal to the positive amount, if any, equal to (a) DZD 305,418,776 (the “Algerian Tax Prepayment”) less (b) the amount finally assessed upon Audit Resolution of the Algerian Tax Matter. For the avoidance of doubt, the amount of the Algerian Tax Prepayment shall be taken into account in computing the amount of any Loss suffered by a Purchaser Indemnitee with respect to the Algerian Tax Matter.
(i)    Without limiting the generality of the provisions set forth in Section 8.04(g) or Section 8.04(h), if a Fluids Entity has engaged counsel, accountants or any other third-party advisors prior to Closing that Seller desires to utilize to control such Specified Litigation or Audit Matter, as applicable, and Seller continues to have the right to control such Specified Litigation or Audit Matter, as applicable, then such Fluids Entity shall, at Seller’s direction, continue such engagement for the benefit of Seller and such Fluids Entity shall invoice Seller for such engagement on a monthly basis (unless otherwise agreed between Seller and the applicable Fluids Entity). Seller shall remit payment for all such fees and expenses in connection with such advisor’s engagement related to the applicable Specified Litigation or Audit Matter, as applicable, within thirty (30) days after the date of the applicable invoice.
Section 8.05    Calculation of Liabilities. Notwithstanding anything to the contrary herein:
(a)    each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article VIII, excluding Losses arising out of the Specified Litigation and the Audit Matters, which are subject to the procedures set forth in Section 8.04(g) or Section 8.04(h), respectively (except to the extent that Seller has reasonably requested such mitigation efforts in accordance with the terms thereof), including to the extent Purchaser has the right to recover such Losses under occurrence-based policies of the Non-Fluids Subsidiaries under Section 5.11(b), by using commercially reasonable efforts to recover such Losses under such policies before seeking recovery from Seller, it being understood that in no event shall such obligation require Purchaser to bear the amount of any deductibles under such occurrence-based policies;
(b)    the amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) any insurance proceeds actually recovered with respect to such Losses (net of the deductible for such insurance policy and any increase in the premium for such policies arising out of or in connection with such Losses) and (ii) all other amounts actually recovered from a third party pursuant to indemnification or otherwise in respect of such Losses, in each case, net of out-of-pocket costs and expenses reasonably incurred by such Indemnified Party; provided that, if an Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article VIII, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (A) (x) the amount paid by the Indemnifying Party in respect of such Losses plus (y) the amount received by the Indemnified Party in respect thereof (net of out-of-pocket costs and expenses reasonably incurred in obtaining such recovery) over (B) the full amount of the Losses;

(c)    in the event an Indemnified Party shall recover in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification; and
(d)    notwithstanding anything to the contrary herein (unless related to a Third-Party Claim), no Party shall be liable for any special, punitive or exemplary Losses, whether based on contract, tort, strict liability, other Law or otherwise, and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault, except to the extent such Losses are the actual and proximate result of the event that gave rise thereto or the matter for which recovery is sought.
Section 8.06    Tax Treatment of Indemnification Payments. For applicable income Tax purposes, the Indemnified Party and the Indemnifying Party shall treat indemnification payments made pursuant to this Article VIII as adjustments to the Consideration, except as otherwise required by Law.
Section 8.07    Indemnification Sole and Exclusive Remedy. Except with respect to good faith claims based on Fraud and claims for injunctive or equitable remedies, following the Closing, (a) indemnification pursuant to this Article VIII will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any covenant or agreement contained in this Agreement that by its nature is to be performed after the Closing, (b) except as otherwise specifically set forth in this Article VIII, no Party shall be liable for any breach of or inaccuracy in any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and (c) no Party will have any other rights or remedies in connection with any breach of this Agreement or any other Liability arising out of the negotiation, entry into or consummation of the Transactions, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and shall automatically terminate at the Closing without any further force or effect. Notwithstanding anything in this Agreement to the contrary and except with respect to Fraud, Purchaser, on behalf of its and its Affiliates, acknowledges and agrees that the sole and exclusive remedy of the Purchaser and its Affiliates for any claim related to, arising under or in connection with a breach of any representation or warranty contained in this Agreement shall be against the RWI Policy. Except in the event of Fraud, neither Seller nor any of its Affiliates shall have any direct or indirect Liability of any kind or nature in connection with the RWI Policy or to the insurer thereunder. The provisions of this Section 8.07 shall still apply (x) if the RWI Policy is never issued by the insurer thereunder (y) if the RWI Policy is revoked, cancelled or modified in any manner after issuance, or (z) if Purchaser makes a claim under the RWI Policy in respect of a breach of any representation or warranty of Seller or the Fluids Entities contained in this Agreement or any agreement, certificate or instrument delivered in connection with this Agreement and such claim is denied by the insurer thereunder. Furthermore, the Parties acknowledge and agree that:
(a)the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the Transactions;
(b)the sole and exclusive remedies for any breach of the terms and provisions of this Agreement or any Action otherwise arising out of or related to the Transactions shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);
(c)the provisions of and the limited remedies provided in this Article VIII were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Base Purchase Price;

(d)after the Closing, no Party or its Affiliates may seek the rescission of the Transactions; and
(e)the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary Purchaser and an ordinary Seller in an arm’s-length transaction.
For the avoidance of doubt, any adjustments made to the Cash Consideration pursuant to Section 2.05 shall not be considered “remedies” for purposes of this Section 8.07 and shall not be limited by the terms of this Section 8.07.
Section 8.08    No Right of Indemnification or Contribution. Seller has no right of indemnification or contribution against any Fluids Entity with respect to any breach by Seller or any Fluids Entity of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, any other Transaction Document or in any certificate, instrument or other document delivered by or on behalf of Seller or any Fluids Entity pursuant to this Agreement or any other Transaction Document, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by UPS, FedEx or other nationally recognized overnight delivery service, or (c) when delivered by email (in the case of this clause (c), solely if receipt is confirmed (and such receiving Party shall confirm receipt when received) and if transmitted prior to 6:00 p.m. (Central Time), otherwise the next Business Day after such transmission), addressed as follows:
if to Purchaser, to:
SCF Partners, Inc.
600 Travis Street, Suite 6600
Houston, Texas 77002
Attention:
Email:
with a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention:
Email:
if to Seller, to:

Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
Attention:

Email:

with a copy (which shall not constitute notice) to:
Baker McKenzie LLP
800 Capitol St., Suite 2100
Houston, Texas 77002
Attention:
Email:

or to such other address or addresses as a Party may from time to time designate in a written notice delivered in accordance with this Section 9.01.
Section 9.02    Waiver; Amendment.
(a)    This Agreement may be amended or modified only by written agreement executed and delivered by authorized officers of each of the Parties (and any amendment or modification except expressly in accordance with the foregoing shall be void). Any Party may waive any of the terms or conditions of this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement. No waiver by any Party of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
(b)    This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement. Any amendment of this Agreement signed by Seller is binding upon and effective against each Seller regardless of whether or not such Seller has in fact signed such amendment.
Section 9.03    Expenses. Except as otherwise provided in this Agreement (including, for clarity, Company Transaction Expenses), each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.05(c).
Section 9.04    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of each other Party; provided, however, that Purchaser may assign any or all of its rights under this Agreement to any of its Affiliates or financing sources (provided that such assignment shall not relieve Purchaser of any of its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. In the event that Purchaser, Seller or any of their respective successors or permitted assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or Seller shall succeed to the Liabilities of such Party under this Agreement. Any attempted assignment or transfer in violation of this Section 9.04 shall be void.
Section 9.05    Governing Law. This Agreement, and all claims, disputes or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 9.06    Jurisdiction; Waiver of Jury Trial.
(a)    Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in Delaware Chancery Court or, if the Delaware Chancery Court is unavailable, any other Delaware state court or federal court of the United States of America sitting in Delaware, and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of any such Action shall be heard and determined only in any such court and agrees not to bring any such Action in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against the other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 9.06(a). This Section 9.06(a) shall not apply to any dispute under Section 2.05 that is required to be decided by the Auditor.
(b)    EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.06(b).
Section 9.07    Captions; Counterparts; Language. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic means (including portable document format (.pdf) or DocuSign) with the same binding effect as the original. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.
Section 9.08    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the entities expressed named as parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) the Purchaser Releasees (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 9.13, Section 9.16 and Section 9.17, (b) Prior Business Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 9.15, (c) the Seller Releasees (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 9.13, Section 9.16 and Section 9.17, (d) each present and former director, manager and officer of the Fluids Entities (and their respective successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Section 5.11, (e) the Non-Fluids Indemnitees (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Article VIII and (f) the Purchaser Indemnitees (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Article VIII.
Section 9.09    Entire Agreement. The Transaction Documents (together with the Schedules to this Agreement) constitute the entire agreement among any of the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the Transactions. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transactions (together with the Schedules to this Agreement) exist among any of the Parties or any of their respective equityholders, Affiliates or Representatives except, in each case, as expressly set forth in the Transaction Documents (together with the Schedules to this Agreement).
Section 9.10    Severability. If any provision of this Agreement is held invalid, illegal, inoperative or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid, illegal, inoperative or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal, inoperative or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 9.11    Schedules. The Schedules referenced herein are a part of this Agreement as if fully set forth herein. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Schedules that is not required by this Agreement to be so included is solely for the convenience of Purchaser, (b) the disclosure by Seller of any item, information or other matter in the Schedules shall not be deemed to constitute an acknowledgement by Seller that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) the disclosure of an item in one section of the Schedules, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties solely to the extent that the relevance of such item to such representations or warranties is readily apparent on its face, (d) headings have been inserted in the Schedules for convenience of reference only, (e) the Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Seller or any of its Affiliates except as and to the extent provided in this Agreement.
Section 9.12    Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have an adequate remedy at Law, in the event that any of the provisions of this Agreement or any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions (or other forms of specific performance) to prevent breaches or anticipated breaches of this Agreement or any Transaction Document and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise and in addition to any other remedy to which such other party is entitled at law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law, in equity, under Contract or otherwise.
Section 9.13    Non-Recourse. This Agreement and the Transaction Documents may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or any Transaction Document, or the negotiation, execution or performance of this Agreement or any Transaction Document, or the Transactions (including any representation or warranty made in, in connection with, or as an inducement to this Agreement or any Transaction Document) may only be brought against, the entities that are expressly named as Parties (or their successors or permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such named Party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or any Transaction Documents and not otherwise), no past, present or future Representative of any Party, or Affiliate of any of the foregoing (excluding Purchaser and Seller or their successors or permitted assigns), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any Party under this Agreement or the Transaction Documents (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents, or the Transactions (including any representation or warranty made in, in connection with, or as an inducement to this Agreement or any Transaction Documents). Notwithstanding the foregoing, nothing contained in this Section 9.13 shall limit or restrict any claim or remedy based on or arising out of Fraud.
Section 9.14    Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement or any other Transaction Document shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.
Section 9.15    Privileged Matters; Conflicts of Interest.
(a)    Transaction Information. The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client, work product or other legal privileges (collectively, “Privileges”) shall be governed by the provisions of this Section 9.15(a). With respect to matters to the extent relating to the books, records, documents, communications or other information of Seller or any of its Affiliates prepared in connection with this Agreement, the other Transaction Documents or the Transactions (collectively, “Transaction Information”), Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Purchaser and its Subsidiaries. After the Closing, Purchaser shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Fluids Business (except for Transaction Information). The rights and obligations created by this Section 9.15(a) shall apply to all Transaction Information as to which Seller, its Subsidiaries, or the Fluids Entities would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Transactions (the “Privileged Transaction Information”). Upon receipt by Seller or its Affiliates, or Purchaser or its Subsidiaries (including, after the Closing, the Fluids Entities), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Transaction Information of the other, such Party shall, to the extent legally permitted, promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Transaction Information and to assert any rights it may have under this Section 9.15(a) or otherwise to prevent the production or disclosure of Privileged Transaction Information.
(b)    Privileged Materials. All Privileges relating to Transaction Information, and all books and records and other documents of the Fluids Entities containing any advice or communication that is subject to any such Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing. Absent the prior written consent of Seller, acting on behalf of the applicable Designated Persons, neither Purchaser nor (following the Closing) the Fluids Entities shall have a right of access to Privileged Materials.
(c)    Conflicts of Interest. Purchaser hereby waives and agrees not to assert, and after the Closing, Purchaser shall cause the Fluids Entities to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller or any of the other Non-Fluids Subsidiaries or other Affiliates, or any of their respective officers, employees or directors (any such Person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or Transactions, by Baker McKenzie LLP (“Prior Business Counsel”). Without limiting the foregoing, Purchaser acknowledges that Prior Business Counsel have, on or prior to the Closing Date, represented Designated Persons in one or more matters relating to this Agreement or any other agreements or Transactions (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and agrees that, following the Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement or any other agreements or the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement, and such other agreement or the Transactions notwithstanding any representation by Prior Business Counsel prior to the Closing, and Purchaser (on behalf of itself and its Subsidiaries (including the Fluids Entities)) hereby agrees that, in the event that a dispute arises after the Closing between Purchaser or any of its Subsidiaries (including the Fluids Entities), on the one hand, and any Designated Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or its Subsidiaries (including the Fluids Entities) and even though Prior Business Counsel may have represented such Fluids Entity in a matter substantially related to such dispute.
(d)    Miscellaneous. Purchaser hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Business Counsel. This Section 9.15 shall be irrevocable, and no term of this Section 9.15 may be amended, waived or modified, without the prior written consent of Seller, acting on behalf of the applicable Designated Persons and their respective Affiliates and Prior Business Counsel affected thereby.
Section 9.16    Releases.
(a)    Effective as of the Closing, each of Purchaser, for itself and each of its Affiliates (including the Fluids Entities) and its and their respective Affiliates or Representatives, and Representatives and Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Purchaser Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Purchaser Releasor has, may have, or might have or may assert now or in the future, against Seller, any of its Affiliates (other than another Purchaser Releasor) or any of its or their respective Representatives, or Representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Purchaser Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the Fluids Entities, the ownership of the Fluids Interests, the business or the operation, management, use or control of the businesses of the Fluids Entities or this Agreement, or the negotiation, execution or performance of this Agreement, or the Transactions (including any representation or warranty made in, in connection with, or as an inducement to this Agreement) or the other agreements delivered or required to be delivered pursuant hereto; provided, however, that nothing contained in this Section 9.16(a) shall release, waive, discharge, relinquish or otherwise affect any claim for Fraud or the rights or obligations of any Person under this Agreement or any other Transaction Document. Purchaser shall, and shall cause the Fluids Entities to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action of any kind against a Purchaser Releasee based upon any matter released pursuant to this Section 9.16(a). Each Purchaser Releasee to whom this Section 9.16(a) applies shall be a third party beneficiary of this Section 9.16(a).
(b)    Effective as of the Closing, each of Seller, for itself and each of its Affiliates (other than the Fluids Entities) and its and their respective Affiliates or Representatives, and Representatives and Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or might have or may assert now or in the future, against Purchaser, any of its Affiliates (other than another Seller Releasor) or any of its or their respective Representatives, or Representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Seller Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the Fluids Entities, the ownership of the Fluids Interests, the business or the operation, management, use or control of the businesses of the Fluids Entities or this Agreement, or the negotiation, execution or performance of this Agreement, or the Transactions (including any representation or warranty made in, in connection with, or as an inducement to this Agreement) or the other agreements delivered or required to be delivered pursuant hereto; provided, however, that nothing contained in this Section 9.16(b) shall release, waive, discharge, relinquish or otherwise affect any claim for Fraud or the rights or obligations of any Person under this Agreement or any other Transaction Document. Seller shall, and shall cause its Affiliates to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action of any kind against a Seller Releasee based upon any matter released pursuant to this Section 9.16(b). Each Seller Releasee to whom this Section 9.16(b) applies shall be a third party beneficiary of this Section 9.16(b).
Section 9.17    RWI Policy. Concurrently with the execution and delivery of this Agreement, Purchaser shall bind the RWI Policy. All costs related to the RWI Policy, including, without limitation, the premium, underwriting costs, broker commission, applicable Taxes, and any related fees (but excluding the retention) will be borne 50% by Purchaser and 50% by Seller. Purchaser shall use commercially reasonable efforts to meet the conditions as may be required by the RWI Insurer in connection with binding coverage under the terms of the RWI Policy on the date hereof and issuing the final RWI Policy. Purchaser shall cause the RWI Policy to include a provision whereby the RWI Insurer expressly waives, releases, and agrees not to pursue, directly or indirectly, any rights, including rights of or via subrogation, assignment, or otherwise, against Seller or any of the other Purchaser Releasees or Seller Releasees with respect to any claim made thereunder (except in the case of, and only to the extent of, damages paid by the RWI Insurer under the RWI Policy resulting from Fraud, and in such case only against the party who has committed such Fraud) and not against any other Person. Seller shall be identified in the RWI Policy as express third-party beneficiaries of the foregoing provision with the right of enforcement. The foregoing waiver and release under the RWI Policy shall not be in any way amended, modified, supplemented, terminated, waived, or otherwise revised, and no amendment, modification, supplementation, termination, waiver or revision shall be effective, without the express written consent of Seller. Following the Closing, Seller shall use commercially reasonable efforts to cooperate as requested by Purchaser in connection with any claim under the RWI Policy. To the extent required by the RWI Policy and as requested by Purchaser, Seller shall deliver to Purchaser within ten (10) Business Days after the Closing, a flash drive (or other similar media) containing copies of all documents that were uploaded to the virtual data room used for by the Parties for the Transactions.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEWPARK RESOURCES, INC.

By: /s/ Gregg Piontek
Name: Gregg Piontek
Title: Senior Vice President & Chief Financial Officer

NEWPARK FLUIDS SYSTEMS LLC
By: /s/ Deviyani Misra-Godwin
Name: Deviyani Misra-Godwin
Title:     President

[Signature Page to Purchase Agreement]

Exhibit A

Seller Note

[Exhibit A to Purchase Agreement]

Exhibit B

Form of Transition Services Agreement

[Exhibit B to Purchase Agreement]

Exhibit C

Form of IP Assignment Agreement

[Exhibit C to Purchase Agreement]

Exhibit D

Form of IP License Agreement

[Exhibit D to Purchase Agreement]